Exhibit 10.4

AMENDED, RESTATED AND CONSOLIDATED LOAN AGREEMENT

Dated as of January 26, 2012

Among

CEDAR REALTY TRUST PARTNERSHIP, L.P.

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent

KEYBANC CAPITAL MARKETS,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Lead Arranger and Co-Lead Book Manager

BANK OF AMERICA, N.A.,

as Syndication Agent

and

MANUFACTURERS AND TRADERS TRUST COMPANY and REGIONS BANK,

as Co-Documentation Agents

i

v

SCHEDULES

Schedule 1.1(a)	Lenders’ Commitment

Schedule 1.1(b)	Existing Letters of Credit

Schedule 3.3.7	Theater Parcel Description

Schedule 4	Authorized Officers

Schedule 5.1.11	Required Property, Hazard and Other Insurance

Schedule 6.4	Ownership Interests and Taxpayer Identification Numbers

Schedule 6.14.2	Borrowing Base Properties

Schedule 6.14.5	Ground Leases

Schedule 6.23.1	Major Leases

Schedule 8.3.6	Designated Properties

Schedule 15.1	Notices

x

EXHIBITS

	September 30,	September 30,

Exhibit A	—	Form of Loan Notice

Exhibit B	—	Form of Note

Exhibit C	—	Form of Compliance Certificate

Exhibit D	—	Form of Assignment and Assumption

Exhibit E	—	Form of Estoppel Certificate

Exhibit F	—	Form of Closing Compliance Certificate

Exhibit G	—	Form of Guaranty Agreement

Exhibit H	—	Form of Environmental Indemnity Agreement

Exhibit I	—	Form of Pledge and Security Agreement

Exhibit J	—	Form of Cash Flow Projections

Exhibit K	—	Form of Mortgage / Deed of Trust

Exhibit L	—	Form of Assignment of Leases and Rents

Exhibit M	—	Form of Collateral Assignment of Contracts

Exhibit N	—	Form of Consent

THIS AMENDED, RESTATED AND CONSOLIDATED LOAN AGREEMENT AMENDS, RESTATES AND CONSOLIDATES IN THEIR ENTIRETY (1) THAT CERTAIN AMENDED AND RESTATED LOAN AGREEMENT DATED AS OF NOVEMBER 10, 2009 AMONGST CEDAR REALTY TRUST PARTNERSHIP, L.P. FORMERLY KNOWN AS CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., THE LENDERS PARTY THERETO, AND BANK OF AMERICA, N.A., AS ADMNISTRATIVE AGENT (THE “EXISTING BAML AGREEMENT”), AND (2) THAT CERTAIN AMENDED AND RESTATED LOAN AGREEMENT DATED OCTOBER 17, 2008 AMONGST CEDAR REALTY TRUST PARTNERSHIP, L.P. FORMERLY KNOWN AS CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., THE LENDERS PARTY THERETO AND KEYBANK NATIONAL ASSOCIATION, AS AGENT, AS AMENDED BY FIRST AMENDMENT TO LOAN AGREEMENT DATED AS OF APRIL 9, 2010 (THE “EXISTING KEYBANK AGREEMENT”).

AMENDED, RESTATED AND CONSOLIDATED LOAN AGREEMENT

This agreement (this “Loan Agreement” or “Agreement”) is made and entered into as of January 26, 2012, by and between CEDAR REALTY TRUST PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”) and the several banks and other financial institutions as are, or may from time to time become parties to this Agreement (each a “Lender” and collectively, the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Administrative Agent”), KEYBANC CAPITAL MARKETS and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as Co-Lead Arranger and Co-Lead Book Manager, BANK OF AMERICA, N.A., as Syndication Agent, and MANUFACTURERS AND TRADERS TRUST COMPANY and REGIONS BANK, as Co-Documentation Agents.

WITNESSETH:

WHEREAS, the Borrower has entered into the Existing BAML Facility and the Existing KeyBank Facility, and has requested that the Lenders amend, restate and consolidate the Existing BAML Facility and the Existing KeyBank Facility into one Amended, Restated and Consolidated Loan Agreement as set forth herein and provide to the Borrower the Revolving Facility and the Term Facility;

WHEREAS, the Lenders have so agreed to amend, restate and consolidate the Existing BAML Facility and the Existing KeyBank Facility as provided herein and provide for both the Revolving Facility and the Term Facility on and subject to the terms and conditions set forth herein;

WHEREAS, each and every lender party to the Existing BAML Facility has become a Lender under this Agreement or has been paid in full all principal, interest, fees and other amounts owing to it under the Existing BAML Facility;

WHEREAS, each and every lender party to the Existing KeyBank Facility has become a Lender under this Agreement or has been paid in full all principal, interest, fees and other amounts owing to it under the Existing KeyBank Facility; and

WHEREAS, Bank of America, N.A., by its execution hereof, has resigned as Administrative Agent under the Existing BAML Facility, and the Lenders, by their execution hereof, have appointed KeyBank National Association, as successor Administrative Agent under the Existing BAML facility;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS.

1.1 Defined Terms.

As used in this Loan Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Act” shall have the meaning set forth in Section 15.19.

“Additional Collateral Request” shall have the meaning set forth in Section 3.5.

“Adjusted Appraised Value” shall mean 65% of the Aggregate Appraised Value of the Collateral Properties.

“Adjusted Capitalized Value” shall mean with respect to any Borrowing Base Property that has suffered an Event of Loss, the most recent fiscal quarter Adjusted Net Operating Income for such Borrowing Base Property, annualized, capitalized at the Capitalization Rate.

“Adjusted FFO” shall mean, for CRT and its Consolidated Subsidiaries, net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from (i) debt restructurings, (ii) sales of real property, and (iii) extraordinary and/or nonrecurring items, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, as set forth in more detail under the definitions and interpretations thereof relative to funds from operations promulgated by the National Association of Real Estate Investment Trusts or its successor.

“Adjusted Net Operating Income” shall mean, for any period of determination, for any Individual Property, the Pro Rata Share of (i) Net Operating Income, less (ii) management fees (calculated as the greater of either three percent (3%) of total revenue or actual management expenses incurred), to the extent not already deducted from Net Operating Income, less (iii) allowances for capital expenditures in the amount of $0.20 per annum per rentable square foot of completed improvements.

“Administrative Agent” shall mean, KEYBANK NATIONAL ASSOCIATION, acting as agent for the Lenders, together with its successors and assigns.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth in Section 15.1, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” shall have the meaning set forth in Section 15.1(c).

“Aggregate Appraised Value” shall mean, with respect to any group of Collateral Properties, the sum of the Appraised Values for such Collateral Properties.

“Agreement” shall have the meaning set forth in the Preamble.

“Anchor Tenant” means a tenant that meets any one of the following tests, as reasonably determined by the Administrative Agent:

1. The tenant (or an Affiliate thereof) is national in nature, or publicly traded on a major stock exchange;

2. The tenant (or an Affiliate thereof) holds an investment grade rating by Standard & Poor’s Ratings Group, a division of McGraw-Hill Corporation, Moody’s Investor Service, Inc. or another nationally recognized rating agency reasonably acceptable to the Administrative Agent;

3. The tenant (or an Affiliate thereof) is one of the ten largest tenant of properties owned by the Borrower or the Borrower Subsidiaries (calculated either by reference to square footage or by annualized base rent); or

4. The tenant (or an Affiliate thereof) is either the first or second largest in its subject competitive market by market share (either by general/global market share, or specific market share in the subject Individual Property’s market).

“Applicable Margin” shall mean, for any day, with respect to any LIBO Rate Advances or Base Rate Advances, as the case may be, the applicable rate per annum set forth below under the caption “LIBO Rate Advances” or “Base Rate Advances”:

	September 30,	September 30,	September 30,
Level	Leverage Ratio	LIBO Rate Advances Applicable Margin	Base Rate Advances Applicable Margin
1	≥ 60% but < 65%	3.00%	2.00%
2	≥ 55% but < 60%	2.75%	1.75%
3	≥ 50% but < 55%	2.50%	1.50%
4	≥ 45% but < 50%	2.25%	1.25%
5	< 45%	2.00%	1.00%

Each change in the applicable LIBO Rate Advances Applicable Margin or the Base Rate Advances Applicable Margin, as the case may be, shall apply during the period commencing on the date of the most recent Compliance Certificate delivered to the Administrative Agent and ending on the date of receipt of the next Compliance Certificate. If a Compliance Certificate is not delivered to the Administrative Agent in accordance with the terms hereof, the Applicable Margin shall be deemed to be based on Level 1 until the required Compliance Certificate is delivered to the Administrative Agent. The provisions of this definition shall be subject to Section 2.3.16.

“Appraisal” shall mean an MAI appraisal reflecting the “as is” (in the case of Stabilized Assets) or “as stabilized” (in the case of Development Assets) appraised market value of an Individual Property ordered by the Administrative Agent (or by the Borrower in accordance with Section 7.16.1) in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders and prepared by an appraiser reasonably acceptable to the Administrative Agent.

“Appraised Value” shall mean, with respect to any Collateral Property, the “as is” (for any Stabilized Asset) or “as stabilized” (for any Development Asset) appraised market value for such Collateral Property set forth in an Appraisal.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean, collectively, KeyBanc Capital Markets and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Assignee Group” shall mean two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.3, and accepted by the Administrative Agent), in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Assignment of Leases and Rents” shall have the meaning set forth in Section 3.1.2, as such agreements may be amended, restated, supplemented or otherwise updated or modified from time to time.

“Authorized Officer” shall mean, with respect to any Loan Party, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Vice President of Operations and their respective successors, it being understood that one individual may hold the office of Chief Operating Officer and Vice President of Operations.

“Auto-Extension Letter of Credit” shall have the meaning set forth in Section 2.7.2(c).

“Auto-Reinstatement Letter of Credit” shall have the meaning set forth in Section 2.7.2(d).

“BOFA” shall mean Bank of America, N.A., a national banking association.

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of 1% (0.50%), or (b) the Prime Rate in effect for such day. “Prime Rate” shall mean the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its “prime rate.” The “prime rate” is a rate set by KeyBank based upon various factors including KeyBank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by KeyBank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” shall mean any principal amount outstanding under this Agreement which pursuant to this Agreement bears interest at the Base Rate Accrual Rate.

“Base Rate Accrual Rate” shall mean the greater of (a) the Base Rate plus the Applicable Margin or (b) the LIBO Rate (as specified in clause (b) of the definition thereof) plus the Applicable Margin for the corresponding LIBO Rate Advance had such advance been a LIBO Rate Advance.

“Book Value” shall mean the value of such property or asset, as determined in accordance with GAAP.

“Borrower” shall have the meaning set forth in the Preamble.

“Borrower Materials” shall have the meaning set forth in Section 7.2.13.

“Borrower Reduction Date” shall have the meaning set forth in Section 2.2.2.(b).

“Borrower Subsidiaries” shall mean, individually and collectively, all of the Subsidiaries of the Borrower and/or CRT.

“Borrower Termination Date” shall have the meaning set forth in Section 2.2.2.(a).

“Borrowing Base Property” and “Borrowing Base Properties” shall mean, the Individual Properties initially listed in Schedule 6.14.2(i) hereto, plus any Individual Property which subsequently becomes a Borrowing Base Property in accordance with Section 3.5, hereof, but excluding (i) any Borrowing Base Property which is determined by the Administrative Agent to no longer be a Borrowing Base Property in accordance with Section 3.4, hereof, or (ii) any Borrowing Base Property which is released as Collateral in accordance with Section 3.3 hereof.

“Borrowing Base Property Owner” and “Borrowing Base Property Owners” shall mean, from time to time, the Wholly-Owned Subsidiary or Subsidiaries of the Borrower or CRT which is or are the owner or owners of the fee simple interest in, or the approved ground lessee of, a Borrowing Base Property or the Borrowing Base Properties.

“Borrowing Base Property Requirements” shall mean the requirements, with respect to any Individual Property, set forth below:

(a) The Individual Property satisfies all Eligibility Criteria.

(b) The Borrower (or applicable Loan Party) has executed all Security Documents in connection with such Individual Property, including, without limitation, the Security Documents set forth in Section 3.1.1 through and including Section 3.1.7 hereof.

(c) The Individual Property is owned in fee simple or ground leased pursuant to a Ground Lease by a Wholly-Owned Subsidiary of the Borrower, except as otherwise approved by the Administrative Agent and the Required Lenders.

(d) The Administrative Agent shall have received and completed a satisfactory review of such due diligence as the Administrative Agent and the Required Lenders may reasonably require (with the Borrower delivering such diligence to the Administrative Agent for delivery to the Lenders) with respect to any Individual Property (with the Administrative Agent agreeing to use reasonable efforts to utilize any due diligence previously submitted by the Borrower and received by the Administrative Agent pursuant to the Existing BAML Facility or the Existing KeyBank Facility), including, without limitation:

(i) A mortgagee’s title insurance policy naming the Administrative Agent, on behalf of the Lenders, as the first mortgagee, which meets the Administrative Agent’s title insurance requirements furnished to the Borrower to the reasonable satisfaction of the Administrative Agent and the Administrative Agent’s counsel; and (2) such other evidence of the perfection of its security interests as the Administrative Agent and the Administrative Agent’s counsel may reasonably require;

(ii) A current, as built survey of the Individual Property containing a certification thereon, or on a separate surveyor’s certificate, of a land surveyor reasonably acceptable to the Administrative Agent which meets the Administrative Agent’s customary survey requirements furnished to the Borrower from time to time to the reasonable satisfaction of the Administrative Agent and the Administrative Agent’s counsel;

(iii) If the Individual Property (or any portion thereof) is ground leased by the Borrowing Base Property Owner, a copy of the Ground Lease. Further, in the event that the ground lessor of the Individual Property (or any portion thereof) is (x) an Affiliate of any Loan Party, the said ground lessor shall join in the Mortgage to include within the Collateral the fee interest in the said Individual Property or (y) not an Affiliate of any Loan Party, the Administrative Agent (at its option) shall receive an Estoppel Certificate in the form of Exhibit E annexed hereto from the ground lessor or in the form required by the ground lease provided such form is reasonably acceptable to the Administrative Agent;

(iv) With respect to any Individual Property with one or more tenants subject to a Major Lease to be added as a Borrowing Base Property, the Borrower has obtained an executed estoppel certificate and an executed subordination, nondisturbance and attornment agreement from each such tenant, subject to Section 7.30 with respect to Existing Borrowing Base Properties;

(v) Copies of all Major Leases and, to the extent requested by the Administrative Agent, copies of other Leases;

(vi) A copy of the property management agreement with respect to the Individual Property, if any, and, if requested by the Administrative Agent, a consent by the property manager to the collateral assignment of the property management agreement to the Administrative Agent, on behalf of the Lenders;

(vii) A copy of any reciprocal easement agreements with respect to the Individual Property and, only if there are material financial obligations of a recurring and defined nature payable by the owner of the Borrowing Base Property thereunder, if requested by the Administrative Agent, an estoppel certificate from all of the parties thereto in form and substance reasonably acceptable to the Administrative Agent;

(viii) Evidence of existence of all Licenses and Permits to evidence compliance with Laws with respect to the use and operation of the Individual Property;

(ix) Evidence of insurance complying with the requirements of Schedule 5.1.11 hereto;

(x) A current Appraisal; provided that Appraisals that are less than six (6) months old shall be acceptable;

(xi) A current environmental Phase I Site Assessment performed by a firm reasonably acceptable to the Administrative Agent within six (6) months of submission to the Administrative Agent (or within six (6) months of when such Individual Property became a Borrowing Base Property whether under this Agreement or the Existing BAML Facility or the Existing KeyBank Facility), which indicates the property is free from recognized hazardous materials or substances apparent from the inspection, or affected by such environmental matters as may be reasonably acceptable to the Administrative Agent and the Required Lenders;

(xii) A current structural report performed by an engineering firm reasonably acceptable to the Administrative Agent within six (6) months of submission to the Administrative Agent (or within six (6) months of when such Individual Property became a Borrowing Base Property under this Agreement, the Existing BAML Facility or the Existing KeyBank Facility) relative to any improvements on the Individual Property, such report to be reasonably acceptable to the Administrative Agent and the Required Lenders;

(xiii) Five (5) years of Cash Flow Projections for the Individual Property; and

(xiv) Such other real estate documents (including, without limitation, flood hazard determinations and evidence of flood insurance to the extent required) reasonably deemed appropriate for commercially reasonable underwriting by the Administrative Agent in respect of the Borrowing Base Property.

(e) Additionally, for any Individual Property classified as a Development Asset, the Borrower shall be deemed to have provided the following, each of which shall be deemed to have been approved by the Lenders:

(i) The Construction Budget;

(ii) the Operating Pro Forma for the subject property;

(iii) An executive summary describing the Development Asset, along with the Borrower’s investment plan for such property; and

(iv) Copies of the site plan for the Individual Property, along with copies of all material agreements and contracts related to the development of the property currently in effect for such property.

“Borrowing Base Value” shall mean, as of the most recent Compliance Certificate or Borrowing Base Property report, as applicable, delivered to the Administrative Agent, the sum of (a) for Borrowing Base Properties that are Stabilized Assets, the lesser of (i) Adjusted Appraised Value of all such Borrowing Base Properties, or (ii) the Implied Loan Amount for all such Borrowing Base Properties, plus (b) for Borrowing Base Properties that are Development Assets, the aggregate of the least of, calculated separately for each Development Asset, (i) the Adjusted Appraised Value of such Development Asset, or (ii) 65% of the total costs for such Development Asset, as set forth on the Construction Budget for such Development Asset, or (iii) the Implied Loan Amount for such Development Asset. Notwithstanding the above, the Borrowing Base Value for any Borrowing Base Property as to which an Event of Loss has occurred shall be equal to the Adjusted Capitalized Value for a period of time equal to the lesser of (x) twelve months from the Event of Loss or (y) the determination that such Borrowing Base Property is not, or ceases to be, a Restoration Property. Notwithstanding the foregoing, (i) commencing with the Closing Date and continuing until December 31, 2012, Borrowing Base Value derived from Development Assets shall at no time during such period exceed twenty-five percent (25%) of the total Borrowing Base Value; (ii) commencing January 1, 2013 and continuing until December 31, 2013, Borrowing Base Value derived from Development Assets shall at no time during such period exceed twenty percent (20%) of the total Borrowing Base Value; and (iii) commencing January 1, 2014 and continuing until the Maturity Date, Borrowing Base Value derived from Development Assets shall at no time during such period exceed fifteen percent (15%) of the total Borrowing Base Value.

“Breakage Fee” shall have the meaning set forth in Section 2.3.15.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or the state where the Administrative Agent’s Office is located and, if such day relates to any LIBO Rate Advance, shall mean any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market. Further, payments shall be due on the first Business Day of each calendar month

“Calculation Date” shall mean the last day of each calendar quarter commencing with December 31, 2011.

“Calculation Period” shall mean for each Calculation Date, the just completed calendar quarter (inclusive of the applicable Calculation Date).

“Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including without limitation, each class or series of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all investment units, partnership, membership or other equity interests of such Person.

“Capitalization Rate” shall be equal to eight percent (8%).

“Cash Collateral” shall have the meaning set forth in Section 2.7.7.

“Cash Collateralize” shall have the meaning set forth in Section 2.7.7.

“Cash Flow Projections” shall mean a detailed schedule of all cash Distributions projected to be made to the Borrower from the Borrower Subsidiaries, as detailed on the model delivered to the Administrative Agent prior to the Closing Date (attached hereto as Exhibit J), and subject to change as shall be detailed in the respective Officer’s Certificate to be provided to the Administrative Agent as set forth herein.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any of the following:

(a) The acquisition by any Person, or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) of Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the outstanding shares of voting stock of CRT, other than short term acquisitions necessary in connection with the ultimate sale or other offerings of equity interests otherwise permitted hereunder;

(b) During any period of twelve (12) consecutive calendar months, individuals:

(1) Who were directors of CRT on the first day of such period; or

(2) Whose election or nomination for election to the board of directors of CRT was recommended or approved by at least a majority of the directors then still in office who were directors of CRT on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of CRT; or

(c) CRT shall cease to be the sole general partner of Borrower; or

(d) CRT shall cease to own a minimum of 50% of the beneficial ownership interest in the Borrower, or

(e) With respect to any Borrowing Base Property Owner, the transfer of any ownership interest therein such that such Borrowing Base Property Owner is not a Wholly-Owned Subsidiary of the Borrower or CRT.

“Closing Compliance Certificate” shall have the meaning set forth in Section 5.1.2(b).

“Closing Date” shall have the meaning set forth in Section 5.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning set forth in Section 3.1.

“Collateral Assignment of Contract” shall have the meaning set forth in Section 3.1.3, as such agreements may be amended, restated, supplemented or otherwise updated or modified from time to time.

“Collateral Property” and “Collateral Properties” shall mean any Borrowing Base Property or Borrowing Base Properties and other Individual Properties which (i) were a Borrowing Base Property, (ii) were no longer deemed such under Section 3.4.1, and (iii) for which the Release Conditions have not been satisfied, as described in Section 3.4.3.

“Collateral Release Request” shall have the meaning set forth in Section 3.3.

“Combined EBITDA” shall mean the sum of the Pro Rata Share of EBITDA for each Consolidated CRT Entity and each Unconsolidated CRT Entity.

“Commitment” shall mean, with respect to each Lender, the aggregate amount of such Lender’s Revolving Commitment and Term Commitment.

“Commitment Letter” shall mean that certain commitment letter, dated as of November 7, 2011, by and among the Borrower and KeyBank.

“Commitment Percentage” shall mean with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loan

Advances and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 11.2 or if the Total Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Compliance Certificate” shall mean a compliance certificate in the form of Exhibit C.

“Consent” shall have the meaning set forth in Section 3.1.6.

“Consolidated” or “Consolidating” shall mean consolidated or consolidating as defined in accordance with GAAP.

“Consolidated CRT Entity” or “Consolidated CRT Entities” shall mean, singly and collectively, the Borrower, CRT, and any Subsidiary of the Borrower or CRT that is Consolidated.

“Construction Budget” means with respect to an Individual Property to be developed or renovated, a pro forma construction budget detailing the total development costs of the project to the time at which said project becomes a Stabilized Asset, including the interest reserve and contingencies, together with a development schedule detailing start date, schedule of draws/payment of project costs and a completion date, as well as projected timeline of issuance of Licenses and Permits, if not previously issued.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost to Repair” shall have the meaning set forth in Section 14.3.1.

“Credit Extension” shall mean each of the following: (a) a Loan Advance and (b) an L/C Credit Extension.

“CRT” shall mean Cedar Realty Trust, Inc., a Maryland corporation.

“Debt” shall mean, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been, or should be, in accordance with generally accepted accounting principles, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (vii) any Guarantee of any indebtedness or other obligation of any Person, either directly or indirectly, of indebtedness described in clauses (i) through (vi), and (viii) all Debt referred to in clauses (i) through (vii) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. For the purposes of the calculation of the Financial Covenants, Debt of any entity in which a Person owns an ownership interest shall be calculated on its Pro Rata Share of such Debt, unless such Person has delivered a guaranty or other indemnity in connection with such Debt creating a greater proportionate liability, in which event, such greater liability shall apply.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall have the meaning set forth in Section 10.1.

“Default Rate” shall mean (a) when used with respect to Borrower Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Advances plus (iii) four percent (4.0%) per annum; provided, however, that with respect to a LIBO Rate Advance, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus four percent (4.0%) per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus four percent (4.0%) per annum.

“Defaulting Lender” shall mean Lender that (a) has failed to (i) fund all or any portion of its Loans or participation in L/C Obligations within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in L/C Obligations) within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Property(ies)” shall mean the Individual Properties listed on Schedule 8.3.6.

“Development Assets” shall mean Individual Properties as to which construction of the associated or contemplated improvements has commenced (either new construction or substantial renovation) but has not yet been completed such that a certificate of occupancy (or the local equivalent) for a substantial portion of the intended improvements has not yet been issued or, for any completed project, until one hundred eighty (180) days after completion. Further, with respect to the existing Borrowing Base Properties that are Development Assets Borrower is deemed to have provided to Agent the documentation necessary to meet the following criteria:

(a) That Borrower shall have satisfied the Equity Requirement;

(b) That there are then in effect leases for such property evidencing a minimum fifty percent (50%) Occupancy Ratio, inclusive of that occupied by the Anchor Tenant;

(c) the proposed construction of such Borrowing Base Property (or the renovation or expansion thereof) is scheduled for substantial completion at least ninety (90) days prior to the Revolving Facility Initial Maturity Date, or if the Revolving Facility has been extended, the Revolving Facility Extended Maturity Date;

(d) Upon completion of the Development Asset, the ratio of Pro Forma Annual Net Operating Income (based on executed leases and letters of intent then in place) to Projected Debt Service for the Development Asset shall be no less than 1.0 to 1.0; and

(e) That such property has been fully-approved and entitled for development and construction by all necessary state and local authorities.

Notwithstanding any other provision of this Agreement, the only Development Assets which may be accepted as Borrowing Base Properties hereunder are the following Existing Borrowing Base Properties: (1) Northside Commons Shopping Center, (2) Units 1, 2, 3, 3A, 4 and 5 of The Trexlertown Plaza Shopping Center and (3) Brickyard Plaza Shopping Center.

“Distribution” shall mean, with respect to any Person, that such Person has paid a dividend or returned any equity capital to its stockholders, members or partners or made any other distribution, payment or delivery of property (other than common stock or partnership or membership interests of such Person) or cash to its stockholders, members or partners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any membership or partnership interests (or any options or warrants issued by such Person with respect to its capital stock or membership or partnership interests), or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any membership or partnership interests of such Person (or any options or warrants issued by such Person with respect to its capital stock or membership or partnership interests). Without limiting the foregoing, “Distributions” with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans.

“Dollars” shall mean lawful money of the United States.

“Drawdown Date” shall have the meaning set forth in Section 2.1.2(a).

“EBITDA” shall mean for any Person the sum of (i) net income (or loss), plus (ii) actual interest paid or payable respecting all Debt to the extent included as an expense in the calculation of net income (or loss), plus (iii) total Tax Expenses to the extent included as an expense in the calculation of net income (or loss), plus (iv) total depreciation and amortization expense, to the extent included as an expense in the calculation of net income (or loss), plus (v) losses from extraordinary items, nonrecurring items, asset sales, write-ups or forgiveness of debt, to the extent included as an expense in the calculation of net income, minus (vi) gains from extraordinary items, nonrecurring items, asset sales, write-ups or forgiveness of debt, to the extent included as income in the calculation of net income, minus (vii) allowances for capital expenditures in the amount of $0.20 per annum per rentable square foot of improvements, adjusted (viii) for the elimination of straight line rents, all of the foregoing as determined in accordance with GAAP, as appropriate, minus (ix) to the extent not deducted in calculating net income (or loss), Ground Lease Payments. Without limiting the generality of the foregoing, in determining EBITDA, net income shall include as income, Rent Loss Proceeds.

“Eligibility Criteria” shall mean the following criteria which must be satisfied in a manner acceptable to the Administrative Agent for each Borrowing Base Property:

(a) The Borrowing Base Property is a to be constructed, renovated, expanded or completed retail center located within the contiguous United States within one of CRT’s then current core markets, and being owned by a Borrowing Base Property Owner;

(b) The Borrowing Base Property is of a scope and of an asset quality consistent with CRT’s other grocery-anchored properties or such other retail center-related assets as is approved by the Administrative Agent;

(c) The Borrower provides reasonably acceptable historical operating and leasing information;

(d) The Borrower provides a certification as to the absence of any material environmental issues;

(e) The Borrower provides certification as to the absence of any material structural issues; and

(f) No security interests, liens or other encumbrances shall exist on the Borrowing Base Property upon its inclusion as a Borrowing Base Property, other than Permitted Liens.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 13.3.2 (including the requirements or limitations set forth in Sections 13.3.2(c), (e) and (f)), subject to such consents, if any, as may be required under Section 13.3.2(c).

“Environmental Indemnity Agreement” shall have the meaning set forth in Section 3.1.5, as such agreements may be amended, restated, supplemented or otherwise updated or modified from time to time.

“Environmental Legal Requirements” shall have the meaning set forth in the Environmental Indemnity Agreement.

“Equity Requirement” means, with respect to each Borrowing Base Property Owner that owns a Development Asset, an upfront equity investment to be made and maintained at all times in such Borrowing Base Property Owner equal to thirty-five percent (35%) of the total development costs reflected in the Construction Budget submitted by the Borrower in connection with the approval of such Borrowing Base Property which Equity Requirement may be funded by Loans advanced under this Agreement with respect to other Borrowing Base Properties.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with either Borrower or a Loan Party would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of either Borrower or a Loan Party being or having been a general partner of such Person.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Event of Loss” shall mean, with respect to any Collateral Property, any of the following: (a) any loss or destruction of, or damage to, such Collateral Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Collateral Property, or confiscation of such Collateral Property or the requisition of such Collateral Property by a Governmental Agency or any Person having the power of eminent domain, or any voluntary transfer of such Collateral Property or any portion thereof in lieu of any such condemnation, seizure or taking.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall gross or net income (however denominated), and franchise taxes or similar taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or with which it has a present of former connection (other than any such connection resulting from its having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Sections 2.8.5(b)(i), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 13.2.4), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (ii) of Section 2.8.5(b), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Sections 2.8.5(b) or (c) , (e) any tax attributable to a failure or inability to comply with Section 2.8.5(c), and (f) any U.S. federal withholding taxes imposed under FATCA.

“Existing BAML Agreement” shall have the meaning set forth in the introduction to this Agreement.

“Existing BAML Facility” shall mean the revolving credit facility provided to the Borrower by various lenders and Bank of America, N.A., as administrative agent, pursuant to that certain Amended and Restated Loan Agreement dated as of November 10, 2009, and various documents and instruments executed in connection therewith.

“Existing Borrowing Base Properties” shall mean the Individual Properties that are qualified as Borrowing Base Properties under the Existing BAML Facility and the Existing KeyBank Facility as of the Closing Date.

“Existing KeyBank Agreement” shall have the meaning set forth in the introduction to this Agreement.

“Existing KeyBank Facility” shall mean the revolving credit facility provided to the Borrower by various lenders and KeyBank National Association, as administrative agent, pursuant to that certain Amended and Restated Loan Agreement dated as of October 17, 2008, as amended by First Amendment to Loan Agreement dated as of April 9, 2010, and various documents and instruments executed in connection therewith.

“Existing Letter of Credit” shall mean those certain letters of credit listed on Schedule 1.1(b) issued by KeyBank under the Existing KeyBank Facility or BOFA under the Existing BAML Facility, each of which shall be deemed to have been issued under the terms of this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions in effect on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to KeyBank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of January 26, 2012, by and among the Borrower and KeyBank.

“Financial Covenants” shall mean those covenants of the Borrower set forth in Sections 7.19, 7.20, 7.21, 7.22 and 7.24.

“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31.

“Fixed Charges” shall mean the aggregate of the Pro Rata Share of all (a) Interest Expenses (excluding any interest expenses required to be capitalized under GAAP), (b) regularly scheduled principal amortization payments (other than any final “balloon” payments due at maturity) on all Debt of the Consolidated CRT Entities and the Unconsolidated CRT Entities, and (c) preferred dividend payments or required Distributions (other than Distributions by the Borrower to holders of operating partnership units and Distributions by CRT to common equity holders) paid or payable by the Consolidated CRT Entities and the Unconsolidated CRT Entities, and (d) Tax Expenses for the Consolidated CRT Entities and the Unconsolidated CRT Entities, all of the foregoing as determined in accordance with GAAP.

“Fixed Charge Ratio” shall mean, for each Calculation Period, the ratio of (a) Combined EBITDA to (b) Fixed Charges.

“Foreign Lender” shall mean any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Formation Documents” shall mean, singly and collectively, the partnership agreements, joint venture agreements, limited partnership agreements, limited liability company or operating agreements and certificates of limited partnership and certificates of formation, articles (or certificate) of incorporation and by-laws and any similar agreement, document or instrument of any Person, as amended subject to the terms and provisions hereof.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Evidence” shall mean, in connection with the Borrower raising the funds necessary to make any Mandatory Principal Payment to be made pursuant to Section 2.3.8, evidence in connection with (i) the sale of any asset, that the Borrower has entered into a sales agreement, letter of intent, or listed the asset for sale with a recognized broker or (ii) the financing or refinancing of an asset, that the Borrower has obtained a commitment for such financing or submitted a loan application to a recognized financial institution, the proceeds of which together with such other funds as are available to the Borrower will be sufficient to make the required payment.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Ground Leases” shall mean, from time to time, any ground lease relative to an Individual Property and with respect to “Ground Leases” covering Borrowing Base Properties, for which the Administrative Agent has given its prior written approval.

“Ground Lease Payments” shall mean the sum of the Pro Rata Share of (i) payments made by the Consolidated CRT Entities under Ground Leases and (ii) payments made under Ground Leases by Unconsolidated CRT Entities. Ground Lease Payments shall not include the payments made by Cedar-South Philadelphia I, LLC under that certain ground lease dated as of October 31, 2003 by and between SPSP Corporation, Passyunk Supermarket, Inc., and Twenty Fourth Street Passyunk Partners, L.P., as landlord, and Cedar-South Philadelphia I, LLC, as tenant.

“Guarantee” shall mean, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” shall have the meaning set forth in Section 3.1.4, as such agreements may be amended, restated, supplemented or otherwise updated or modified from time to time.

“Guarantor” or “Guarantors” shall mean CRT and those certain single-purpose Subsidiaries of the Borrower that have entered into a Guaranty, including without limitation, each Borrowing Base Property Owner and each Wholly-Owned Subsidiary of the Borrower or CRT which owns a direct or indirect ownership interest in a Borrowing Base Property Owner.

“Hazardous Materials” shall mean and include asbestos, mold, flammable materials, explosives, radioactive substances, polychlorinated biphenyls, radioactive substances, other carcinogens, oil and other petroleum products, pollutants or contaminants that could be a detriment to the environment, and any other hazardous or toxic materials, wastes, or substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, rules, codes or regulations, or any judicial or administrative interpretation of such laws, rules, codes or regulations.

“Honor Date” shall have the meaning set forth in Section 2.7.3(a).

“Implied Debt Service” shall mean the greater of (a) the annual amount of principal and interest payable on a hypothetical loan in an amount equal to the Implied Loan Amount, based upon a thirty (30) year direct reduction monthly amortization schedule and a per annum interest rate equal to the actual blended interest rate for the Loan, or (b) an annual debt service constant of seven and ninety eight-one hundredths percent (7.98%) on such hypothetical loan amount.

“Implied Debt Service Coverage Ratio” shall mean as of each Calculation Date, the ratio of (i) the aggregate of (a) Adjusted Net Operating Income for all Stabilized Assets for the most recent fiscal quarter, annualized, plus (b) Pro Forma Annual Net Operating Income upon completion for all Development Assets, to (ii) Implied Debt Service; such calculation and results to be as verified by the Administrative Agent.

“Implied Loan Amount” shall mean a principal amount which would generate as of any Calculation Date an Implied Debt Service Coverage Ratio of 1.35 to 1.00, which Implied Loan Amount may be revised by the Administrative Agent after the Closing Date or as of the most recent Compliance Certificate or Borrowing Base Property report, as applicable, delivered to the Administrative Agent, to reflect additions, removals and other adjustments to the Borrowing Base Properties since the Closing Date or the most recent Compliance Certificate or Borrowing Base Property report, as applicable, delivered to the Administrative Agent.

“Increase Effective Date” shall have the meaning set forth in Section 2.1.1(c).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning set forth in Section 15.9.2.

“Individual Property” and “Individual Properties” shall mean, from time to time, all real estate property owned or ground leased by any Consolidated CRT Entity or any Unconsolidated CRT Entity, together with all improvements, fixtures, equipment, and personalty relating to such property.

“Insurance/Taking Release Conditions” shall mean, as to any Event of Loss, the following conditions: (a) the Cost to Repair is less than or equal to Five Hundred Thousand Dollars ($500,000); (b) no Event of Default shall have occurred and be continuing; (c) the Borrowing Base Property and the use thereof after the Repair Work will be in compliance with, and permitted under, all applicable Laws; and (d) such Event of Loss does not materially impair access to the Borrowing Base Property.

“Information” shall have the meaning set forth in Section 15.20.

“Interest Coverage Ratio” shall mean the ratio of (a) a CRT’s Combined EBITDA for the immediately preceding calendar quarter to (b) all Pro Rata Interest Expense paid or payable respecting all Debt by the Consolidated CRT Entities and the Unconsolidated CRT Entities for such period (excluding in each instance any interest expenses required to be capitalized under GAAP).

“Interest Expense” shall mean the sum of the Pro Rata Share of the aggregate actual interest expense (whether expensed or capitalized) paid or payable respecting all Debt by the Consolidated CRT Entities and the Unconsolidated CRT Entities.

“Interest Period” shall mean, as to each LIBO Rate Advance, the period commencing on the date such LIBO Rate Advance is disbursed or converted to or continued as a LIBO Rate Advance and ending either one week or on the numerically corresponding day in the first, second, third or sixth month thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” shall mean the acquisition of any real property or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Borrower Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” shall have the meaning set forth in Section 2.1.1(d).

“KeyBank” shall mean KEYBANK NATIONAL ASSOCIATION and its successors and assigns.

“Knowledge” or “knowledge” shall mean, with respect to any Loan Party, the actual knowledge of any Authorized Officer of such Loan Party. Notwithstanding the foregoing, such named parties and their successors are not parties to this Agreement and shall have no liability for a breach of any representation, warranty, covenant or agreement deemed to be made to their actual knowledge.

“Land Assets” shall mean Individual Properties constituting raw or undeveloped land as to which construction of contemplated improvements has not commenced or which does not generate rental revenues under a Ground Lease.

“Late Charge” shall have the meaning set forth in Section 2.3.14.

“Laws” shall mean, collectively, all Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“L/C Advance” shall mean, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan Advance.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Draw” shall mean a payment made by the Administrative Agent pursuant to a Letter of Credit which was presented to the Administrative Agent for a draw of proceeds thereunder.

“L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all L/C Draws that have not yet been reimbursed by or on behalf of the Borrower, or repaid through a Loan Advance, at such time.

“L/C Issuer” shall mean KeyBank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, with each of KeyBank and BOFA having the same rights and privileges as the L/C Issuer with respect to the respective Existing Letters of Credit. It is understood and agreed that BOFA shall have no obligation to renew any Existing Letter of Credit or to issue any new Letter of Credit.

“L/C Obligations” shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.7.13. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” shall mean any lease relative to all or any portion of a Borrowing Base Property.

“Lenders” shall have the meaning set forth in the Preamble.

“Lenders’ Consultant” shall have the meaning set forth in Section 27.1.

“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” shall mean any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” shall mean the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.7.9.

“Letter of Credit Sublimit” shall mean an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Total Revolving Commitments.

“Leverage Ratio” shall mean the quotient (expressed as a percentage) resulting from dividing (i) the aggregate of all Debt of the Consolidated CRT Entities and the Unconsolidated CRT Entities by (ii) the Total Asset Value.

“LIBO Rate” shall mean:

(a) For any Interest Period with respect to a LIBO Rate Advance, the rate per annum equal to (A) the British Bankers Association LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) (“BBA LIBOR”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (B) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Advance being made, continued or converted by KeyBank and with a term equivalent to such Interest Period would be offered to major banks, including KeyBank, in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

(b) For any interest rate calculation with respect to a Base Rate Advance, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time on the date of determination (provided that if such day is not a London Business Day, the next preceding London Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the subject Base Rate Advance being made, continued or converted by KeyBank and with a term equal to one month would be offered to major banks, including KeyBank, in the London interbank Eurodollar market at their request at the date and time of determination.

“LIBO Rate Advance” shall mean any principal outstanding under this Agreement which pursuant to this Agreement bears interest at the LIBO Rate plus the Applicable Margin.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Licenses and Permits” shall mean all licenses, permits, authorizations and agreements issued by or agreed to by any governmental authority or by a private party, and including, but not limited to, building permits, occupancy permits and such special permits, variances and other relief as may be required pursuant to Laws which may be applicable to any Collateral Property.

“Line Fee” shall have the meaning set forth in Section 2.4.2.

“Line Percentage” shall mean (i) 0.25% per annum, to the extent the Total Revolving Outstandings are greater than or equal to fifty percent (50%) of the Total Revolving Commitments and (ii) 0.35% per annum, to the extent the Total Revolving Outstandings are less than fifty percent (50%) of the Total Revolving Commitments.

“Liquidation Proceeds” shall mean amounts received by the Administrative Agent and/or the Lenders in the exercise of the rights and remedies under the Loan Documents (including, but not limited to, all rents, profits and other proceeds received by the Administrative Agent and/or the Lenders from the liquidation of, or exercising rights upon the occurrence of an Event of Default relative to, any Collateral, but not including any amount bid at a foreclosure sale or on behalf of the Administrative Agent or otherwise credited to the Borrower in, any deed-in-lieu of foreclosure or similar transaction).

“Loan” shall mean, individually or collectively, as the context so requires, for either the Revolving Facility or the Term Facility, any extension of credit by a Lender to the Borrower under Article 2 in the form of a Base Rate Advance or a LIBO Rate Advance.

“Loan Advance” or “Loan Advances” shall mean any advance of any proceeds of the Revolving Facility or the Term Facility, as the case may be.

“Loan Agreement” shall have the meaning set forth in the Preamble.

“Loan Documents” shall have the meaning set forth in Section 3.2.

“Loan Notice” shall have the meaning set forth in Section 2.1.2(b).

“Loan Party” and “Loan Parties” shall mean, singly and collectively, the Borrower, the Guarantors and each Borrowing Base Property Owner, and any Subsidiary and Affiliate of any of the foregoing which is party to any of the Loan Documents.

“Major Event of Loss” shall mean, with respect to any Borrowing Base Property, both (1) any of the following: (a) any loss or destruction of, or damage to, such Borrowing Base Property such that either (x) the repairs and restoration thereof cannot be completed, in the judgment of the Lenders’ Consultant and if there is no Lenders’ Consultant, an independent architect or engineer retained by the Borrower, within six (6) months after the occurrence of such loss, damage or destruction or (y) rendering more than fifty percent (50%) of the Borrowing Base Property unusable for the purposes conducted thereon immediately prior to such loss, destruction or damage, as determined by the applicable Lenders’ Consultant and if there is no Lenders’ Consultant, an independent architect or engineer retained by the Borrower; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Borrowing Base Property, or confiscation of such Borrowing Base Property or the requisition of such Borrowing Base Property by a Governmental Agency or any Person having the power of eminent domain, or any voluntary transfer of such Borrowing Base Property or any portion thereof in lieu of any such condemnation, seizure or taking, rendering more than fifty percent (50%) of the leaseable area of such Borrowing Base Property unusable for the purposes conducted thereon immediately prior to action, as determined by the Lenders’ Consultant and if there is no Lenders’ Consultant, an independent architect or engineer retained by the Borrower, and (2) the Administrative Agent does not elect under Section 14.3.3 to make Net Proceeds with respect to such Event of Loss available for Repair Work.

“Major Lease” shall mean (i) any Lease for space in any Borrowing Base Property (x) in excess of 25,000 rentable square feet, or (y) in excess of 15,000 rentable square feet and in excess of ten percent (10%) of the rentable square footage of such Borrowing Base Property, or (ii) any Lease with a tenant who is a tenant in more than one Borrowing Base Property and who leases 25,000 or more rentable square feet, in the aggregate, in all Borrowing Base Properties.

“Mandatory Principal Payment” shall have the meaning set forth in Section 2.3.8.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations or financial or other condition of any of the Borrower, CRT, or, taken as a whole, the Loan Parties, (ii) the ability of any of the Borrower, CRT, or, taken as a whole, the Loan Parties to perform any material Obligations or to pay any Obligations which it is or they are obligated to pay in accordance with the terms hereof or of any other Loan Document, (iii) the rights of, or benefits available to, the Administrative Agent and/or any of the Lenders under any Loan Document or (iv) any Lien given to Administrative Agent and/or any of the Lenders on any material portion of the Collateral or the priority of any such Lien.

“Maturity Date” shall be either of the Revolving Facility Maturity Date or the Term Facility Maturity Date, as the context of this Agreement requires.

“Maximum Loan Amount” shall have the meaning set forth in Section 2.1.1(a).

“Maximum Rate” shall have the meaning set forth in Section 15.2.

“Mortgage” shall have the meaning set forth in Section 3.1.1(a), as such agreements may be amended, restated, supplemented or otherwise updated or modified from time to time.

“Net Operating Income” shall mean, for any period of determination, (i) net operating income generated by an Individual Property for such period (i.e., gross operating income, inclusive of any rent loss insurance, less expenses (including Ground Lease Payments and exclusive of debt service, capital expenditures and vacancy allowances and before depreciation and amortization)), determined in accordance with GAAP, as generated by, through or under Leases, and (ii) all other income arising from direct operations of or licenses or operating agreements for any part of the Individual Property determined on a GAAP basis. For purposes hereof, all rental income shall be adjusted for straight line rents. Borrower shall provide the Administrative Agent with all information and materials required by the Administrative Agent necessary for the determination of Net Operating Income. If any Leases are scheduled to expire during such period of determination, no rents or other amounts payable under such Leases with respect to any portion of such period occurring after such scheduled expiration date shall be included in the determination of Net Operating Income for such period. If any Leases are scheduled to commence (and rent and occupancy pursuant thereto are also scheduled to commence) during such period of determination, the rents and other amounts payable under such Leases with respect to any period occurring after the scheduled commencement date shall be included in the determination of Net Operating Income for such period.

“Net Proceeds” shall mean (i) the net amount of all insurance proceeds received under any insurance policies other than Rent Loss Proceeds as a result of the occurrence of an Event of Loss described in clause (a) of the definition of Event of Loss with respect to any Collateral Property, after deduction of the reasonable costs and expenses (including, but not limited to reasonable counsel fees), if any, in collecting the same, or (ii) the net amount of all awards and payments received with respect to the occurrence of an Event of Loss described in clause (b) of the definition of Event of Loss, after deduction of the reasonable costs and expenses (including, but not limited to reasonable counsel fees), if any, in collecting the same, whichever the case may be.

“Net Worth” shall mean (a) the sum of (i) total CRT shareholders’ equity in the Borrower and (ii) the limited partners’ interest in the Borrower (both controlling and non-controlling interests) as of the Calculation Date appearing on the consolidated financial statements of CRT as determined in accordance with GAAP, plus (b) depreciation and amortization provided after September 30, 2011 through the Calculation Date on a cumulative basis.

“Non-Extension Notice Date” shall have the meaning set forth in Section 2.7.2(c).

“Non-Reinstatement Deadline” shall have the meaning set forth in Section 2.7.2(d).

“Non-Retail Assets” shall mean Individual Properties that generate more than fifteen percent (15%) of base rental revenues from non-retail tenants.

“Note” shall mean, collectively, the various promissory notes payable to each Lender in the form of Exhibit B.

“Obligations” shall mean without limitation, all and each of the following, whether now existing or hereafter arising:

(a) Any and all direct and indirect liabilities, debts, and obligations of the Borrower or any Loan Party to the Administrative Agent or any Lender under or arising out of the Loan Documents, each of every kind, nature, and description.

(b) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower or any Loan Party to the Administrative Agent or any Lender (including all future advances whether or not made pursuant to a commitment by the Administrative Agent or any Lender) under or arising out of the Loan Documents, whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Administrative Agent or any Lender may hold against the Borrower or any Loan Party including, without limitation, any obligation arising under any Swap Contract with the Administrative Agent or any Lender.

(c) All notes and other obligations of the Borrower or any Loan Party now or hereafter assigned to or held by the Administrative Agent or any Lender under or arising out of the Loan Documents, each of every kind, nature, and description.

(d) All interest, fees, and charges and other amounts which may be charged by the Administrative Agent or any Lender to the Borrower or any Loan Party and/or which may be due from the Borrower or any Loan Party to the Administrative Agent or any Lender from time to time under or arising out of the Loan Documents.

(e) All costs and expenses incurred or paid by the Administrative Agent or any Lender in respect of any agreement between the Borrower or any Loan Party and the Administrative Agent or any Lender or instrument furnished by the Borrower or any Loan Party to the Administrative Agent or any Lender (including, without limitation, costs of collection, attorneys’ reasonable fees, and all court and litigation costs and expenses) in connection with the Loan.

(f) Any and all covenants of the Borrower or any Loan Party to or with the Administrative Agent or any Lender and any and all obligations of the Borrower or any Loan Party to act or to refrain from acting in accordance with any agreement between the Borrower or any Loan Party and the Administrative Agent or any Lender or instrument furnished by the Borrower or any Loan Party to the Administrative Agent or any Lender in connection with the Loan.

“Occupancy Ratio” shall mean with respect to any Borrowing Base Property, the ratio as determined by the Administrative Agent of the rentable square footage thereof as to which tenants are paying rent, to the total rentable square footage thereof. Notwithstanding the foregoing, for purposes of determining compliance with Section 7.23.1 of this Agreement, the Occupancy Ratio for any Borrowing Base Property as to which an Event of Loss has occurred shall be equal to the greater of (i) the actual Occupancy Ratio with respect thereto or (ii) the Occupancy Ratio immediately prior to the said Event of Loss for a period equal to the lesser of (x) six (6) months from the occurrence of the Event of Loss or (y) the determination that the subject Borrowing Base Property is not, or ceases to be, a Restoration Property.

“Officer’s Certificate” shall mean a certificate delivered to the Administrative Agent by the Borrower, a Borrower Subsidiary, or a Guarantor, as the case may be respectively, which is signed by an Authorized Officer.

“Operating Pro Forma” shall mean, for each Development Asset, a projection of Net Operating Income and cash flows for the five year period commencing as of the date on which such Development Asset becomes a Stabilized Asset.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” shall mean (i) with respect to the Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loan occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” shall have the meaning set forth in Section 13.3.4.

“Participant Register” shall have the meaning set forth in Section 13.3.4.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Debt” shall have the meaning set forth in Section 8.4.

“Permitted Distributions” shall mean (a) so long as no Event of Default exists and is continuing, or would be created thereby, any Distributions (including the repurchase or redemption of stock of CRT or partnership interests in the Borrower) by the Borrower and CRT, (i) in any amount, provided that such Distributions, when added to Distributions for each of the last three calendar quarters, to the extent not included in the determination of Adjusted FFO, shall not exceed ninety-five (95%) percent of Adjusted FFO for the just completed four calendar quarters (with the initial test to be for the quarter ending December 31, 2011); provided that any Distributions by the Borrower or CRT shall be permitted as are necessary for CRT to maintain REIT status including any Distributions that are greater than the amounts set forth in this subclause (a)(i), (ii) concerning the issuance of operating partnership units or stock in return for equity interests in connection with any Permitted Investment, or (iii) in connection with the repurchase or redemption of preferred stock of CRT utilizing the proceeds of new issued preferred or common equity on equal or more favorable terms, or (b) at any time after and during the continuance of any Event of Default, such Distributions as are necessary for CRT to maintain REIT status (measured on a quarterly basis), all of the foregoing tested by the Borrower on each Calculation Date, such calculation and results to be as verified by the Administrative Agent.

“Permitted Liens” shall have the meaning set forth in Section 8.2.

“Permitted Investments” shall mean the following:

(a) The Pro Rata Share of Investments in Development Assets (valued at undepreciated Book Value) which, in the aggregate, do not exceed twenty percent (20%) of Total Asset Value;

(b) The Pro Rata Share of Investments in Land Assets which, in the aggregate, valued at undepreciated Book Value do not exceed seven and one-half percent (7.5%) of Total Asset Value;

(c) Investments in Unconsolidated CRT Entities including, without limitation, the purchase of all or any portion of any interests held by persons that are not Wholly-Owned Subsidiaries of the Borrower;

(d) The Pro Rata Share of Investments in Non-Retail Assets which, in the aggregate, do not exceed five percent (5%) of Total Asset Value; and

(e) Investments in Swap Contracts.

Notwithstanding anything in this Agreement to the contrary, the total Permitted Investments described in Sections (a), (b), and (d) above shall not, in the aggregate, exceed twenty-five percent (25%) of the Total Asset Value.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any Loan Party or any ERISA Affiliate, including each such Plan for the five year period immediately following the latest date on which such Loan Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such Plan.

“Platform” shall have the meaning set forth in Section 7.2.13.

“Pledge and Security Agreement” shall have the meaning set forth in Section 3.1.6, as such agreements may be amended, restated, supplemented or otherwise updated or modified from time to time.

“Preliminary Approval” shall mean the following:

(a) Delivery by the Borrower to the Administrative Agent and the Lenders of the following with respect to any Individual Property proposed to be a Borrowing Base Property, each such item to the reasonable satisfaction of the Administrative Agent and the Lenders:

(i) A physical description;

(ii) A current rent roll and a leasing status report for the Individual Property (for those properties classified as Development Assets, the Borrower shall only be required to deliver a leasing prospect report), along with operating statements;

(iii) To the extent then available in Borrower’s files, the following: a survey, environmental reports, copies of existing title insurance policies or a title commitment, and copies of all title exceptions, engineering reports and similar information; and

(iv) The Borrower’s certification that to its knowledge the proposed Borrowing Base Property presently satisfies (or is anticipated to satisfy upon the grant of such Collateral) the Eligibility Criteria set forth in subsections (a), (d), (e) and (f), of the definition of Eligibility Criteria.

(b) Administrative Agent and the Required Lenders shall, within ten (10) Business Days after delivery of all items described in subsection (a), above, grant or deny the preliminary approval for the proposed Borrowing Base Property.

“Pro Forma Annual Net Operating Income” shall mean, for each Development Asset, the projected Pro Rata Share of (i) Net Operating Income less (ii) management fees (calculated as the greater of either 3% of total revenue or actual management expenses incurred), to the extent not already deducted from Net Operating Income, less (iii) allowances for capital expenditures in the amount of $0.20 per annum per rentable square foot of completed improvements to be achieved upon completion of the Development Asset, based on the Operating Pro Forma delivered by the Borrower to the Administrative Agent, as such Operating Pro Forma shall be updated from time.

“Projected Debt Service” shall mean, as to any Development Asset, the annual interest payments which would be made on a loan in an amount equal the total amount anticipated to be advanced with respect to the subject Development Asset, with interest accruing at an assumed rate equal to the weighted average of the interest rates then in effect under the Loan.

“Pro Rata Share” shall mean a calculation based on the percentage of the Capital Stock of or other equity interest in any Person owned, directly or indirectly, by the Borrower and/or CRT.

“Public Lender” shall have the meaning set forth in Section 7.2.13.

“Register” shall have the meaning set forth in Section 13.3.3.

“REIT” shall mean a “real estate investment trust” as such term is defined in Section 856 of the Code.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release Conditions” shall have the meaning set forth in Section 3.3.

“Rent Loss Proceeds” shall mean the proceeds received under any rent loss or business interruption insurance policies.

“Repair Work” shall have the meaning set forth in Section 14.1.

“Reportable Event” shall mean an event described in Section 4043(b) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Regulation Section 2615, or as otherwise now or hereafter defined in ERISA.

“Required Lenders” shall mean, as of any date of determination, Lenders having more than 66 2/3% of the Total Commitments or, if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 11, Lenders holding in the aggregate at least 66 2/3% of the Obligations (including the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations); provided that the Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Restoration Property” shall mean any Collateral Property as to which an Event of Loss has occurred and as to which the Net Proceeds are being made available in accordance with the terms and provisions of Article 14 for Repair Work relative to the subject Collateral Property and such Repair Work can be completed in six (6) months, as determined by the Administrative Agent in its reasonable discretion.

“Revolving Commitment” shall mean the amount set forth on Schedule 1.1(a) hereto as the amount of such Lender’s commitment to make Loans under the Revolving Facility, as may be amended from time to time by the Administrative Agent as provided in Section 2.1.1(d) and/or Article 13.

“Revolving Facility” shall mean that certain senior secured revolving loan facility provided by Lenders to the Borrower in an amount equal to $225,000,000 in accordance with the terms and conditions herein, as such amount may be adjusted pursuant to the terms of this Agreement.

“Revolving Facility Extended Maturity Date” shall have the meaning set forth in Section 2.2.1.

“Revolving Facility Extension Fee” shall have the meaning set forth in Section 2.2.1(e).

“Revolving Facility Extended Term” shall have the meaning set forth in Section 2.2.1.

“Revolving Facility Initial Maturity Date” shall have the meaning set forth in Section 2.2.1.

“Revolving Facility Initial Term” shall have the meaning set forth in Section 2.2.1.

“Revolving Facility Maturity” shall mean the Revolving Facility Initial Maturity Date, or, if extended pursuant to the terms hereof, the Revolving Facility Extended Maturity Date, or, in any instance, upon acceleration of the Revolving Facility Loans, if such Revolving Facility Loans have been accelerated by the Lenders upon an Event of Default.

“Revolving Facility Maturity Date” shall have the meaning set forth in Section 2.2.1.

“Security Documents” shall have the meaning set forth in Section 3.2.

“Stabilized Asset” shall mean an Individual Property that is neither a Development Asset nor a Land Asset.

“State” shall mean the State or Commonwealth in which the subject of such reference or any part thereof is located.

“Statement” shall have the meaning set forth in Section 15.17.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any confirmations relating to the foregoing transactions and any Master Agreements related thereto, including, without limitation, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”).

“Swap Termination Value” shall mean, with respect to the Borrower or a Borrower Subsidiary, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) to be payable by the Borrower or such Subsidiary.

“Tax Expenses” shall mean tax expense (if any) attributable to income and franchise taxes based on or measured by income, whether paid or accrued.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” shall mean the amount set forth on Schedule 1.1(a) hereto as the amount of such Lender’s commitment to make a Loan under the Term Facility, as may be amended from time to time by the Administrative Agent as provided in Section 2.1.1(d).

“Term Facility” shall mean that certain senior secured term loan facility made by Lenders to the Borrower in the amount of $75,000,000 in accordance with the terms and conditions herein, as such amount may be adjusted pursuant to the terms of this Agreement.

“Term Facility Extended Maturity Date” shall have the meaning set forth in Section 2.2.2.

“Term Facility Extended Term” shall have the meaning set forth in Section 2.2.2.

“Term Facility Extension Fee” shall have the meaning set forth in Section 2.2.2(e).

“Term Facility Initial Maturity Date” shall have the meaning set forth in Section 2.2.2.

“Term Facility Initial Term” shall have the meaning set forth in Section 2.2.2.

“Term Facility Maturity” shall mean the Term Facility Initial Maturity Date, or, if extended pursuant to the terms hereof, the Term Facility Extended Maturity Date, or, in any instance, upon acceleration of the Term Facility Loans, if such Term Facility Loans have been accelerated by the Lenders upon an Event of Default.

“Term Facility Maturity Date” shall have the meaning set forth in Section 2.2.2.

“Total Asset Value” shall mean the aggregate of:

(a) For all Individual Properties (which are neither Individual Properties acquired within the prior ninety (90) days from the Calculation Date, Development Assets, nor Land Assets but shall include any Individual Properties currently held for sale), the Pro Rata Share of the Calculation Period’s aggregate Adjusted Net Operating Income for all such Individual Properties, annualized, capitalized at a rate of 8.00%; plus

(b) For Land Assets, and for all Individual Properties which were acquired within the prior ninety (90) days from the Calculation Date, the Pro Rata Share of the undepreciated Book Value as of the Calculation Date; plus

(c) For Development Assets, at the Borrower’s option, either the Pro Rata Share of the undepreciated Book Value as of the Calculation Date or the Pro Rata Share of the Calculations Period’s aggregate Adjusted Net Operating Income for such Development Asset, annualized, capitalized at a rate of 8.00%; plus

(d) For all unrestricted cash and cash equivalent investments, restricted cash held by a qualified intermediary, and escrows owned by the Consolidated CRT Entities and the Unconsolidated CRT Entities, the Pro Rata Share of the Book Value as of the Calculation Date of such assets; plus

(e) Deposits corresponding to outstanding Letters of Credit.

The Pro Rata Share of Development Assets completed within the prior ninety (90) days from a Calculation Date will be valued as set forth in (c) above for a maximum of one hundred eighty (180) days from completion (and continuing until end of such Calculation Period) and based on Adjusted Net Operating Income under subsection (a) above thereafter.

“Total Commitment” shall mean the sum of the Commitments of the Lenders, as in effect from time to time. On the Closing Date the Total Commitment equals $300,000,000, consisting of the $225,000,000 Total Revolving Commitments and $75,000,000 Total Term Commitments.

“Total Outstandings” shall mean the aggregate Outstanding Amount.

“Total Revolving Commitments” shall mean the aggregate Revolving Commitments of the Lenders from time to time.

“Total Revolving Outstandings” shall mean the aggregate outstanding Loans under the Revolving Facility and L/C Obligations.

“Total Term Commitments” shall mean the aggregate Term Commitments of the Lenders from time to time.

“Treasury Rate” shall mean, as of the date of any calculation or determination, the latest published rate for United States Treasury Notes or Bills (but the rate on Bills issued on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release H.15(519) of Selected Interest Rates in an amount which approximates (as determined by Administrative Agent) the amount (i) approximately comparable to the portion of the Loan to which the Treasury Rate applies for the Interest Period, or (ii) in the case of a prepayment, the amount prepaid and with a maturity closest to the original maturity of the installment which is prepaid in whole or in part.

“Type” shall mean, with respect to any Loan, its character as a Base Rate Advance or a LIBO Rate Advance.

“UCC” or the “Uniform Commercial Code” shall mean the Uniform Commercial Code in effect in the State of New York, provided, that as same relates to a Collateral Property, the UCC shall mean the Uniform Commercial Code as adopted in such jurisdiction.

“Unconsolidated CRT Entity” or “Unconsolidated CRT Entities” shall mean each Person as to which the Borrower and/or CRT own, directly or indirectly, any Capital Stock, but which is not a Consolidated Subsidiary.

“United States” and “U.S.” shall each mean the United States of America.

“Unreimbursed Amount” shall have the meaning set forth in Section 2.7.3(a).

“Variable Rate Indebtedness” shall mean any Debt that bears interest at a variable rate without the benefit of an interest rate hedge or other interest rate protection agreement. For the avoidance of doubt, Variable Rate Indebtedness shall not include the notional amount of caps which protect against an upward movement of the LIBO Rate up to 300 basis points.

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any other Person as to which one-hundred (100%) percent of the Capital Stock thereof is owned, directly or indirectly, by such Person; provided for purposes of this definition Cedar Riverview, LP, Hamilton FC Associates, L.P., Limerick HC Realty Partners, L.P., and (provided Borrower or a Borrower Subsidiary becomes the general partner thereof) CF Pottsgrove Associates, L.P., shall be deemed to be a Wholly-Owned Subsidiary of the Borrower.

1.2 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Formation Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns subject to restrictions on assignments as set forth in this Agreement, (iii) the words “herein,” “hereof’ and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements required by Section 7.2.1, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). For example purposes only, in calculating the Fixed Charge Ratio, the calculation shall initially result in three numbers right of the decimal point. If the last number is four or less, the total number shall be rounded down. If the last number is 5 or more, the total number shall be rounded up.

1.5 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.6 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

2. LOAN PROVISIONS.

2.1 General Loan Provisions.

2.1.1 Loans.

(a) Subject to all of the terms and conditions hereof, the Lenders hereby agree to make revolving Loan Advances to the Borrower in under the Revolving Facility between the date hereof and the Maturity Date; provided, that the (i) Total Outstandings shall at no time exceed the lesser of (A) the Total Commitment or (B) the Borrowing Base Value; (the lesser of (A) or (B) being the “Maximum Loan Amount”), and (ii) the Total Revolving Outstandings shall not exceed the Total Revolving Commitments. Loan Advances made under the Revolving Facility only may be repaid and reborrowed in accordance with the provisions of this Agreement.

(b) Subject to all of the terms and conditions hereof, each Lender hereby agrees to make a Loan Advance to the Borrower under the Term Facility on the date hereof in an amount equal to such Lender’s Term Commitment. The Term Facility may not be reborrowed under any circumstances, and, subject to the provisions of Section 2.1.1(d) below, shall be fully advanced upon the execution and delivery of the Loan Documents.

(c) The obligations of the Lenders hereunder are several and independent and not joint. No Lender shall become obligated to advance more than its Commitment Percentage of a respective Loan including, without limitation, as a result of the failure of any Lender to fulfill its obligations hereunder.

(d) Provided no Default or Event of Default shall then be in existence, the Borrower shall have the right, on one or more occasions prior to the Maturity Date, to elect to increase the Total Commitment; provided, however, that (i) the amount of each such increase shall not be less than Ten Million Dollars ($10,000,000) and (ii) the aggregate amount of all such increases shall not cause the Total Commitment to exceed Five Hundred Million Dollars ($500,000,000). Any such increase in the Total Commitment shall be allocated to the Revolving Facility and/or the Term Facility in such amounts as the Borrower may request. Such right may be exercised by the Borrower by written notice to the Administrative Agent, which election shall designate the requested increase in the Total Commitment and to which of the Revolving Facility and/or the Term Facility such request is being made. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders), and each Lender shall endeavor to respond as promptly as possible within such time period. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment

(which decision shall be in its sole discretion) and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld, conditioned or delayed), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement (each a “Joinder Agreement”) in form and substance reasonably satisfactory to the Administrative Agent and its counsel. If the Total Commitment is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of each Lender’s increased Commitments among the Term Facility and the Revolving Facility, and if such increase is not pro rata among the Revolving Facility and the Term Facility, the new or increased Commitments issued in connection with such increase, and the existing Revolving Commitments and Term Commitments of the Lenders, shall be adjusted (but any existing Commitment of a Lender will not be increased unless such Lender has elected to increase its Commitment) so as to at all times provide that each Lender shall have a pro rata Commitment in each of the Revolving Facility and the Term Facility. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase (with such increase being pro rata among existing Lenders choosing to increase their Commitments) and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date signed by an Authorized Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 6 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.1.1(c), the representations and warranties contained in Section 6.8 shall be deemed to refer to the most recent statements furnished to the Administrative Agent, and (B) no Default or Event of Default exists. The Borrower shall prepay amounts of the Loan outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.3.15) to the extent necessary to keep the outstanding Loan ratable with any revised Commitment Percentages arising from any non-ratable increase in the Commitments under this Section, with the amount of any increase in the Term Facility being funded on such Increase Effective Date. This Section shall supersede any provisions in Sections 12.2 or 13.4.1 to the contrary.

2.1.2 Procedures and Limits. The parties hereto agree that, subject to the provisions of Section 2.1.1(d), the proceeds of the Term Facility shall be funded in full on the Closing Date, subject to the Borrower’s satisfaction in full of any conditions to such funding provided for herein. As to the Revolving Facility, until the Maturity Date, the Lenders shall, subject to the compliance with all of the other terms, conditions and provisions of this Agreement and the absence of any Default or Event of Default at the time of such disbursement, make disbursements to the Borrower of Loan Advances in installments in accordance with the following:

(a) Written Requests. Loan Advances shall be made, at the Borrower’s written request to Administrative Agent, for the Revolving Facility, on the basis of written requests, made in accordance with the method and procedures described in Section 2.1.3 below; and Administrative Agent shall act upon such requests within three (3) Business Days following the receipt of a written request from Borrower for a LIBOR Rate Advance and within one (1) Business Day following the receipt of a written request from Borrower for a Base Rate Advance, which action may include, without limitation, funding the requested Loan Advance or specifying the basis for not funding and, when applicable, requesting additional information and supporting documentation. The date on which any Loan Advance is funded (or Letter of Credit is issued) is herein called a “Drawdown Date.”

(b) Requisitions, Certifications. Each request for a Loan Advance shall be in writing and in the form attached hereto as Exhibit A (a “Loan Notice”). Each such request shall specify (i) the amount of the Loan Advance requested, (ii) the purpose of the Loan Advance requested, (iii) the Total Outstandings (including the funding of the Loan Advance being requested), (iv) the then-aggregate remaining amount which may be funded under this Agreement, (v) calculations evidencing the Borrower’s continued compliance with the Financial Covenants, as satisfied by the Closing Compliance Certificate, or once delivered, the most recent Compliance Certificate delivered by the Borrower, (vi) the requested interest rate option, (vii) the Interest Period (if applicable), and (vii) if the purpose of the Loan Advance is to fund project costs with respect to a Development Asset, such supporting invoices and other documentation as the Administrative Agent may reasonably require evidencing the project costs incurred or to be paid supporting such Loan Advance. Each request for a Loan Advance hereunder shall be for (a) a minimum amount as required by Section 2.3.6, (b) an amount not to exceed (x) the Maximum Loan Amount less (y) the Total Outstandings (after giving effect to such Loan Advance), and (c) an amount not to exceed (x) the Total Revolving Commitments, less (y) the Total Revolving Outstandings (after giving effect to such Loan Advance).

2.1.3 Funding Procedures. Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the Drawdown Date and of the amount of its Commitment Percentage of the applicable Loans. In the case of a Loan Advance, each Lender shall make the amount of its Commitment Percentage of such Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified as the Drawdown Date in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.2 (and, if such Loan Advance is the initial credit extension, Section 5.1), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of KeyBank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Loan Advance is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Loan Advance, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

2.2 Term of Loan.

2.2.1 Revolving Facility. The Revolving Facility shall be for a term (the “Revolving Facility Initial Term”) commencing on the date hereof and ending on January 26, 2015 (the “Revolving Facility Initial Maturity Date”) or such earlier date as the Revolving Facility is accelerated pursuant to the terms of this Agreement upon an Event of Default. The Revolving Facility Initial Term may be extended for one year (the “Revolving Facility Extended Term”) until January 26, 2016 (the “Revolving Facility Extended Maturity Date”) upon satisfaction of the following conditions (hereinafter, the Revolving Facility Initial Maturity Date and the Revolving Facility Extended Maturity Date may be referred to herein sometimes as the “Revolving Facility Maturity Date” as may be applicable):

(a) No Default. No Default or Event of Default shall exist on the date of the Borrower’s written notice for an extension as provided for in clause (b) below and on the Revolving Facility Initial Maturity Date.

(b) Notice From Borrower. The Borrower shall have given the Administrative Agent (and the Administrative Agent shall give prompt notice thereof to the Lenders) written notice of the Borrower’s request to exercise its extension right at least sixty (60) days, but no more than ninety (90) days, before the Revolving Facility Initial Maturity Date.

(c) Covenant Compliance. No breach of any covenants imposed upon the Borrower or the Guarantors shall exist including, without limitation, the Financial Covenants.

(d) Conditions Satisfied. All of the conditions set forth in Sections 5.1 of this Agreement, to the extent applicable, and Section 5.2 of this Agreement shall continue to be satisfied.

(e) Extension Fee. The Borrower shall have paid to the Administrative Agent an extension fee (the “Revolving Facility Extension Fee”) for the pro rata benefit of the Lenders of twenty basis points (0.20%) of the Total Revolving Commitments, such Extension Fee to be payable at least five (5) days prior to the Revolving Facility Initial Maturity Date, with any such fee paid being promptly refunded if the Administrative Agent determines that the conditions of the requested extension have not been satisfied and the Revolving Facility Initial Maturity Date is not so extended.

(f) Appraisals. The Administrative Agent shall have obtained an Appraisal (which may be an existing Appraisal if performed not more than twelve (12) months prior to the Revolving Facility Initial Maturity Date) on each Borrowing Base Property.

(g) Additional Documents. The Borrower and the Guarantors shall have executed and delivered to the Administrative Agent such agreements and documents as the Administrative Agent may reasonably require incident to the extension.

Within thirty (30) days following receipt by the Administrative Agent of the Borrower’s written notice under Section 2.2.1(b) requesting the respective extension accompanied by those of the items described above which are then available, the Administrative Agent shall notify the Borrower in writing if all of the conditions precedent to the extension, other than payment of the Revolving Facility Extension Fee, have been satisfied, or if further information, certificates or work are required. If the Administrative Agent determines that the conditions to extension have been satisfied, other than payment of the Revolving Facility Extension Fee, the Administrative Agent shall so notify the Borrower and the Lenders and upon the Administrative Agent’s receipt of the Revolving Facility Extension Fee not later than five (5) days prior to the Revolving Facility Initial Maturity Date, the term of the Revolving Facility shall be extended until the Revolving Facility Extended Maturity Date.

2.2.2 Term Facility. The Term Facility shall be for a term (the “Term Facility Initial Term”) commencing on the date hereof and ending on January 26, 2016 (the “Term Facility Initial Maturity Date”) or such earlier date as the Term Facility is accelerated pursuant to the terms of this Agreement upon an Event of Default. The Term Facility Initial Term may be extended for one year (the “Term Facility Extended Term”) until January 26, 2017 (the “Term Facility Extended Maturity Date”) upon satisfaction of the following conditions (hereinafter, the Term Facility Initial Maturity Date and the Term Facility Extended Maturity Date may be referred to herein sometimes as the “Term Facility Maturity Date” as may be applicable):

(a) No Default. No Default or Event of Default shall exist on the date of the Borrower’s written notice for an extension as provided for in clause (b) below and on the Term Facility Initial Maturity Date.

(b) Notice From Borrower. The Borrower shall have given the Administrative Agent (and the Administrative Agent shall give prompt notice thereof to the Lenders) written notice of the Borrower’s request to exercise its extension right at least sixty (60) days, but no more than ninety (90) days, before the Term Facility Initial Maturity Date.

(c) Covenant Compliance. No breach of any covenants imposed upon the Borrower or the Guarantors shall exist including, without limitation, the Financial Covenants.

(d) Conditions Satisfied. All of the conditions set forth in Sections 5.1 of this Agreement, to the extent applicable, and Section 5.2 of this Agreement shall continue to be satisfied.

(e) Extension Fee. The Borrower shall have paid to the Administrative Agent an extension fee (the “Term Facility Extension Fee”) for the pro rata benefit of the Lenders of twenty basis points (0.20%) of the outstanding principal balance of the Term Facility, such Extension Fee to be payable at least five (5) days prior to the Term Facility Initial Maturity Date, with any such fee paid being promptly refunded if the Administrative Agent determines that the conditions of the requested extension have not been satisfied and the Term Facility Initial Maturity Date is not so extended.

(f) Appraisals. The Administrative Agent shall have obtained an Appraisal (which may be an existing Appraisal if performed not more than twelve (12) months prior to the Term Facility Initial Maturity Date) on each Borrowing Base Property.

(g) Additional Documents. The Borrower and the Guarantors shall have executed and delivered to the Administrative Agent such agreements and documents as the Administrative Agent may reasonably require incident to the extension.

Within thirty (30) days following receipt by the Administrative Agent of the Borrower’s written notice under Section 2.2.2(b) above requesting the respective extension accompanied by those of the items described above which are then available, the Administrative Agent shall notify the Borrower in writing if all of the conditions precedent to the extension, other than payment of the Term Facility Extension Fee, have been satisfied, or if further information, certificates or work are required. If the Administrative Agent determines that the conditions to extension have been satisfied, other than payment of the Term Facility Extension Fee, the Administrative Agent shall so notify the Borrower and the Lenders and upon the Administrative Agent’s receipt of the Term Facility Extension Fee not later than five (5) days prior to the Term Facility Initial Maturity Date, the term of the Term Facility shall be extended until the Term Facility Extended Maturity Date.

2.2.3 Termination/Reduction of Revolving Commitments.

(a) The Borrower shall have the right to terminate this Agreement prior to the originally scheduled Maturity Date by providing the Administrative Agent with ten (10) days’ written notice of the Borrower’s intention to terminate this Agreement (the date of such termination being the “Borrower Termination Date”). In the event that the Borrower provides such written notice to the Administrative Agent, (i) as of the date of the notice, the Lenders shall have no further obligation to make or issue, and the Borrower shall have no further right to receive or request, any Credit Extension hereunder, and (ii) the Borrower shall be obligated on the Borrower Termination Date to (x) pay in full all accrued interest, principal and other charges due with respect to the Loan, including, without limitation, any Breakage Fees due on account of such payment and (y) either (1) provide Administrative Agent with cash collateral equal to one hundred three percent (103%) of the outstanding amount of all outstanding Letters of Credit from a source other than the proceeds of the Loan or (2) return all outstanding Letters of Credit to the Administrative Agent. If such cash collateral is posted, such funds shall be held in an interest bearing account at the Administrative Agent, shall be pledged to secure the Obligations, and shall be refunded on a dollar for dollar basis to the Borrower upon the return to the Administrative Agent, or the expiration, of each Letter of Credit.

(b) The Borrower shall have the right to reduce the Total Revolving Commitments to an amount not less than $150,000,000 prior to the originally scheduled Revolving Facility Maturity Date by providing the Administrative Agent with ten (10) days’ written notice of the Borrower’s intention to reduce the Total Revolving Commitments (the date of such reduction being the “Borrower Reduction Date”). In the event that the Borrower provides such written notice to the Administrative Agent, (i) as of the date of the notice, the Lenders shall have no further obligation to make or issue, and the Borrower shall have no further right to receive or request, any Loans or any Letters of Credit such that the Total Revolving Outstandings, would exceed such reduced Total Revolving Commitments, and (ii) the Borrower shall be obligated on the Borrower Reduction Date to pay in full the excess of outstanding principal balance of the Total Revolving Outstandings over the reduced Total Revolving Commitments, including, without limitation, any Breakage Fees due on account of such payment. In order to effect such reduced Total Revolving Commitment, the Administrative Agent shall reduce the Lenders’ Revolving Commitments on a pro rata basis.

2.3 Interest Rate and Payment Terms. The Loan shall be payable as to interest and principal in accordance with the provisions of this Agreement. This Agreement also provides for interest at a Default Rate, Late Charges and prepayment rights and fees. All payments for the account of Lenders shall be applied to the respective accounts of the Lenders in accordance with each Lender’s Commitment Percentage of the Loan. Any and all interest rate selection and conversion provisions in this Agreement are to be administered by the Administrative Agent and to be allocated on a pro rata basis to the portion of the balance held by each Lender based upon such Lender’s Commitment Percentage.

2.3.1 Borrower’s Options. Principal amounts outstanding under the Loan shall bear interest at the following rates, at Borrower’s selection, subject to the conditions and limitations provided for in this Agreement: (i) the Base Rate Accrual Rate or (ii) LIBO Rate plus the Applicable Margin. Borrower’s right to select pricing options shall cease upon the occurrence and during the continuation of any Event of Default.

2.3.2 Selection To Be Made. Borrower shall select, and thereafter may change the selection of, the applicable interest rate, from the alternatives otherwise provided for in this Agreement, by giving Administrative Agent a Loan Notice (in accordance with the requirements of Section 2.3.3, below): (i) three (3) Business Days prior to each Loan Advance, (ii) three (3) Business Days prior to the end of each Interest Period applicable to a LIBO Rate Advance which shall be continued as a LIBO Rate Advance, or (iii) three (3) Business Days prior to any Business Day on which Borrower desires to convert an outstanding Base Rate Advance to a LIBO Rate Advance.

2.3.3 Notice. Each Loan Advance, each conversion of Loans from one Type to the other, and each continuation of a LIBO Rate Advance shall be made upon the Authorized Officer’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) with respect to a LIBO Rate Advance, three (3) Business Days prior to, or (ii) with respect to a Base Rate Advance, the requested date of any Loan Advance, conversion or continuation. Each telephonic notice pursuant to this Section 2.3.3 must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by an Authorized Officer of the Borrower.

2.3.4 If No Notice. If the Borrower fails to select an interest rate option in accordance with the foregoing prior to a Loan Advance, or at least three (3) Business Days prior to the last day of the applicable Interest Period of an outstanding LIBO Rate Advance, or if a LIBO Rate Advance is not available, any new Loan Advance made shall be deemed to be a Base Rate Advance, and on the last day of the applicable Interest Period all outstanding principal amounts of the applicable LIBO Rate Advance shall be deemed converted to a Base Rate Advance.

2.3.5 Telephonic Notice. Without any way limiting the Borrower’s obligation to confirm in writing any telephonic notice, the Administrative Agent may act without liability upon the basis of telephonic notice believed by the Administrative Agent in good faith to be from the Borrower prior to receipt of written confirmation. In each case the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic Loan Notice in the absence of manifest error.

2.3.6 Limits On Options. Each LIBO Rate Advance shall be in a minimum amount of $100,000 or a whole multiple of $100,000 in excess thereof and each Base Rate Advance shall be in a minimum amount of $100,000 or a whole multiple of $100,000 in excess thereof. At no time shall there be outstanding a total of more than ten (10) LIBO Rate Advances outstanding at any time.

2.3.7 Payment and Calculation of Interest. All interest shall be payable in arrears commencing February 1, 2012 and on the first Business Day of each month thereafter until the principal together with all interest and other charges payable with respect to the Loan shall be fully paid. All computations of interest for Base Rate Advances shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.3.11, bear interest for one day. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding, under any Debtor Relief Law.

2.3.8 Mandatory Principal Payments. If, on any day, the Total Outstandings exceed the Maximum Loan Amount, or the Total Revolving Outstandings exceed the Total Revolving Commitments, then the Borrower shall make a principal payment to the Administrative Agent, for the ratable benefit of the Lenders, in the amount of either such excess, including any amounts required to be paid under Section 2.3.15 in immediately available funds within ten (10) Business Days of demand from the Administrative Agent (a “Mandatory Principal Payment”); provided, however, that if during such ten (10) Business Day period, the Borrower delivers to the Administrative Agent Funding Evidence, such ten (10) Business Day period shall be extended for such additional time as the Administrative Agent determines, in its reasonable discretion, to be required by the Borrower to make the Mandatory Principal Payment but in no event shall such period exceed a maximum of sixty (60) days from the date that the Mandatory Principal Payment would otherwise be due hereunder.

2.3.9 Prepayment. Any Loan or any portion thereof may be prepaid in full or in part at any time upon two (2) Business Days prior written notice to the Administrative Agent without premium or penalty with respect to Base Rate Advances and, with respect to LIBO Rate Advances, subject to payment of any applicable Breakage Fee. Any amounts prepaid under the Revolving Facility may be reborrowed subject to the terms hereof.

2.3.10 Maturity. At either of the Revolving Facility Maturity or the Term Facility Maturity, as applicable, all accrued interest, principal and other charges due with respect to the respective facility shall be due and payable in full and the principal balance and such other charges, including unpaid interest, shall, at the option of the Administrative Agent, continue to bear interest thereafter at the Default Rate until so paid.

2.3.11 Method of Payment; Date of Credit; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any LIBO Rate Advance (or, in the case of any Base Rate Advance, prior to 12:00 noon on the date of such Loan Advance) that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1 (or, in the case of a Base Rate Advance, that such Lender has made such share available in accordance with and at the time required by Section 2.1) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan Advance available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Advances. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Loan Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Loan Advance and the Borrower shall have no further obligation with respect thereto under this Section 2.3.11(b)(i) in respect of such Lender’s share of the Loan Advance; it being understood that such amount advanced by such Lender shall constitute a Loan for all purposes hereunder. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder, stating that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan Advance to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan Advance in any particular place or manner.

2.3.12 Billings. The Administrative Agent may submit monthly billings reflecting payments due; however, any changes in the interest rate which occur between the date of billing and the due date may be reflected in the billing for a subsequent month. Neither the failure of the Administrative Agent to submit a billing nor any error in any such billing shall excuse the Borrower from the obligation to make full payment of all the Borrower’s payment obligations when due.

2.3.13 Default Rate.

(a) If any Event of Default has occurred and is continuing pursuant to Section 10.1.1, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(b) In the sole discretion of the Administrative Agent or upon the request of the Required Lenders, while any other Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

2.3.14 Late Charges. The Borrower shall pay a late charge (herein, the “Late Charge”) equal to five percent (5%) of the amount of any interest which is not paid within ten (10) days of the due date thereof. Late charges are: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate the Administrative Agent and the Lenders for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

2.3.15 Breakage Fee. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, immediately upon request and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as shall, in the conclusive judgment of the Administrative Agent (in the absence of manifest error), compensate the Administrative Agent and the Lenders for the loss, cost or expense which it may reasonably incur as a result of (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of a LIBO Rate Advance on a date other than the last day of the applicable Interest Period of a LIBO Rate Advance, (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of any LIBO Rate Advance to a Base Rate Advance on a date other than the last day of the applicable Interest Period, (iii) the failure of all or a portion of a Loan Advance which was to have borne interest at the LIBO Rate pursuant to the request of the Borrower to be made under the Loan Agreement (except as a result of any act or omission of Lender), or (iv) the failure of the Borrower to borrow in accordance with any request submitted by it for a LIBO Rate Advance. Such amounts payable by the Borrower shall be equal to any administrative costs actually incurred plus any amounts required to compensate for any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Administrative Agent or any Lender to fund or maintain a LIBO Rate Advance (herein, collectively, the “Breakage Fee”). A certificate from a Lender provided to the Borrower by the Administrative Agent setting forth the calculation and amount of its Breakage Fee shall be conclusive absent manifest error.

2.3.16 Borrower Information. The parties understand that the applicable interest rate for the Borrower’s Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Agent, and if the applicable interest rate or fees calculated for any period were different than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Agent shall promptly notify Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Borrower shall receive a credit or refund of any overpayment promptly after such determination. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Agent’s, the L/C Issuer’s, or any Lender’s other rights under this Agreement

2.4 Loan Fees.

2.4.1 Loan Fees. The Borrower shall pay the Administrative Agent for the account of the parties specified therein the various fees in accordance with the Fee Letter.

2.4.2 Unused Fee. The Borrower agrees to pay an unused line fee (the “Line Fee”) to the Administrative Agent, for the pro rata benefit of the Lenders. The amount of the Line Fee on any given day shall equal the Line Percentage multiplied by the amount on such day by which the Total Revolving Commitments exceed the Total Revolving Outstandings. The Line Fee shall be payable to the Administrative Agent quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, with a final payment on the Maturity Date and the first and last payments to be prorated based upon the partial calendar quarters to which they apply.

2.4.3 Payment of Fees Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and participation fees, to the Lenders. Except as otherwise provided herein or in the Fee Letter, fees paid under this Agreement shall not be refundable under any circumstances.

2.5 [Reserved].

2.6 Additional Provisions Related to Interest Rate Selection.

2.6.1 Increased Costs. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the L/C Issuer;

(b) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBO Rate Advance made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof; or

(c) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Advance (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, promptly upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered. A certificate from a Lender provided to the Borrower by the Administrative Agent setting forth such amounts together with calculations thereof shall be conclusive absent manifest error.

2.6.2 Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time (and in any event within twenty (20) days) the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered. A certificate from a Lender provided to the Borrower by the Administrative Agent setting forth such amounts together with calculations thereof shall be conclusive absent manifest error.

2.6.3 Illegality. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful, or any central bank or Governmental Authority shall assert by directive, guideline or otherwise, that it is unlawful, for any Lender to make or maintain LIBO Rate Advances or to continue to fund or maintain LIBO Rate Advances, and such Lender, without cost or expense, cannot hold or administer its Commitment from an office where maintaining and funding LIBO Rate Advances can be accomplished, then, on written notice thereof and demand by the Administrative Agent to the Borrower, (a) the obligation of the Administrative Agent to make LIBO Rate Advances and to convert or continue any Loan as LIBO Rate Advances shall terminate and (b) at the end of the applicable Interest Period, the Borrower shall convert all principal outstanding under this Agreement into Base Rate Advances.

2.6.4 Availability. If, before or after the Borrower has selected to take or maintain a LIBO Rate Advance, but before the Interest Period with respect thereto commences, the Administrative Agent notifies the Borrower that:

(a) Dollar deposits in the amount and for the maturity requested are not available to the Lenders in the London interbank market at the rate specified in the definition of LIBO Rate set forth above, or

(b) Reasonable means do not exist for the Administrative Agent to determine the LIBO Rate for the amounts and maturity requested,

then the principal which would have been a LIBO Rate Advance shall be a Base Rate Advance.

2.6.5 Base Rate Advances. Each Base Rate Advance shall continue as a Base Rate Advance until the Revolving Facility Maturity, unless sooner converted, in whole or in part, to a LIBO Rate Advance, subject to the limitations and conditions set forth in this Agreement.

2.6.6 Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.6.7 Mitigation.

(a) Designation of a Different Lending Office. If any Lender requests compensation under this Section 2.6, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 2.8, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.8 or 2.6.1, 2.6.2, as the case may be, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Sections 2.6.1 or 2.6.2, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, the Borrower may replace such Lender in accordance with Section 13.2.4.

2.6.8 Survival. All of the Borrower’s obligations under this Section 2.6 shall survive termination of the Total Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

2.6.9 Taxes. Notwithstanding anything herein to the contrary, no additional amounts shall be payable by Borrower under this Section 2.6 with respect to Taxes on any amounts payable under the Loan Documents, which shall be governed by the provisions of Section 2.8 hereof.

2.7 Letters of Credit.

2.7.1 The Letter of Credit Commitment.

(a) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.7, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or Borrower Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.7.2 below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower, Borrower Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Total Revolving Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender made under the Revolving Facility, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) The L/C Issuer shall not issue any Letter of Credit, if:

(i) subject to Section 2.7.2(c), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(ii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date, subject to Section 2.7.7.

(c) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Legal Requirement applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(iii) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000;

(iv) such Letter of Credit is to be denominated in a currency other than Dollars;

(v) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(vi) any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender, subject to the provisions of Section 13.2.4.

(d) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(e) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 13 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 13 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

2.7.2 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. (Eastern Time) at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(b) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.2 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Borrower Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.

(c) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date unless all the Lenders have approved such later expiry date, subject to Section 2.7.7; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.7.1 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.2 are not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(d) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.2 are not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(e) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.7.3 Drawings and Reimbursements; Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. (Eastern Time) on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Base Rate Advance to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of the Loan, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in Section 5.2. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.7.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) Each Lender shall upon any notice pursuant to Section 2.7.3(a) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. (Eastern Time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.7.3(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(c) With respect to any Unreimbursed Amount that is not fully refinanced by a Loan Advance because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.7.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.7.

(d) Until each Lender funds its Commitment Percentage of any Loan Advance or L/C Advance pursuant to this Section 2.7.3 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(e) Each Lender’s obligation to make Loan Advances or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.7.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loan Advances pursuant to this Section 2.7.3 is subject to the conditions set forth in Section 5.2. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(f) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.7.3 by the time specified in Section 2.7.3(b), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

2.7.4 Repayment of Participations.

(a) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.7.3, if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(b) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.7.3(a) is required to be returned under any of the provisions of this Agreement (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

2.7.5 Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a) Any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(b) The existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Borrower Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) Any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) Any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(e) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Borrower Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will, immediately after discovery thereof, notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

2.7.6 Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (a) through (e) of Section 2.7.5 provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

2.7.7 Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. For purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (the “Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such Cash Collateral and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at KeyBank.

2.7.8 Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

2.7.9 Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Commitment Percentage an annual Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Margin for LIBO Rate Advances times the maximum stated amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.7.13. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Letter of Credit Expiration Date. The first and last payments of such Letter of Credit fee are to be prorated based upon the partial calendar quarters to which they apply. If there is any change in the Applicable Margin for LIBO Rate Advances during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin for LIBO Rate Advances separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

2.7.10 Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, equal to the greater of (i) one eighth of one percent (.125%) per annum, computed on the maximum stated amount of such Letter of Credit or (ii) $500. Such fronting fee shall be due and payable at such time as the Letter of Credit is issued. For purposes of computing the maximum stated amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.7.13. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.7.11 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.7.12 Letters of Credit Issued for Borrower Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Borrower Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Borrower Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Borrower Subsidiaries.

2.7.13 Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

2.8 Taxes.

2.8.1 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall, to the extent permitted by applicable Laws, be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to Section 2.8.5 below.

(b) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 2.8.5 below (unless the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, in which case Borrower shall withhold or make such deductions as are determined by the Borrower to be required based on the information and documentation it has received pursuant to Section 2.8.5 below), (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code (unless the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, in which case Borrower shall timely pay the full amount withheld and deducted to the relevant Governmental Authority in accordance with the Code), and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

2.8.2 Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 2.7.1 above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

2.8.3 Tax Indemnifications.

(a) Without limiting the provisions of Sections 2.8.1 or 2.8.2 above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within twenty (20) days after written demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (b) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(b) Without limiting the provisions of Sections 2.8.1 or 2.8.2 above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within twenty (20) days after written demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to Section 2.8.5. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (b). The agreements in this clause (b) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

2.8.4 Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 2.8, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

2.8.5 Status of Lenders; Tax Documentation.

(a) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(b) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(i) Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(ii) Each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) Executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B) Executed originals of Internal Revenue Service Form W-8ECI,

(C) Executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(D) In the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(E) Executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(c) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.8.5(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

2.8.6 Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses actually incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3. SECURITY FOR THE LOAN; LOAN AND SECURITY DOCUMENTS.

3.1 Security. The Loan together with interest thereon and all other charges and amounts payable by, and all other obligations of, the Borrower to the Administrative Agent and/or each of the Lenders, whenever incurred, direct or indirect, absolute or contingent, arising under or with respect to this Agreement, the Security Documents, or any other Loan Document, together with all other Obligations, shall be secured by the following collateral (the “Collateral”) which the Borrower agrees to provide and maintain, or cause to be provided and maintained (whether provided for each in separate agreements or combined with various other agreements):

3.1.1 Mortgage/Deed of Trust and Security Agreement.

(a) A first priority mortgage/deed of trust/deed to secure debt (as applicable) and security agreement (individually and collectively, the “Mortgage”) in the form of Exhibit K granted by each Borrowing Base Property Owner to the Administrative Agent or a trustee on behalf of the Administrative Agent, as applicable, for the ratable benefit of the Lenders, on (i) each Collateral Property, (ii) all land, improvements, furniture, fixtures, equipment, and other assets (including, without limitation, property management agreements, contracts, contract rights, accounts, Licenses and Permits and general intangibles), including all after-acquired property, owned, or in which each Borrowing Base Property Owner has or obtains any interest, in connection with each Collateral Property; (iii) all insurance proceeds and other proceeds therefrom, and (iv) all other assets of each Borrowing Base Property Owner, whether now owned or hereafter acquired and related to each Collateral Property.

(b) Each Mortgage shall secure the payment and performance of the Obligations.

(c) At the option of the Administrative Agent, each Mortgage shall be either (x) a first priority mortgage/deed of trust (as applicable) and security agreement granted by the applicable Borrowing Base Property Owner to the Administrative Agent or a trustee on behalf of the Administrative Agent, as applicable, on behalf of the Lenders, or (y) an amendment, restatement and consolidation of a first priority mortgage/deed of trust (as applicable) and security agreement acquired by the Administrative Agent, for the ratable benefit of the Lenders, with proceeds of a Loan Advance.

(d) In the event that in connection with the granting of any Mortgage on a Borrowing Base Property, the Administrative Agent, for the ratable benefit of the Lenders, purchases by assignment an existing mortgage loan or loans on such Borrowing Base Property, the Borrower represents, warrants, covenants and agrees as follows:

(i) The request for the Administrative Agent to purchase by assignment such loan or loan shall constitute a representation and warranty by the Borrower that (A) all signatures by the Borrower, any Borrower Subsidiary and, to the best of the Borrower’s knowledge, all other Persons on the assigned promissory note, mortgage, and all other documents, instruments, and agreements executed in connection therewith are genuine, (B) such documents, together with any other documents or instruments supplied by the Borrower to the Administrative Agent, sets forth the entire agreement with respect to the loan arrangement evidenced thereby, and (C) the applicable Borrowing Base Property Owner is absolutely and unconditionally indebted under said documents and does not have any offsets, defenses, or counterclaims thereunder, or otherwise against the lender thereunder, or any predecessor in interest to such lender;

(ii) The Borrower waives, on its own behalf and on behalf of CRT and the Loan Parties, any offsets, defenses or counterclaims that exist or may have existed with respect to such assigned loan arrangement and assigned documents; and

(iii) The Borrower shall cause to be delivered to the Administrative Agent such documents, instruments and agreements as the Administrative Agent shall reasonably require in order to evidence and effectuate such assignment and the terms and conditions hereof.

3.1.2 Collateral Assignment of Leases and Rents. A first priority collateral assignment of leases and rents (individually and collectively, the “Assignment of Leases and Rents”) granted by each Borrowing Base Property Owner to the Administrative Agent, for the ratable benefit of the Lenders, with respect to all Leases of each Collateral Property and all income and profits to be derived from the operation and leasing of each Collateral Property in substantially the form of Exhibit L.

3.1.3 Collateral Assignment of Contracts. A first priority collateral assignment and security agreement granted by each Borrowing Base Property Owner to the Administrative Agent, for the ratable benefit of the Lenders, with respect to all Licenses and Permits and all contracts, agreements and warranties now owned or hereafter acquired by each Collateral Property Owner and related in any manner to each Collateral Property in substantially the form of Exhibit M (individually and collectively, the “Collateral Assignment of Contract”).

3.1.4 Guaranties. The unconditional, continuing guaranty (individually and collectively the “Guaranty”) from each Guarantor, pursuant to which each Guarantor shall guaranty the prompt, punctual, and faithful payment of the Loan and the performance of all Borrower’s other Obligations to the Administrative Agent and each of the Lenders under the Loan Documents in substantially the form of Exhibit G, which shall include each Borrowing Base Property Owner and each direct owner of the equity in a Borrowing Base Property Owner (other than the Borrower).

3.1.5 Environmental Compliance and Indemnification Agreement. A compliance and indemnification agreement with respect to environmental matters (individually and collectively the “Environmental Indemnity Agreement”) from the Borrower, CRT and each Guarantor in favor of the Administrative Agent and each of the Lenders in substantially the form of Exhibit H.

3.1.6 Ownership Interest and Inter-Company Loan Pledge. A first priority pledge granted by the Borrower (or any Affiliate of the Borrower who directly owns equity in a Borrowing Base Property Owner) to the Administrative Agent, for the ratable benefit of the Lenders, with respect to (i) the one-hundred (100%) percent ownership interest in each Borrowing Base Property Owner and (ii) any inter-company obligations from time to time due from any Borrowing Base Property Owner to the Borrower (or such Affiliate) to secure the Obligations pursuant to the terms and conditions of (A) a Pledge and Security Agreement from the Borrower (or Affiliate, as applicable) with respect to each Borrowing Base Property Owner in substantially the form of Exhibit I (individually and collectively the “Pledge and Security Agreement”) and (B) a Consent from each Borrowing Base Property Owner in substantially the form of Exhibit N (individually and collectively, the “Consent”).

3.1.7 Additional Documents. Any other documents, instruments and agreements from time to time reasonably required by the Administrative Agent in order to provide a first priority lien on the Collateral.

3.2 Loan Documents and Security Documents. The Loan shall be made, evidenced, administered, secured and governed by all of the terms, conditions and provisions of the following loan documents (the “Loan Documents”), each as the same may be hereafter modified or amended, consisting of: (i) this Loan Agreement; (ii) the Notes; (iii) the various documents and agreements referenced in Section 3.1 above, and (iv) any other documents, instruments, or agreements heretofore or hereafter executed to further evidence or secure the Loan.

The Loan Documents, referenced in Sections 3.1.1 through and including 3.1.7, together with any such other Loan Documents as may be executed in accordance with Section 3.5, below, as to any Collateral Property, are sometimes referred to herein, singly and collectively as the “Security Documents”.

3.3 Removal of Individual Property as a Borrowing Base Property—Borrower. From time to time during the term of this Agreement following (i) Borrower’s written request (“Collateral Release Request”) and (ii) satisfaction of the Release Conditions, the Administrative Agent shall, in each case to the extent applicable, release such Borrowing Base Property from the Lien held by the Administrative Agent, for the ratable benefit of the Lenders, release the subject Borrowing Base Property Owner from the Guaranty, terminate the assignments made by such Borrowing Base Property Owner pursuant to the documents set forth in Sections 3.1.2 and 3.1.3, release the Environmental Indemnity (subject to the terms thereof) delivered pursuant to Section 3.1.5, and release its Lien upon the ownership interest in such Borrowing Base Property Owner and its manager or general partner which was pledged by the Borrower as Collateral pursuant to Section 3.1.6, and thereafter, to the extent such Borrowing Base Property Owner does not own any other Borrowing Base Property, such Borrowing Base Property Owner shall no longer be a Loan Party for the purposes of this Agreement; provided, however, any such release by the Administrative Agent shall not be deemed to terminate or release such Borrowing Base Property Owner from any obligation or liability under any Loan Document which specifically by its terms survives the said release or the payment in full of the Obligations. The “Release Conditions” are the following:

3.3.1 Borrowing Base Compliance. After giving effect to the release of the Borrowing Base Property, the Total Outstandings will be less than or equal to the Maximum Loan Amount.

3.3.2 Financial Covenant Compliance. Upon release of the Lien on the subject Borrowing Base Property, the Financial Covenants shall remain satisfied (or be satisfied if the release cures a Default which resulted from the Financial Covenants not being satisfied).

3.3.3 No Default Upon Release. No Default shall exist under this Agreement or the other Loan Documents at the time of any such release, except for any Default which is cured or remedied by the removal of such Individual Property from being a Borrowing Base Property.

3.3.4 No Default Prior to Release. No Event of Default shall exist under this Agreement or the other Loan Documents at the time of the Collateral Release Request or at the time of any such release, except for any Event of Default which is cured or remedied by the removal of such Individual Property from being a Borrowing Base Property.

3.3.5 [Reserved].

3.3.6 Payment of Fees. The Borrower shall pay or reimburse the Administrative Agent for all appraisal fees, title insurance and recording costs, reasonable legal fees and expenses and other reasonable costs and expenses incurred by Administrative Agent in connection with the release.

Any failure of any removal and release requested by the Borrower to meet all of the Release Conditions shall be deemed a rejection of the proposed Collateral Release Request and, subject to the other terms and conditions hereof as to whether any Individual Property is a Borrowing Base Property, such Borrowing Base Property shall remain a Borrowing Base Property hereunder and shall be included within the Collateral.

At the request of the Borrower, the Administrative Agent shall use reasonable efforts to cooperate in the assignment of the Security Documents to a new lender with respect to any Borrowing Base Property being released, subject to the execution of assignment documentation acceptable to the Administrative Agent.

3.3.7 Theater Parcel. Notwithstanding the foregoing provisions of this Section 3.3, the Administrative Agent and the Lenders acknowledge and agree that provided no Event of Default is then in existence, the Administrative Agent shall, upon the written request of the Borrower and without requiring Borrower to satisfy any of the Release Conditions, release the portion of the Individual Property owned by Cedar-Riverview, L.P., as described on Schedule 3.3.7, from the lien of the Security Documents, and consent to the execution and recording of a customary reciprocal or other easement agreement with respect such property, provided, however, the foregoing provisions of this Section 3.3.7 shall not apply in the event that such portion of such Individual Property has been accepted by the Lenders as a Borrowing Base Property.

3.4 Removal of Individual Property as a Borrowing Base Property—Administrative Agent.

3.4.1 Removal Criteria. An Individual Property shall no longer be deemed to be a Borrowing Base Property upon the determination by the Administrative Agent of the occurrence of any of the following:

(a) A Major Event of Loss occurs as to a Borrowing Base Property;

(b) A Borrowing Base Property as to which an Event of Loss occurs is not, or ceases to be, a Restoration Property, or upon completion of the Repair Work, will not meet all of the Borrowing Base Property Requirements; or

(c) The Required Lenders have instructed the Administrative Agent to remove a Borrowing Base Property if a tenant or tenants which have Leases in such Borrowing Base Property are subject to bankruptcy or insolvency proceedings and are not paying rent as required under such Leases or have filed a motion to reject such Lease, or have not assumed such Lease within sixty (60) days (or such longer period granted by the applicable bankruptcy court, not to exceed one hundred eighty (180) days) after such tenant’s bankruptcy filing.

3.4.2 [Reserved].

3.4.3 Release by Administrative Agent. With respect to any Individual Property determined by the Administrative Agent to no longer be deemed a Borrowing Base Property in accordance with this Section 3.4, if requested by the Borrower and the Release Conditions are satisfied with respect thereto, the Administrative Agent shall, in each case to the extent applicable, release such Individual Property from the Lien held by the Administrative Agent, release the subject Borrowing Base Property Owner from the Guaranty, terminate the assignments made by such Borrowing Base Property Owner pursuant to Sections 3.1.2 and 3.1.3 and release its Lien upon the ownership interest in such Borrowing Base Property Owner and its manager or general partner which was pledged by the Borrower as Collateral pursuant to Section 3.1.6, and thereafter, to the extent such Borrowing Base Property Owner does not own any other Borrowing Base Property, such Borrowing Base Property Owner shall no longer be a Loan Party for the purposes of this Agreement; provided, however, any such release by the Administrative Agent shall not be deemed to terminate or release such Borrowing Base Property Owner from any obligation or liability under any Loan Document which specifically by its terms survives the said release or the payment in full of the Obligations. However, if the said Release Conditions are not satisfied with respect to such Individual Property, although such Individual Property shall no longer be a Borrowing Base Property, the Individual Property shall not be released from the Lien held by the Administrative Agent (shall continue to be a Collateral Property) and there shall be no release of the Collateral relating to such Individual Property or the subject Borrowing Base Property Owner, until such time as the Release Conditions are satisfied with respect thereto.

3.5 Additional Borrowing Base Property. From time to time during the term of this Agreement following the Borrower’s written request (“Additional Collateral Request”), the Required Lenders shall authorize the Administrative Agent to accept one or more Individual Properties as Borrowing Base Properties upon the satisfaction of the following conditions, in a manner reasonably acceptable to the Administrative Agent and the Required Lenders:

(a) If sought by the Borrower, the Borrower shall have obtained Preliminary Approval for the addition of such Individual Property.

(b) The Borrower (or applicable Loan Party) shall have satisfied all of the Borrowing Base Property Requirements as to such Individual Property.

(c) The Borrower and the applicable Loan Parties shall have executed and delivered the documents set forth in Section 3.1.

(d) The Borrower shall pay or reimburse the Administrative Agent for all appraisal fees, title insurance and recording costs, reasonable legal fees and expenses and other costs and expenses incurred by Administrative Agent in connection with the additional Borrowing Base Property.

(e) The Borrower, the subject Borrowing Base Property Owner, and the subject Individual Property shall have satisfied all applicable conditions precedent set forth in Article 5 prior to the inclusion of the Individual Property as a Borrowing Base Property.

The Administrative Agent shall give the Borrower prompt written notice of the decision of the Lenders with respect to the admission or rejection of any Individual Property as a Borrowing Base Property. To the extent that an Individual Property does not meet the requirements set forth above, the Borrower may nevertheless request that such Individual Property be included as a Borrowing Base Property and the Required Lenders may, in their sole and absolute discretion, agree to the acceptance of such Individual Property as an additional Borrowing Base Property.

4. CONTINUING AUTHORITY OF AUTHORIZED OFFICERS.

The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Authorized Officers with respect to all matters pertaining to the Loan and the Loan Documents including, but not limited to, the selection of interest rates, the submission of requests for Loan Advances or Letters of Credit and certificates with regard thereto. Such authorization may be changed only upon written notice to Administrative Agent accompanied by evidence, reasonably satisfactory to Administrative Agent, of the authority of such Authorized Officer giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent. The Authorized Officers as of the Closing Date are as set forth on Schedule 4.

5. CONDITIONS PRECEDENT.

5.1 Closing Loan and Funding Initial Loan Advance. It shall be a condition precedent of Lenders’ obligation to close the Loan and to fund the Term Facility or the initial proceeds of the Revolving Facility that each of the following conditions precedent be satisfied in full, unless specifically waived in writing by all of the Lenders at or prior to the date of this Agreement (the “Closing Date”):

5.1.1 Satisfactory Loan Documents. On the Closing Date, each of the Loan Documents shall be satisfactory in form, content and manner of execution and delivery to the Administrative Agent and the Administrative Agent’s counsel and all Loan Documents shall be in full force and effect.

5.1.2 Financial Information; No Material Change.

(a) No change shall have occurred in the financial condition, business, affairs, operations or control of Borrower and/or the Loan Parties, since the date of their respective financial statements most recently delivered to Administrative Agent or any of the Lenders, which change has had or could reasonably be expected to have a Material Adverse Effect; and Borrower and the other Loan Parties shall have furnished Administrative Agent such other financial information, and certifications as reasonably requested by the Administrative Agent.

(b) The Borrower shall have provided to the Administrative Agent such certificates and other evidence as the Administrative Agent may reasonably require to evidence that the Borrower, CRT and each of the Borrowing Base Property Owners (both before and after giving effect to the Loan) is solvent, has assets having a fair value in excess of the amount required to pay such Person’s probable liabilities and existing Debts as such become absolute and mature, and has adequate capital for the conduct of such Person’s business and the ability to pay such Person’s Debts from time to time incurred in connection therewith as such Debts mature, including the Closing Compliance Certificate (the “Closing Compliance Certificate”) set forth as Exhibit F hereto or in such other form reasonably acceptable to the Administrative Agent.

5.1.3 Representations and Warranties Accurate. All representations and warranties made by or on behalf of any of the Borrower and the other Loan Parties, or any of them, to the Administrative Agent or any of the Lenders shall be true, accurate and complete in all material respects and shall not omit any material fact necessary to make the same not materially misleading.

5.1.4 Validity and Sufficiency of Security Documents. The Security Documents shall create a valid and perfected lien in and to the Collateral and each of the Security Documents and related UCC filings will be filed to the satisfaction of the Administrative Agent and the Administrative Agent’s counsel, including, without limitation, as follows:

(a) The Borrower, the other Loan Parties, and any other Persons executing Loan Documents on the Closing Date shall have delivered to the Administrative Agent with respect to the Security Documents or, in the case of UCC-1 financing statements, delivery of such financing statements in proper form for recording, and shall have taken all such other actions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Liens and security interests intended to be created by the Security Documents in the Collateral covered thereby; provided that, notwithstanding the foregoing, the recordation of the Security Documents and UCC filings, including, without limitation, the Mortgage, the Assignment of Leases, and the fixture filings, shall not be a condition precedent hereunder if the Administrative Agent has received gap title insurance acceptable to the Administrative Agent; and

(b) On or prior to the Closing Date, the Administrative Agent shall have received the results of a UCC, tax lien and judgment search as may be reasonably requested by the Administrative Agent with respect to the Borrower and any other Loan Parties, and the results of such search shall indicate there are no judgments which the Administrative Agent shall reasonably determine in good faith could reasonably be expected to have a Material Adverse Effect or Liens not permitted under the Loan Documents or to be satisfied with the proceeds of the initial Loan Advance or otherwise permitted by the Administrative Agent.

5.1.5 Litigation. On the Closing Date, there shall not be any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of the Borrower’s knowledge, threatened with respect to the Loan, the transactions contemplated in the Loan Documents, or the Borrower, any other Loan Party, or any other Borrower Subsidiary, which are not fully covered (subject to deductibles) by an insurance policy issued by a reputable and financially viable insurance company, or, to the extent not so covered, which the Administrative Agent shall reasonably determine in good faith could reasonably be expected to have a Material Adverse Effect.

5.1.6 Formation Documents and Entity Agreements. On the Closing Date, the Administrative Agent shall have received a certificate of an Authorized Officer of each Loan Party (or the manager or general partner of such Loan Party, as applicable) certifying as to (a) resolutions of such Loan Party authorizing and approving the transactions contemplated by the Loan Documents, and the execution and delivery thereof by such Loan Party in respect of the documents to which it is a party on its own behalf, or as a general partner or manager of such Loan Party, in respect of any of the Loan Documents, (b) signatures and incumbency of all Authorized Officers of such Loan Party (or the manager or general partner of such Loan Party, as applicable) executing documentation on behalf of such entity or on behalf of such Loan Party, in connection with the transactions contemplated by the Loan Documents, (c) the Formation Documents of such Loan Party having been duly executed, delivered and filed (to the extent required by applicable Laws) and remaining in full force and effect and unmodified except as stated therein as of the date of such certificate (and annexing copies thereof) and (d) the good standing certificates of such Loan Party for (i) its state of formation and (ii) such other good standing certificates where the conduct of such Loan Party’s business and ownership of its assets requires such qualification unless the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on such Loan Party.

5.1.7 Compliance With Laws. The Administrative Agent shall have received and approved evidence that there are no Laws which prohibit or adversely limit the capacity or authority of the Borrower or any Loan Party to enter into the Loan Documents and perform the obligations of such Person with respect thereto.

5.1.8 Compliance With Financial Covenants. The Lenders shall have received from the Administrative Agent the Closing Compliance Certificate or other evidence reflecting the Borrower’s compliance with the Financial Covenants and the terms and conditions hereof after giving effect to this Agreement and the other Loan Documents.

5.1.9 Borrowing Base Property Due Diligence. The Administrative Agent shall have received and completed a review of such due diligence as the Administrative Agent may reasonably require with respect to any Borrowing Base Property, consistent with customary commercial lending practices for properties of a similar nature including, without limitation, satisfaction of the Borrowing Base Property Requirements.

5.1.10 Condition of Property. There shall have been no material unrepaired or unrestored damage or destruction by fire or otherwise to any of the real or tangible personal property comprising or intended to comprise the Borrowing Base Properties.

5.1.11 Insurance. The Borrower shall have provided to the Administrative Agent with respect to each Borrowing Base Property, the Borrower, each other Loan Party and the Collateral evidence of: (i) insurance coverage which meets the property, hazard, and other insurance requirements set forth on Schedule 5.1.11 of this Loan Agreement to the satisfaction of Administrative Agent; and (ii) payment of the premiums for such insurance in accordance with the requirements set forth in Section 7.5.3.

5.1.12 Third Party Consents and Agreements. The Administrative Agent shall have received such third party consents and agreements, if any, as the Administrative Agent may reasonably require with respect to the entering into the Loan Documents and the performance of the obligations thereunder.

5.1.13 Legal and other Opinions. The Administrative Agent shall have received and approved legal opinion letters from counsel representing the Borrower and the other Loan Parties which meet Administrative Agent’s legal opinion requirements and covering such matters incident to the transactions contemplated herein as the Administrative Agent may request.

5.1.14 No Default. There shall not be any Default under any of the Loan Documents.

Notwithstanding anything to the contrary contained in this Agreement, with respect to any Existing Borrowing Base Property, the Administrative Agent and the Lenders hereby agree that the only closing requirements with respect to such Existing Borrowing Base Properties shall be receipt of (a) an amendment, restatement or amendment and restatement of the first priority Mortgage of such Existing Borrowing Base Properties, (b) an amendment, restatement or amendment and restatement of the first priority Collateral Assignment of Leases and Rents granted by each Borrowing Base Property Owner to the Administrative Agent, (c) an amendment, restatement or amendment and restatement of the Environmental Indemnification Agreement applicable to each Borrowing Base Property, (d) an amendment, restatement or amendment and restatement, with respect to the Guaranty, the Collateral Assignment of Contract, the Pledge and Security Agreement and the Consent with respect to each Existing Borrowing Base Property, (e) satisfactory legal opinion letters from counsel representing the Borrower and the other Loan Parties with respect to such Existing Borrowing Base Properties, (f) a title policy “bring down” endorsement with respect to each existing title policy naming the Administrative Agent as insured with respect to each Existing Borrowing Base Property, (g) to the extent requested by the Administrative Agent, updated flood hazard searches and, if such Borrowing Base Property is in a flood zone, flood hazard insurance, (h) to the extent necessary, amendments to existing UCC financing statements, (i) the other documentation set forth on the closing agenda provided by the Administrative Agent, and (j) such other documentation, to the extent not previously delivered and in the possession of the Administrative Agent, required under the definition of Borrowing Base Property Requirements, subject to Section 7.30; it being understood that upon execution of this Agreement, each Lender agrees that the Borrowing Base Property Requirements for each Existing Borrowing Base Property have been satisfied.

5.2 Conditions to all Credit Extensions. The obligation of each Lender to honor any Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBO Rate Advances) is subject to the following conditions precedent:

5.2.1 Financial Covenant Compliance. The Borrower shall be in compliance, on a pro forma basis after giving effect to such Credit Extension, with the Financial Covenants, as satisfied by the Closing Compliance Certificate, or once delivered, the most recent Compliance Certificate delivered by the Borrower.

5.2.2 No Default. No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof

5.2.3 Loan Notice. The Administrative Agent and, if applicable, the L/C Issuer shall have received a Loan Notice in accordance with the requirements hereof.

Each request for a Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of LIBO Rate Advances) submitted by the Borrower shall be deemed to be a certification that the conditions specified in Sections 5.2.1, 5.2.2 and 5.2.3 have been satisfied on and as of the date of the applicable Credit Extension.

6. REPRESENTATIONS AND WARRANTIES.

To induce the Lenders to enter into this Agreement and to make each Loan Advance, to issue each Letter of Credit and to otherwise complete all of the transactions contemplated hereby, the Borrower represents and warrants to the Administrative Agent and each Lender that:

6.1 Formation. Each Loan Party has been duly formed and is validly existing and in good standing as a corporation, partnership or limited liability company, as the case may be, under the laws of the State of its formation. Each Loan Party has the requisite corporate, partnership or company power and authority, as applicable, to own its assets and conduct its businesses as currently conducted and owned, and to enter into and perform its obligations under each Loan Document to which it is a party. Each Loan Party is in good standing and authorized to do business in each jurisdiction where the ownership of its assets and/or the conduct of its business requires such qualification except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

6.2 Proceedings; Enforceability. Each Loan Party has taken all requisite corporate, partnership or limited liability company action, as applicable, to authorize the execution, delivery and performance by such Loan Party of the Loan Documents to which it is a party. Each Loan Document which is required to be executed and delivered on or prior to the date on which this representation and warranty is being made has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its respective terms except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.3 Conflicts. Neither the execution, delivery and performance of the Loan Documents by the Loan Parties nor compliance by any Loan Party with the terms and provisions thereof (including, without limitation, the granting of Liens pursuant to the Security Documents), (a) will contravene any provision of any Law or any order, writ, injunction or decree of any court or Governmental Authority having jurisdiction over the Borrower, the Property or any Loan Party, (b) will conflict with or result in any breach of any of the terms, covenants, conditions of, or constitute a default under, or result in the creation or imposition (or the obligation to create or impose) of any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Loan Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement or any other agreement, contract or instrument to which any Loan Party is a party or by which it or any of its properties or assets is bound or to which it may be subject, or (c) will violate any provision of any Formation Document of any Loan Party.

6.4 Ownership and Taxpayer Identification Numbers. All of the partners, owners, stockholders, and members, respectively and as may be applicable, of each Loan Party (other than the Borrower and CRT) are listed in Schedule 6.4 (as such may be updated from time to time). Set forth on Schedule 6.4 (as such may be updated from time to time) is the exact correct and legal name, tax identification number(s) and state of incorporation or organization of the Borrower, CRT and each other Loan Party and whether such Loan Party owns a Borrowing Base Property. Each Borrowing Base Property Owner is a Wholly-Owned Subsidiary of the Borrower.

6.5 Litigation. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of each Loan Party’s knowledge, threatened with respect to the Loan, the transactions contemplated in the Loan Documents, any Loan Party, the Collateral or any Borrower Subsidiary, which are not fully covered (subject to deductibles) by an insurance policy issued by a reputable and financially viable insurance company, or, to the extent not so covered, could (a) materially adversely affect a Borrowing Base Property or (b) have or reasonably be expected to have a Material Adverse Effect.

6.6 Information. All factual information furnished by or on behalf of the Borrower or any Loan Party to the Administrative Agent and/or any of the Lenders (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any Loan Party to the Administrative Agent and/or any of the Lenders will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided. There is no material fact presently known to the Borrower which has not been disclosed to the Administrative Agent, and thereupon disclosed by the Administrative Agent to the Lenders, which could reasonably be expected to have a Material Adverse Effect.

6.7 Taxes. All Loan Parties have made all required tax filings and are not delinquent in the payment of any federal, state and local taxes, assessments, impositions or other governmental charges applicable to them and/or their respective assets, except to the extent same are being contested in a manner which complies with the requirements of Section 8.2.4.

6.8 Financial Information. The Consolidated financial statements of CRT and the consolidating financial statements of the Borrower and each Borrower Subsidiary delivered to the Administrative Agent (and which statements the Administrative Agent has delivered to the Lenders) present fairly the (a) financial condition of CRT and its Subsidiaries and the Borrower and the Borrower Subsidiaries, as applicable, as of the dates of such statements and (b) results of operations for the periods covered thereby. Since the dates of the relevant financial statements, no change has occurred which could reasonably be expected to have a Material Adverse Effect. All financial statements of CRT, the Borrower, the Borrower Subsidiaries, or any other Loan Party hereafter furnished to the Administrative Agent or any of the Lenders shall be true, accurate and complete in all material respects and shall fairly present the financial condition of CRT, the Borrower, the Borrower Subsidiaries and/or respective Loan Party, as applicable, as of the date thereof.

6.9 Control Provisions. The Borrower controls, directly or indirectly, and without the requirement for consent of any other Person (other than CRT), the management of each Borrowing Base Property Owner, subject to the rights of those minority or other equity interest holders as the Administrative Agent may approve.

6.10 Formation Documents. The Borrower has delivered or caused to be delivered to the Administrative Agent true and complete copies of all Formation Documents of the Loan Parties, and all amendments thereto.

6.11 Bankruptcy Filings. No Loan Party is contemplating either a filing of a petition under any Debtor Relief Laws or the liquidation of all or a major portion of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against any Loan Party.

6.12 Investment Company. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.13 [Reserved].

6.14 Borrowing Base Properties.

6.14.1 Licenses and Permits. The Borrowing Base Property Owners possess such Licenses and Permits issued by the appropriate federal, state, or local regulatory agencies or bodies necessary to own and operate each Borrowing Base Property, except where the failure to possess any such License or Permit could not reasonably be expected to have a Material Adverse Effect. The Borrowing Base Property Owners are in material compliance with the terms and conditions of all such Licenses and Permits, except where the failure so to comply could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the Licenses and Permits are valid and in full force and effect, except where the invalidity of such Licenses and Permits or the failure of such Licenses and Permits to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of the Borrowing Base Property Owners has received any written notice of proceedings relating to the revocation or modification of any such Licenses and Permits which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to result in a Material Adverse Effect.

6.14.2 Ownership. (a) The Borrowing Base Property Owners have either (i) fee simple title to the Borrowing Base Properties or (ii) a leasehold estate interest in the Borrowing Base Properties, as set forth in Schedule 6.14.2 (as such may be updated from time to time), which such schedule (as it may be updated from time to time) also sets forth the current appraised value of each such Borrowing Base Property; (b) the interest of the Borrowing Base Property Owners in the Borrowing Base Properties are not subject to any Liens except for those in favor of the Administrative Agent for the ratable benefit of the Lenders securing the repayment of Obligations and other Permitted Liens, (c) neither the Borrower, CRT, nor any of the Borrowing Base Property Owners has received written notice of the assertion of any material valid claim by anyone adverse to any Loan Party’s ownership, or leasehold rights in and to any Borrowing Base Property (except as may be disclosed in any update from time to time in accordance with Section 6.25) and (d) no Person has an option or right of first refusal to purchase all or part of any Borrowing Base Property or any interest therein which has not been waived (except as disclosed in Schedule 6.14.2 or in any update from time to time in accordance with Section 6.25).

6.14.3 Environmental Matters. Except to the extent (i) the failure of the following to be true could not reasonably be expected to have a Material Adverse Effect or (ii) disclosed in writing to the Lenders prior to the Individual Property becoming a Borrowing Base Property either pursuant to an Environmental Report (as defined in the applicable Environmental Indemnity Agreement) or in the S-11 registration statement filed by the Borrower on October 23, 2003 (it being understood that any such disclosure is limited to the facts known at the time such Individual Property became a Borrowing Base Property and does not include any new information or any change in facts regarding such disclosure that occurs at a later date), (a) each Borrowing Base Property is free of any Hazardous Materials in violation of any Environmental Laws applicable to such property; (b) none of the Borrowing Base Property Owners nor any Loan Party has received any written notice of a claim under or pursuant to any Environmental Legal Requirements applicable to a Borrowing Base Property or under common law pertaining to Hazardous Materials on or originating from any Borrowing Base Property (except as may be disclosed in any update from time to time in accordance with Section 6.25) and (c) none of the Borrowing Base Property Owners or any Loan Party has received any written notice from any Governmental Authority claiming any material violation of any Environmental Legal Requirements that is uncured or unremediated (except as may be disclosed in any update from time to time in accordance with Section 6.25) .

6.14.4 Leases. Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (a) with respect to the Borrowing Base Properties, each Major Lease is in full force and effect (except as may be disclosed in any update from time to time in accordance with Section 6.25), (b) to the Borrower’s knowledge, none of the Borrowing Base Property Owners is in default after notice and the expiration of all applicable cure periods in the performance of any material obligation under any Major Lease and the Borrower has no knowledge of any circumstances which, with the passage of time or the giving of notice, or both, would constitute an event of default by any party under any of the Major Leases (except as may be disclosed in any update from time to time in accordance with Section 6.25), (c) to the Borrower’s knowledge, no tenant is in default after notice and the expiration of all applicable cure periods in the performance of any material obligation under any Major Lease (except as may be disclosed in any update from time to time in accordance with Section 6.25), (d) to the Borrower’s knowledge, there are no actions, voluntary or involuntary, pending against any tenant under a Major Lease under any Debtor Relief Laws (except as may be disclosed in any update from time to time in accordance with Section 6.25), and (e) none of the Major Leases and none of the rents or other amounts payable thereunder has been assigned, pledged or encumbered by any of the Borrowing Base Property Owners or any other Person, except with respect to the Lien in favor of the Administrative Agent on behalf of the Lenders securing the repayment of Obligations.

6.14.5 Ground Lease. Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (a) each Ground Lease with respect to a Borrowing Base Property is valid, binding and in full force and effect as against the applicable Borrowing Base Property Owners and, to the Borrower’s knowledge, the other party thereto, (b) none of Borrowing Base Property Owner’s interest in the Ground Leases is subject to any pledge, lien, assignment, license or other agreement granting to any third party any interest therein, (c) no payments under any Ground Lease with respect to a Borrowing Base Property are delinquent, and to the knowledge of the Borrower, there does not exist under any of the Ground Leases any default after notice and expiration of all applicable cure periods in the performance of any material obligation under a Ground Lease, and (d) the identity of each ground lessor under a Ground Lease with respect to a Borrowing Base Property and whether each such ground lessor is an Affiliate of any Loan Party are set forth in Schedule 6.14.5 (as such may be updated from time to time).

6.15 Margin Regulations; Use of Proceeds. The Loan Parties are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock. The proceeds of the Loan shall be used solely and exclusively as provided in Section 8.13. No portion of the proceeds of the Loan shall be used directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry any margin stock or to extend credit to others for the purpose thereof or to repay or refund indebtedness previously incurred for such purpose, or (b) for any purpose which would violate or in inconsistent with the provisions of regulations of the Board of Governors of the Federal Reserve System including, without limitation, Regulations T, U and X thereof.

6.16 Insurance. The Collateral Properties are insured by insurers of recognized financial responsibility against such losses and risks in compliance with the requirements of Schedule 5.5.1 hereto.

6.17 Deferred Compensation and ERISA. Neither the Borrower nor any other Loan Party or any ERISA Affiliate, has any employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA nor maintains any employee welfare benefit plan (as defined in Section 3(l) of ERISA) that primarily provide for health and welfare benefits to retired employees or other former employees (other than as required by Section 601 of ERISA).

6.18 [Reserved].

6.19 No Default . There is no Default on the part of the Borrower or any of the other Loan Parties under this Agreement or any of the other Loan Documents and no event has occurred and is continuing which could constitute a Default under any Loan Document.

6.20 Governmental Authorizations; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person that has not been obtained or delivered is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.21 Qualification as a REIT. CRT qualified as a REIT under the provisions of the Code, as applicable, for its fiscal year ended December 31, 2010, and has remained qualified from December 31, 2010 through the date hereof. All appropriate federal income tax returns for the fiscal years through December 31, 2010 have been filed by CRT with the IRS and no previously filed return has been examined and reported on by the IRS. CRT has not incurred any liability for excise taxes pursuant to Section 4981 of the Code. CRT is organized in conformity with the requirements for qualification as a REIT pursuant to Sections 856 through 860 of the Code, and CRT’s proposed method of operation consistent with CRT’s business and the business activities contemplated by this Agreement will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

6.22 Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws applicable to it or to its properties, except in such instances in which (a) such requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.23 Property Matters.

6.23.1 Major Leases. Set forth on Schedule 6.23.1 is a list of all Major Lease locations and the tenants party to Leases at such Major Lease locations (as updated from time to time).

6.23.2 Borrowing Base Properties. Set forth on Schedule 6.4 is a list of each Borrowing Base Property with detail indicating the owner of each Borrowing Base Property and the location of each Borrowing Base Property.

6.23.3 Flood Hazard. Except to the extent covered by flood insurance required by Schedule 5.1.11, if any, no Borrowing Base Property is located in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

6.24 Solvency. After giving effect to the transactions contemplated hereby, (a) each of the Loan Parties is solvent and is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (b) the fair saleable value of each Loan Party’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement. After giving effect to the transactions contemplated hereby, none of the Loan Parties (i) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (ii) has incurred, or believes that it will incur debts beyond its ability to pay such debts as they become due; provided that nothing contained in subclause (i) shall require any equity holder to make any capital contribution to comply with such subclause (i). In executing the Loan Documents and consummating the transactions contemplated hereby, none of the Loan Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Loan Parties is or will become indebted.

6.25 Regarding Representations and Warranties. Each request by any Borrower for a Loan Advance and/or the issuance of a Letter of Credit: (i) shall constitute an affirmation by Borrower that the foregoing representations and warranties remain true and correct as of the date of such request (except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 6.25, the representations and warranties contained in Section 6.8 shall be deemed to refer to the most recent statements furnished pursuant to Section 7.2.1 and Section 7.2.2; and except as to the representations and warranties in Sections 6.4, 6.7, 6.9, and 6.14 which may be modified only to reflect events occurring after the date hereof as specifically disclosed in writing to Administrative Agent prior to or simultaneously with such written request) and, unless Administrative Agent is notified to the contrary prior to the disbursement of the requested Loan Advance or the issuance of the requested Letter of Credit, will be so on the date of such Loan Advance or issuance of such Letter of Credit, and (ii) shall constitute the representation and warranty of Borrower to Administrative Agent and each of the Lenders that the information set forth in each such request is true and correct in all material respects and omits no material fact necessary to make the same not misleading, provided that to the extent any representation or warranty made by the Borrower in this Agreement or any other Loan Document shall be incorrect or misleading in any material respect with respect to one or more Borrowing Base Properties such that the affirmations, representations and warranties required by this Section 6.25 cannot be made, the Borrower may remove a Borrowing Base Property pursuant to the terms of Section 3.3 (with a resulting decrease in the Borrowing Base Value) so that the affirmations, representations and warranties required by this Section 6.25 may be made. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by each Loan Party shall be deemed to have been relied upon by the Administrative Agent and each of the Lenders notwithstanding any investigation heretofore or hereafter made by the Administrative Agent and/or any of the Lenders or on its behalf.

7. AFFIRMATIVE COVENANTS.

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall cause, with respect to Sections 7.3 through 7.13, inclusive and Sections 7.18, 7.28, 7.29 and 7.30, each Loan Party to:

7.1 Notices. Within five (5) business days after obtaining actual knowledge thereof, notify the Administrative Agent in writing (and the Administrative Agent shall thereafter promptly notify the Lenders) of the following: (a) occurrence of any act, event or condition which constitutes a Default or Event of Default under any of the Loan Documents; and (b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect. Any notification delivered pursuant to clause (a) of this Section 7.1 shall include a written statement of any remedial or curative actions, if applicable, which the Borrower proposes to undertake and/or to cause any of other Loan Parties to cure or remedy such Default or Event of Default.

7.2 Financial Statements; Reports; Officer’s Certificates. Furnish or cause to be furnished to the Administrative Agent (and the Administrative Agent shall thereafter promptly furnish copies of same to the Lenders) from time to time, the following financial statements, reports, certificates, and other information, all in form and manner of presentation reasonably acceptable to the Administrative Agent:

7.2.1 Annual Statements. As soon as available and in any event no later than the earlier of (a) to the extent applicable, five days following the date CRT is required by the SEC to deliver its Form 10-K for each Fiscal Year and (b) ninety (90) days after the close of each Fiscal Year, (i) the Consolidated statements of financial condition of CRT, as at the end of such Fiscal Year and the related Consolidated statement of income and retained earnings and statement of cash flows for such Fiscal Year, in each case, commencing with the Fiscal Year ending December 31, 2011, setting forth comparative figures for the preceding fiscal year and certified by Ernst & Young LLP or other independent registered public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, in an unqualified opinion which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, (ii) consolidating income statements for the Borrower and each Borrower Subsidiary; such financial statements to include and to be supplemented by such detail and supporting data and schedules as the Administrative Agent may from time to time reasonably determine and (iii) updated two-year Cash Flow Projection specifically identifying, without limitation, (A) any changes to the Cash Flow Projection provided in the immediately prior Officer’s Certificate and (B) any Distributions projected during the next one-hundred and eighty (180) days.

7.2.2 Periodic Statements. As soon as available and in any event no later than the earlier of (a) to the extent applicable, five days following the date CRT is required by the SEC to deliver its Form 10-Q for each fiscal quarter, and (b) forty-five (45) days after the close of each fiscal quarter (except for the quarter ending on December 31), (i) the Consolidated statement of financial condition of CRT, as at the end of such quarterly period, (ii) the related Consolidated statement of income and retained earnings (for the current quarter and on a year to date basis), and (iii) the Consolidated statement of cash flows (on a year to date basis), in each case commencing with the fiscal quarter ending September 30, 2011, setting forth comparative figures for the related periods in the prior Fiscal Year, internally prepared in accordance with GAAP, consistently applied, subject to normal year-end audit adjustments, all in form and manner of presentation reasonably acceptable to the Administrative Agent, such financial statements to include and to be supplemented by such detail and supporting data and schedules as the Administrative Agent may from time to time reasonably determine, together with consolidating income statements for the Borrower and each Borrower Subsidiary.

7.2.3 Borrowing Base Property Reports. Quarterly and annually, upon delivery of each of the financial statements required pursuant to Sections 7.2.1 and 7.2.2, above, the following financial statements for each of the Borrowing Base Property Owners internally prepared by the Borrower and certified by the Borrower to be true, accurate and complete in all material respects: (a) to the extent not included in the deliveries under Sections 7.2.1 or 7.2.2, an operating statement showing all calculation necessary to determine Adjusted Net Operating Income and/or Pro Forma Annual Net Operating Income on a property by property basis, including, without limitation, the results of operation for the current quarter and on a year-to-date basis for the period just ended and, annually, an operating statement for the year just ended; and (b) in the form customarily used by the Borrower, a detailed, current rent roll of the subject Borrowing Base Property, containing such details as the Administrative Agent may reasonably request.

7.2.4 SEC Reports. Within five (5) days after being received, copies of all correspondence from the SEC, other than routine non-substantive general communications from the SEC.

7.2.5 Compliance Certificates. Quarterly and annually, upon delivery of each of the financial statements required pursuant to Sections 7.2.1 and 7.2.2 above, (a) a Compliance Certificate in form of Exhibit C, annexed hereto, together with an Officer’s Certificate from the Borrower providing and otherwise certifying (i) the compliance or non-compliance by the Borrower with the Financial Covenants, including such supporting detail as is reasonably deemed necessary by the Administrative Agent to verify the calculations incorporated therein, (ii) a report containing, to the extent not included in the deliveries under Sections 7.2.1, 7.2.2, or 7.2.3 for all Individual Properties, a summary listing of all Net Operating Income, revenues, rent roll, mortgage Debt, if any, the Borrower’s ownership interest therein, and, in addition, for each Individual Property acquired during the quarter just ended, the cost basis and the amount and terms of any assumed Debt, (iii) a certification that the financial statements fairly present in all material respects the Consolidated financial condition of CRT and that no Default or Event of Default has occurred and is continuing, or if it is, a statement as to the nature thereof; (iv) a listing of all filings by the Borrower or CRT with the SEC, including, without limitation, full copies of CRT’s 10-Q and 10-K filings; (v) Cash Flow Projections, as required under Sections 7.2.1 and 7.2.2, specifically identifying, without limitation, (A) any changes to the Cash Flow Projection provided in the immediately prior Officer’s Certificate and (B) any Distributions projected during the next one-hundred and eighty (180) days and (C) a consolidated Adjusted FFO; (vi) a list of any Major Leases entered into during the most recent fiscal quarter and any existing Leases that became Major Leases during the most recent fiscal quarter; and (vii) any material change in accounting policies required by GAAP or financial reporting practices by any Loan Party or their Subsidiaries.

7.2.6 Data Requested. Within a reasonable period of time and from time to time, such other financial data or information as the Administrative Agent may reasonably request with respect to the Collateral Properties, the Borrower, and/or the other Loan Parties including, but not limited to, rent rolls, aged receivables, aged payables, leases, budgets, forecasts, reserves, cash flow projections, deposit accounts, mortgage information, physical condition of the Collateral Properties and pending lease proposals;

7.2.7 Tax Returns. Upon the Administrative Agent’s request, copies of all federal and state tax returns of the Borrower and the other Loan Parties;

7.2.8 Lease Notices. Concurrently with the giving or receipt thereof, and within ten (10) Business Days of receipt thereof, copies of all notices of default given or received by any Loan Party with respect to any Major Lease.

7.2.9 Ground Lessor Interest Notices. Concurrently with the giving thereof, and within five (5) Business Days of receipt thereof, copies of all material notices, other than routine correspondence, given or received by any Loan Party with respect to any Ground Lease with respect to a Borrowing Base Property.

7.2.10 Entity Notices. Concurrently with the issuance thereof, copies of all material written notices (excluding routine correspondence) given to the partners, owners, stockholders, and/or members, respectively, of the Borrower.

7.2.11 Property Acquisition or Sale. Within five (5) Business Days of receipt thereof, copies of all notices in any way relating to a proposed sale or acquisition of any Individual Property which the Borrower or any Borrower Subsidiary intends to consummate.

7.2.12 Property Finance. Within five (5) Business Days of receipt thereof, copies of all notices in any way relating to (a) a proposed finance or refinance of any Individual Property which the Borrower or any Borrower Subsidiary intends to consummate, (b) the occurrence of any monetary or material non-monetary default or monetary or material non-monetary event of default under any Debt which is recourse to the Borrower, or any other default or event of default under any Debt which is recourse to the Borrower, the occurrence of which could reasonably be expected to have a Material Adverse Effect, or (c) the occurrence of any monetary or material non-monetary default or monetary or material non-monetary event of default under any Debt in excess of $40,000,000 which is secured by an Individual Property, or any other default or event of default under any Debt in excess of $40,000,000 which is secured by an Individual Property, the occurrence of which could reasonably be expected to have a Material Adverse Effect.

7.2.13 Notice of Litigation. Within ten (10) Business Days after an Authorized Officer obtains knowledge thereof, written notice of any pending or, to the best of such Person’s knowledge, threatened action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) relating in any way to the Loan, the transactions contemplated in the Loan Documents (including, without limitation, with regard to all Distributions), or the transactions contemplated in any documentation executed in connection therewith, or the Borrower, any other Loan Party, any other Borrower Subsidiary or any Borrowing Base Property, which is not fully covered (subject to deductibles) by an insurance policy issued by a reputable and financially viable insurance company, or, to the extent not so covered, which could reasonably be expected to have a Material Adverse Effect or a material adverse effect on a Borrowing Base Property.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtaks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower or CRT is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 15.20); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat and shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.” Notwithstanding the foregoing, (i) the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC” and (ii) no Public Lender shall be permitted to withhold, condition or delay its approval or consent to any matter hereunder based solely on such Public Lender’s failure or refusal to receive and/or review non-Public Borrower Materials.

7.3 Existence. (a) Preserve, renew and keep in full force and effect (i) the partnership, limited liability company or corporate existence, as applicable, of each Loan Party and (ii) the material rights, licenses, permits and franchises of each Loan Party, (b) comply with all Laws and other Laws applicable to it and its assets, business and operations, the non-compliance with which could reasonably be expected to have a Material Adverse Effect, (c) to the extent applicable, at all times maintain, preserve and protect all material franchises and trade names and all the remainder of its property used or useful in the conduct of its business, and (d) keep and cause each Loan Party to keep, its assets in good working order and repair, ordinary wear and tear and damage by casualty or taking by condemnation excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.

7.4 Payment of Taxes. Duly pay and discharge, before the same shall become overdue, all taxes, assessments, impositions, and other governmental charges payable by it or with respect to the Collateral Properties, to the extent that same are not paid by the tenants under the respective Leases; provided, however, the failure of any Loan Party to pay such taxes, assessments, impositions, or other governmental charges shall not constitute a Default or Event of Default as long as same are being contested in a manner which complies with the requirements of Section 8.2.4.

7.5 Insurance; Casualty, Taking.

7.5.1 General Insurance Requirements. Maintain or cause the appropriate Person to maintain in full force and effect the following insurance: (a) the Collateral Properties shall be insured by insurers of recognized financial responsibility against such losses and risks in compliance with the Major Leases and the requirements set forth in Schedule 5.1.11 hereto, and (b) all other assets of the Borrower and the Borrower Subsidiaries shall be insured with such insurance as is reasonable and usual for Persons conducting business operations similar to those of the Borrower and in compliance with the terms of any secured financing with respect thereto.

7.5.2 Excess Insurance Coverage. Without limiting the generality of the insurance requirements set forth herein, only if commercially available at commercially reasonable rates (in an amount reasonably consistent with the amount of such insurance generally obtained by companies engaging in real estate business operations of a similar size and nature as that of the Borrower) either (a) the insurance policies required hereunder shall not include any so called “terrorist exclusion” or similar exclusion or exception to insurance coverage relating to the acts of terrorist groups or individuals, or (b) excess or blanket coverage with respect thereto shall be provided, which excess or blanket coverage must be in an amount, from an insurer, and in accordance with terms and conditions reasonably acceptable to the Administrative Agent.

7.5.3 Payment of Premiums. All insurance premiums shall be paid, at the Borrower’s option either annually in advance or in installments when due, and the Administrative Agent shall be provided with evidence of such payment of insurance premiums (or evidence of the relevant installment payment) prior to each renewal or replacement of such coverages.

7.5.4 Notice of Damage. In the event of any damage or destruction to any Collateral Property by reason of fire or other hazard or casualty, the Borrower shall give immediate written notice thereof to the Administrative Agent. If there is any condemnation for public use of any Collateral Property the Borrower shall give immediate written notice thereof to the Administrative Agent (and the Administrative Agent shall thereafter promptly notify the Lenders). With respect to any such condemnation, the Borrower shall make the Mandatory Principal Payment, if any is required, set forth herein. Further, the Borrower shall upon the request of the Administrative Agent provide to the Administrative Agent a report as to the status of any insurance adjustment, condemnation claim, or restoration resulting from any casualty or taking.

7.6 Inspection. Permit the Administrative Agent and the Lenders and its/their agents, representatives and employees to inspect the Collateral Properties, and any and all other assets of the Borrower or any of the Loan Parties, at reasonable hours upon reasonable notice, subject to the rights of tenants therein. The Borrower shall be responsible for the reasonable costs incurred by the Administrative Agent of one such inspection of each Borrowing Base Property or other asset per year, and all such inspections if an Event of Default is in existence.

7.7 Loan Documents. Observe, perform and satisfy all the terms, provisions, covenants and conditions to be performed by it under, and to pay when due all costs, fees and expenses, and other Obligations to the extent required under, the Loan Documents.

7.8 Further Assurances. Execute and deliver to the Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts, necessary or desirable in the reasonable judgment of the Administrative Agent, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations or for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents.

7.9 Books and Records. Maintain and keep in accordance with GAAP (or such other accounting basis reasonably acceptable to the Administrative Agent), proper and accurate books, records and accounts reflecting all of the financial affairs of the Borrower and such other Loan Parties and the Borrower Subsidiaries and all items of income and expense in connection with their respective business and operations and in connection with any services, equipment or furnishings provided in connection with the operation of the business of the Borrower, the other Loan Parties, and the Borrower Subsidiaries, whether such income or expense is realized thereby or by any other Person. The Administrative Agent shall have the right, not more than once each quarter (unless an Event of Default shall have occurred and be continuing in which case as often as the Administrative Agent shall reasonably determine), during normal business hours and upon reasonable notice, to examine such books, records and accounts at the office of the Person maintaining such books, records, correspondence, and accounts and to make such copies or extracts thereof as the Administrative Agent shall desire at the Administrative Agent’s cost and expense. The Borrower shall give the Administrative Agent fifteen (15) Business Days’ notice of any change in the location of its financial records from the address specified at the beginning of this Agreement. The Administrative Agent may discuss the financial and other affairs of the Borrower, the other Loan Parties, and Borrower Subsidiaries with any of its partners, owners, and any accountants hired by the Borrower, it being agreed that the Administrative Agent and each of the Lenders shall use reasonable efforts not to divulge information obtained from such examination to others except in connection with Laws and in connection with administering the Loan, enforcing its rights and remedies under the Loan Documents and in the conduct, operation and regulation of its banking and lending business (which may include, without limitation, the transfer of the Loan or of participation interests therein). Any assignee or transferee of the Loan, co-lender, or any holder of a participation interest in the Loan shall deal with such information in the same manner and in connection with any subsequent transfer of its interest in the Loan or of further participation interests therein.

7.10 Business and Operations. (a) Continue to engage in the type of businesses, acquisition, sale, financing, development and operation of retail properties and usual and customary uses incidental to such retail activities presently conducted by them as of the Closing Date, respectively, and (b) be qualified to do business and in good standing under the Laws of each jurisdiction, and otherwise to comply with all Laws, as and to the extent the same are required for the ownership, maintenance, management and operation of the assets of such Person except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

7.11 Title. (a) Warrant and defend (i) the title to each item of Collateral owned by such Person and every part thereof, subject only to Permitted Liens, (ii) the validity and priority of the Liens and security interests held by the Administrative Agent pursuant to the Loan Documents, in each case against the claims of all Persons whomsoever, and (iii) the title to and in the Collateral Properties, and (b) the Borrower and the other Loan Parties shall be responsible, jointly and severally, to reimburse the Administrative Agent and the Lenders for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by the Administrative Agent and/or any of the Lenders if an interest in any item of Collateral, other than as permitted hereunder, is claimed by another Person.

7.12 Estoppel. Within ten (10) Business Days after a request therefor from the Administrative Agent, which request shall not be made by the Administrative Agent more than once each Fiscal Year, furnish to the Administrative Agent a statement, duly acknowledged and certified, setting forth (a) the amount then owing by the Borrower in respect of the Obligations, (b) the date through which interest on the Loan has been paid, (c) any offsets, counterclaims, credits or defenses to the payment by any Loan Party to the Obligations of which the Borrower has knowledge and (d) whether any written notice of Default from the Administrative Agent to the Borrower or any of the other Loan Parties is then outstanding and acknowledging that this Agreement and the other Loan Documents are in full force and effect and unmodified, or if modified, giving the particulars of such modification.

7.13 ERISA. As soon as possible and, in any event, within ten (10) days after any Loan Party, Borrower Subsidiary, or any ERISA Affiliate knows of the occurrence of any of the following which could reasonably be expected to have a Material Adverse Effect, deliver to the Administrative Agent a certificate of an executive officer of the Borrower setting forth details as to such occurrence and the action, if any, that the applicable the Borrower or other Loan Party or Borrower Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by such the Borrower, Loan Party, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: (a) that a Reportable Event has occurred; (b) that any Plan has been deemed to be in “at risk status” (as defined in Section 430(i)(4) of the Code without regard to 430(i)(4)(B) relating to the transition rule) (c) that the minimum required contribution (as defined in Section 430(a) of the Code) to a Plan has not been timely made; (d) that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (e) that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan; (f) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (g) that such the Borrower, Loan Party, Borrower Subsidiary, or ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA; or (h) or that such the Borrower, the Loan Party or Borrower Subsidiary may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(l) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA). Upon the request of the Administrative Agent, the Borrower shall (and shall cause the other Loan Parties, ERISA Affiliates and Borrower Subsidiaries to) deliver to the Administrative Agent a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Department of Labor. In addition to any certificates or notices delivered to the Administrative Agent pursuant to the first sentence hereof, copies of any material notices received by the Borrower, a Loan Party, a Borrower Subsidiary, or any ERISA Affiliate with respect to any Plan shall be delivered to the Administrative Agent no later than ten (10) days after the date such report has been filed with the Internal Revenue Service, the Department of Labor, or the PBGC or such notice has been received by the Borrower, Loan Party or Borrower Subsidiary or ERISA Affiliate, as applicable.

7.14 [Reserved].

7.15 Costs and Expenses. Pay all costs and expenses as required by Section 15.9.1.

7.16 Appraisals.

7.16.1 Appraisal. The Administrative Agent shall have the right at its option to the extent that (a) the existing applicable appraisal is more than twelve (12) months old or (b) in the Administrative Agent’s reasonable discretion, the value of any Borrowing Base Property has been materially impacted, to order an Appraisal of one or more of the Borrowing Base Properties prepared at the Administrative Agent’s direction by an appraiser selected by the Administrative Agent, after notice to the Borrower. An appraiser selected by the Administrative Agent shall be an MAI member with an appropriate level of professional experience appraising commercial properties in the respective area(s) of the Borrowing Base Properties and otherwise qualified pursuant to provisions of applicable Laws under and pursuant to which the Administrative Agent operates. At any time, the Borrower shall have the right at its option and at its own expense to direct that the Administrative Agent order an Appraisal of one or more Borrowing Base Properties by an appraiser selected by the Borrower and approved by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed.

7.16.2 Costs of Appraisal. The Borrower shall pay for the costs of each Appraisal and each updated Appraisal requested by the Administrative Agent only (a) after the occurrence of an Event of Default, or (b) in connection with an annual Appraisal to be ordered by the Administrative Agent for each Borrowing Base Property, or (c) in connection with any request by the Borrower to extend the Initial Maturity Date to the Extended Maturity Date, or (d) if, in the Administrative Agent’s reasonable discretion, the value of any Borrowing Base Property has been materially impacted.

7.17 Indemnification. At all times, both before and after repayment of the Loan, at its sole cost and expense defend, indemnify, exonerate and save harmless the Administrative Agent and each of the Lenders and all those claiming by, through or under the Administrative Agent and each of the Lenders as required by Section 15.9.2.

7.18 Leasing Matters.

7.18.1 Administrative Agent’s Approval Required.

(a) Except as provided for herein, the Loan Parties may enter into, modify, terminate, or amend any Lease for any Individual Property without the approval of the Administrative Agent or the Lenders.

(b) Administrative Agent’s prior written approval, which shall not be unreasonably withheld or delayed, shall be required in each instance as to the entering into of any Major Lease.

(c) For any Major Lease requiring approval hereunder, the approval shall relate to: (i) the economic and other material terms of the Major Lease; (ii) each tenant under a proposed Major Lease; (iii) each guarantor of a tenant’s obligations under a proposed Major Lease; (iv) any material modification or amendment to the Major Lease, and (v) any optional termination, cancellation or surrender of any Major Lease by the Loan Party thereto but not a termination resulting from a default of the tenant thereunder.

7.18.2 Borrower’s Requests. Subject to Section 7.18.5, any request by Borrower for an approval from Administrative Agent with respect to leasing matters shall be sent to the Administrative Agent and shall be accompanied to the extent available, by the following: (i) the proposed lease or amendment or modification thereof complete with all applicable schedules and exhibits and a lease abstract; (ii) a complete copy of any proposed guaranty; (iii) comprehensive financial information with respect to the proposed tenant and, if applicable, the proposed guarantor (as to new leases or amendments or modifications to existing leases involving material economic changes); and (iv) an executive summary of the terms and conditions of the proposed lease and, if applicable, the proposed guaranty.

7.18.3 Response. The Administrative Agent shall act on requests from Borrower for any approval required under Section 7.18.2 in a commercially reasonable manner and shall use commercially reasonable efforts to respond to any such request within ten (10) Business Days for approvals required under Section 7.18.2, in each instance following Administrative Agent’s receipt thereof with all required supporting information. Administrative Agent’s response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified conditions, or a request for further data or information, or any combination thereof, with any such response including in each instance reasonable detail with respect to the basis for the disapproval or the additional information requested. Notwithstanding the foregoing, any such Lease which is materially consistent with an Approved Lease Term Sheet shall be deemed approved by the Administrative Agent hereunder. If the Borrower submits to Administrative Agent a written request for approval with respect to a proposed Lease and/or any such action with respect to a Lease and includes the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN TEN (10) BUSINESS DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

and if the foregoing legend is included by the Borrower in its communication, the Administrative Agent shall be deemed to have approved or consented to such proposed Lease and/or such action if the Administrative Agent shall fail to object to such proposed Lease and/or such action within ten (10) Business Days (without counting the day of receipt) of Agent’s receipt of such notice.

7.18.4 Intentionally Omitted.

7.18.5 Preliminary Submission.

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(a) At Borrower’s option, after the preparation or execution of a term sheet or letter of intent with any proposed tenant under a Major Lease requiring approval herein, the Borrower may deliver to the Administrative Agent a preliminary submission consisting of, to the extent available, (x) an executive summary or abstract of the terms and conditions of the proposed lease and, if applicable, the proposed guaranty and (y) comprehensive financial information with respect to the proposed tenant and, if applicable, the proposed guarantor. Administrative Agent shall act on requests from Borrower for any approval under this section in a commercially reasonable manner and shall use commercially reasonable efforts to respond to any such request within five (5) Business Days following Administrative Agent’s receipt thereof. In the event that Administrative Agent approves such summary material and financial information for any Major Lease, the material shall be referred to herein as an “Approved Lease Term Sheet”.

(b) Administrative Agent shall not withhold its approval of (x) the economic terms of any lease which are not materially less favorable than the economic terms established by an Approved Lease Term Sheet, or (y) the identity of the tenant and each guarantor, and any terms or other substantive provisions, reflected in an Approved Lease Term Sheet, unless there has been a material adverse change in the financial condition of the tenant or any such guarantor since the approval of such Approved Lease Term Sheet. If the Borrower submits to Administrative Agent a written request for approval with respect to an Approved Lease Term Sheet and includes the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE WITHIN TEN (10) BUSINESS DAYS OF RECEIPT. FAILURE TO DO SO WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

and if the foregoing legend is included by the Borrower in its communication, the Administrative Agent shall be deemed to have approved or consented to such proposed Approved Lease Term Sheet if the Agent fail to object to such Approved Lease Term Sheet within ten (10) Business Days (without counting the day of receipt) of Administrative Agent’s receipt of such notice.

7.19 Interest Coverage Ratio. Maintain an Interest Coverage Ratio greater than or equal to (a) commencing with the Closing Date and continuing until the end of the quarter ending December 31, 2012, 1.75:1 and (b) commencing with the quarter ending March 31, 2013 until the Maturity Date, 1.80:1. The Interest Coverage Ratio covenant shall be tested by the Administrative Agent as of each Calculation Date with results based upon the results for the most recent Calculation Period, such calculation and results to be verified by the Administrative Agent.

7.20 Leverage Ratio. Maintain a Leverage Ratio as determined as of each Calculation Date of less than sixty-five percent (65%). The Leverage Ratio covenant shall be tested by the Administrative Agent as of each Calculation Date, such calculation and results to be verified by the Administrative Agent.

7.21 Fixed Charge Ratio. Maintain a Fixed Charge Ratio as determined as of each Calculation Date as follows:

(a) Commencing with the Closing Date and continuing until the end of the quarter ending December 31, 2012, not less than 1.25:1;

(b) Commencing with the quarter ending March 31, 2013 and continuing until the end of the quarter ending December 31, 2013, not less than 1.30:1;

(c) Commencing with the quarter ending March 31, 2014 and continuing until the end of the quarter ending December 31, 2014, not less than 1.35:1; and

(d) Commencing with the quarter ending March 31, 2015 and continuing until the Maturity Date, not less than 1.40:1.

The Fixed Charge Ratio covenant shall be tested by the Administrative Agent as of each Calculation Date with results based upon the results for the most recent Calculation Period, such calculation and results to be verified by the Administrative Agent.

7.22 Net Worth. Maintain a Net Worth as determined as of each Calculation Date equal to or greater than the aggregate of (a) $439,676,000.00 plus (b) seventy-five percent (75%) of the cumulative net cash proceeds received from and the value of assets acquired (net of (i) underwriters’ discounts, commissions and other reasonable out-of-pocket expenses of issuance actually paid to any Person (other than a Loan Party or an Affiliate of any Loan Party) and (ii) Debt incurred or assumed in connection therewith) through the issuance of Capital Stock by CRT after September 30, 2011. The Net Worth covenant shall be tested by the Administrative Agent as of each Calculation Date, such calculation and results to be verified by the Administrative Agent.

7.23 Borrowing Base Property Covenants.

7.23.1 Occupancy Ratio. Not permit the aggregate Occupancy Ratio for the Borrowing Base Properties that are Stabilized Assets (determined on an aggregate rentable square foot basis) to be less than eighty percent (80%).

7.23.2 Retail Center. Maintain each Borrowing Base Property at all times (following completion thereof in the case of Development Assets) as a retail center located in the United States owned by a Borrowing Base Property Owner.

7.23.3 Business Strategy. Maintain ownership of each Borrowing Base Property at all times consistent with the Borrower’s business strategy, and each Borrowing Base Property shall at all times be of an asset quality consistent with the quality of Borrowing Base Properties owned by the Borrowing Base Property Owners as of the date hereof.

7.23.4 Estoppels and SNDA Agreements. Within thirty (30) days subsequent to the date that a Compliance Certificate is required to be delivered pursuant to Section 7.2.5, use commercially reasonable efforts to obtain an executed estoppel and subordination, non-disturbance and attornment agreement (to the extent such Lease is not subordinated by its terms) from the tenant under any Lease that became a Major Lease during the most recent fiscal quarter (but after the Closing Date). To the extent such estoppel and/or subordination, non-disturbance and attornment agreement cannot be obtained, provide the Administrative Agent evidence of the matters or issues preventing such agreements from being executed.

7.23.5 Title Insurance Within thirty (30) days subsequent to the date the title insurance on a Borrowing Base Property is less than 65% of its Appraised Value (as a result of a new Appraisal pursuant to Section 7.16), increase the amount of title insurance such that the title insurance on such Borrowing Base Property is equal to 65% of its Appraised Value.

7.24 Variable Rate Debt. Maintain an aggregate Pro Rata Share of the Debt (including the Loan) of the Consolidated CRT Entities and the Unconsolidated CRT Entities which is Variable Rate Indebtedness of not more than thirty-five (35%) percent of the Total Asset Value.

7.25 Replacement Documentation. Upon receipt of an affidavit of an officer of the Administrative Agent as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, the Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

7.26 Maintenance of REIT Status. CRT shall engage in such business activities, and shall refrain from engaging in such activities, so as to continue to meet the requirements for qualification and taxation as a REIT under the Code.

7.27 The Lenders’ Consultants.

7.27.1 Right to Employ. The Borrower agrees that the Administrative Agent shall have the right to employ on its behalf and on behalf of the Lenders, its own personnel, or one or more engineers, architects, environmental advisors, scientists, accountants, and attorneys to act as an advisor to the Administrative Agent and the Lenders in connection with the Loan (each of which shall be a “Lenders’ Consultant”).

7.27.2 Functions. The functions of a Lenders’ Consultant shall include, without limitation: (i) inspection and physical review of any Collateral Property; (ii) review and analysis of environmental matters; (iii) review and analysis of financial and legal matters; and (iv) providing usual inspection and review services in the event of the use of Net Proceeds for any Repair Work.

7.27.3 Payment. The reasonable costs and fees of the Lenders’ Consultants shall be paid by the Loan Parties upon billing therefor and, if not so paid within thirty (30) days, may be paid directly by the Lenders through a Loan Advance.

7.27.4 Access. The Loan Parties shall provide the Lenders’ Consultants with reasonable access to all Collateral Properties.

7.27.5 No Liability. Neither the Administrative Agent nor any Lender shall have liability to the Borrower, any Loan Party, or third party on account of: (i) services performed by the Lenders’ Consultant; or (ii) any failure or neglect by the Lenders’ Consultant to properly perform services. The Borrower shall have no rights under or relating to any agreement, report, or similar document prepared by the Lenders’ Consultant for the Administrative Agent or the Lenders. No Lenders’ Consultant shall have liability to the Borrower, any Loan Party, or third party on account of: (x) services performed by such Lenders’ Consultant; or (y) any failure or neglect by such Lenders’ Consultant to properly perform services, except for its gross negligence or willful misconduct.

7.28 Payment of Obligations. Pay and discharge as the same shall become due and payable, all lawful claims which, if unpaid, would by Law become a Lien upon its property (other than Permitted Liens).

7.29 Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (a) such requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.30 SNDA and Estoppels for Existing Borrowing Base Properties. Within one hundred twenty (120) days subsequent to the Closing Date, use commercially reasonable efforts to obtain executed estoppels and subordination, non-disturbance and attornment agreements from each tenant of an Existing Borrowing Base Property party to a Major Lease in existence as of the Closing Date, to the extent not already obtained. To the extent such estoppels and/or subordination, non-disturbance and attornment agreements cannot be obtained, provide the Administrative Agent evidence of the matters or issues preventing such agreements from being executed.

8. NEGATIVE COVENANTS.

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any other Loan Party to directly or indirectly:

8.1 No Changes to the Borrower and other Loan Parties. Without the prior written consent of the Administrative Agent, such consent not be unreasonably withheld, conditioned or delayed after not less than thirty (30) days’ prior written notice (with reasonable particularity of the facts and circumstances attendant thereto): (a) change its jurisdiction of organization, (b) change its organizational structure or type, (c) change its legal name, or (d) change the organizational number (if any) assigned by its jurisdiction of formation or its federal employment identification number (if any).

8.2 Restrictions on Liens. Create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible, including, without limitation, the Borrowing Base Properties), whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse) or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, or grant rights with respect to, or otherwise encumber or create a security interest in, such property or assets (including, without limitation, any item of Collateral) or any portion thereof or any other revenues therefrom or the proceeds payable upon the sale, transfer or other disposition of such property or asset or any portion thereof, or permit or suffer any such action to be taken, except the following (singly and collectively, “Permitted Liens”):

8.2.1 Administrative Agent’s Liens. Liens created by the Loan Documents;

8.2.2 Permitted Debt. Liens to secure Permitted Debt, provided that (x) the Borrower will be in compliance with the Financial Covenants considering the consequences of the granting of any such Lien and (y) no such Lien shall be secured by any Borrowing Base Property, the ownership interest in any Borrowing Base Property Owner, or any other assets of any Borrowing Base Property Owner;

8.2.3 Tax Liens. Liens for taxes, assessments or other governmental charges not yet delinquent or which are being diligently contested in good faith and by appropriate proceedings, if (a) to the extent such contest concerns a Borrowing Base Property, reasonable reserves in an amount not less than the tax, assessment or governmental charge being so contested shall have been established in a manner reasonably satisfactory to the Administrative Agent or deposited in cash (or cash equivalents) with the Administrative Agent to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable Law, (b) no imminent risk of sale, forfeiture or loss of any interest in any Borrowing Base Property or the Collateral or any part thereof arises during the pendency of such contest and (c) such contest could not reasonably be expected to have a Material Adverse Effect;

8.2.4 Judgment Liens. Liens in respect of property or assets imposed by Law, which do not secure Debt, such as judgment Liens (provided such judgment Liens do not cause the occurrence of an Event of Default under Section 10.1), carriers’, warehousemen’s, material men’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, (a) which, except for such judgment Liens, do not in the aggregate materially detract from the value of any property or assets or have, and could not reasonably be expected to have, a Material Adverse Effect, (b) which, except for such judgment Liens, are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, and (c) which as to any Borrowing Base Property do not have a lien priority prior to the Lien in favor of the Administrative Agent, for the benefit of the Lenders, with respect to the Obligations, including, without limitation, any future Loan Advances;

8.2.5 Personal Property Liens. Liens relating to personal property financing leases entered into in the ordinary course of business with respect to equipment, fixtures, furniture, furnishings and similar assets; and

8.2.6 L/C Issuer Liens. Liens, if any, in favor of the L/C Issuer to cash collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder.

8.2.7 Easements, etc. Liens in connection with easements, rights-of-way, zoning restrictions and other similar encumbrances affecting real property which, in the aggregate, do not impose material financial obligations on the Borrower or any Loan Party, and which do not, in the aggregate, materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such property or the Loan Party that owns such property.

8.2.8 Title Matters. Liens and other matters of record noted on Schedule B-1 of the loan title insurance policy approved by the Administrative Agent for each Borrowing Base Property.

8.3 Consolidations, Mergers, Sales of Assets, Issuance and Sale of Equity. (a) Dissolve, terminate or liquidate or, without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed, consolidate with or merge with or into any other Person, (b) issue, sell, lease, transfer or assign to any Persons or otherwise dispose of (whether in one transaction or a series of transactions) any portion of its assets (whether now owned or hereafter acquired), including, without limitation, any securities, membership or partnership interests, or other interests of any kind in any other Loan Party or Borrower Subsidiary, directly or indirectly (whether by the issuance of rights of, options or warrants for, or securities convertible into, any such security, membership or partnership interests or other interests of any kind), (c) permit another Person to merge with or into it, (d) acquire all or substantially all the capital stock, membership or partnership interests or assets of any other Person, or (e) take any action which could have the effect, directly or indirectly, of diluting the economic interest of any Loan Party in any other Loan Party or Borrower Subsidiary; except the following:

8.3.1 Transfers. Transfers pursuant to the Security Documents and other agreements in favor of the Administrative Agent for the ratable benefit of the Lenders;

8.3.2 Non-Loan Parties. Any such dissolution, liquidation, or termination which does not involve a Loan Party;

8.3.3 Loan Parties. With the prior written consent of the Administrative Agent and the Required Lenders, such consent not to be unreasonably withheld or delayed, any consolidation, merger, or issuance so long as the Borrower is the surviving entity, provided that (a) the Borrower will be in compliance with the Financial Covenants considering the consequences of such event, (b) no such event shall cause a Change of Control, and (c) each Borrowing Base Property Owner will continue to be a Wholly-Owned Subsidiary of the Borrower as of the date hereof;

8.3.4 Borrowing Base Properties. Sales of any Borrowing Base Property, provided the Release Conditions are satisfied with respect thereto;

8.3.5 Leases. Leases of all or any portion of any Borrowing Base Property which either (a) are permitted by the terms of this Agreement without the Administrative Agent’s consent or approval or (b) are approved as provided for in this Loan Agreement;

8.3.6 Property Transfers. Sales, transfers, assignments or other dispositions of other assets of the Borrower, any Loan Party or any Borrower Subsidiary which do or do not constitute Collateral; provided that (a) the Borrower will be in compliance with the Financial Covenants considering the consequences of any such sale; and (b) other than in connection with the sale of the Designated Properties, the aggregate amount of any such sales, transfers, or assignments of such other assets shall not exceed ten percent (10%) of the Total Asset Value, as verified by the Administrative Agent, unless prior written approval is obtained from the Administrative Agent (not to be unreasonably withheld, conditioned or delayed);

8.3.7 Ordinary Course. Sales or dispositions in the ordinary course of business of worn, obsolete or damaged items of personal property or fixtures which are suitably replaced;

8.3.8 With Consent. Transactions, whether outright or as security, for which the Administrative Agent’s, the Required Lenders’ or the Lenders’, as applicable, prior written consent has been obtained to the extent such approval is required under this Agreement;

8.3.9 Permitted Investments. In connection with a Permitted Investment;

8.3.10 Equity Issuances. The issuance or sale of equity interests in the Borrower or CRT;

8.3.11 Merger of Loan Parties. Mergers of and between Loan Parties, provided (a) the Borrower and CRT shall at all times remain surviving entities, (b) the Administrative Agent receives ten (10) Business Days prior written notice of the proposed merger, and (c) the Borrower agrees to take all such action and execute all such documents as the Administrative Agent may reasonably require in order to maintain the Administrative Agent’s priority and perfection in the Collateral;

8.3.12 Cedar-Riverview. The sale, transfer, assignment, redemption or other disposition of all or a portion of any preferred limited partnership interest in Cedar-Riverview LP; or

8.3.13 Cedar-Revere. The creation of further condominium units in the Individual Property owned by Cedar-Revere, LLC, and the performance of construction in connection therewith, subject to the Administrative Agent’s reasonable approval of the condominium documents creating such additional units and such normal and customary due diligence as the Administrative Agent may reasonably require.

8.4 Restrictions on Debt. (a) Create, incur or assume any Debt, or make any voluntary prepayments of any Debt in respect of which it is an obligor, (b) enter into, acquiesce, suffer or permit any amendment, restatement or other modification of the documentation evidencing and/or securing any Debt under which it is an obligor or (c) increase the amount of any Debt existing as of the Closing Date; except with respect to the following (singly and collectively, “Permitted Debt”):

8.4.1 Debt under this Agreement. The Obligations;

8.4.2 [Reserved].

8.4.3 Individual Property Debt. Individual Property secured Debt of the Borrower, CRT or any Borrower Subsidiary which is recourse to the Borrower or CRT consistent with customary project finance market terms and conditions (excluding the Obligations) in an amount not to exceed twenty five percent (25%) of the Total Asset Value in the aggregate outstanding at any one time, provided that the Borrower will be in compliance with the Financial Covenants considering the consequences of the incurrence of such Debt;

8.4.4 Nonrecourse Debt. Individual Property secured Debt of the Borrower, CRT or any Borrower Subsidiary which is nonrecourse to the Borrower (other than recourse in connection with customary nonrecourse or “bad boy” carve out provisions) or CRT, provided that the Borrower will be in compliance with the Financial Covenants considering the consequences of the incurrence of such Debt;

8.4.5 Ordinary Course. Debt incurred in the ordinary course of business for the purchase of goods or services which are payable, without interest, within ninety (90) days of billing;

8.4.6 Capital Leases. Debt under capital leases of the type described in Section 8.2.5;

8.4.7 Cross-Collateralized Debt. Individual Property Debt incurred under multi-property, cross-collateralized financings having an outstanding principal balance not to exceed $45,000,000;

8.4.8 Other Unsecured Debt. Unsecured Debt of a type not contemplated by any of the foregoing in an amount not to exceed $10,000,000 in the aggregate outstanding at any time; and

8.4.9 Other Debt. Debt, whether secured or unsecured, of a type not contemplated by any of the foregoing, for which Required Lenders’ prior written consent has been obtained.

8.5 Other Business. Enter into any line of business or make any material change in the nature of its business, purposes or operations, or undertake or participate in activities other than the continuance of its present business except as otherwise specifically permitted by this Agreement or the other Loan Documents.

8.6 Change of Control. Permit or otherwise suffer to occur any Change of Control.

8.7 Forgiveness of Debt. Voluntarily cancel or otherwise forgive or release any Debt owed to it by any Person, except for adequate consideration and except for settlement of lease obligations of tenants in the Borrower’s reasonable business judgment.

8.8 Affiliate Transactions. Enter into, or be a party to, any transaction with any Person which is an Affiliate of any Loan Party, except transactions (a) involving the offering or sale of a Person’s equity interests on an arm’s length basis, or (b) entered into in the ordinary course of business and on terms which are no less favorable to such Loan Party or Borrower Subsidiary than would be obtained in a comparable arm’s-length transaction with an unrelated third party, provided that this Section 8.8 shall not apply to transactions entirely between and among Loan Parties or entirely between and among Borrower Subsidiaries that are not Loan Parties.

8.9 ERISA. Establish or be obligated to contribute to any Plan.

8.10 Bankruptcy Filings. With respect to any of the Loan Parties, file a petition under any Debtor Relief Laws for the liquidation of all or a major portion of its assets or property.

8.11 Investment Company. Become an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.12 [Reserved].

8.13 Use of Proceeds. Permit the proceeds of the Loan, or any other accommodation at any time made hereunder, to be used for any purpose which entails a violation of, or is inconsistent with, Regulation T, U or X of the Board, or for any purpose other than to (a) repay certain existing indebtedness of the Borrower, (b) provide working capital to the Borrower, CRT, and the Borrower Subsidiaries, (c) provide funds for acquisitions, development, capital expenditures, and refinancings of real estate properties by the Borrower, CRT, and the Borrower Subsidiaries, (d) pay certain closing and transactional costs as approved by the Administrative Agent and (e) for other lawful REIT purposes.

8.14 Distributions. Authorize, declare, or pay any Distributions on behalf of the Borrower, except for Permitted Distributions.

8.15 Restrictions on Investments. Make or permit to exist or to remain outstanding any Investment except which are in:

(a) marketable direct or guaranteed general obligations of the United States of America which mature within one year from the date of purchase;

(b) (b) bank deposits, certificates of deposit and banker’s acceptances, or other obligations in or of the Lenders or banks located within and chartered by the United States of America or a state and having assets of over $500,000,000;

(c) the Borrower’s Subsidiaries (both Subsidiaries as of the date hereof and any other Person that becomes a Borrower Subsidiary), subject in all instances to the terms of this Agreement; and

(d) Permitted Investments.

8.16 Negative Pledges, Etc. Enter into any agreement subsequent to the Closing Date (other than a Loan Document) which (a) prohibits the creation or assumption of any Lien upon any of the Collateral, including, without limitation, any hereafter acquired property, (b) specifically prohibits the amendment or other modification of this Agreement or any other Loan Document, or (c) could reasonably be expected to have a Material Adverse Effect.

8.17 Other Covenants. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that no Collateral is in the possession of any third party bailee (such as at a warehouse). In the event that the Borrower and/or any of the other Loan Parties, after the date hereof, intends to store or otherwise deliver any Collateral or other personal property in which the Administrative Agent has been granted a security interest to such a bailee, then the Borrower shall receive the prior written consent of the Administrative Agent not to be unreasonably withheld or delayed and such bailee must acknowledge in writing that the bailee is holding such Collateral or such other personal property for the benefit of the Administrative Agent and the Lenders.

8.18 Swap Contracts. Not enter into any Swap Contract, unless (i) such Swap Contract was entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party other than normal setoff or netting rights;

9. SPECIAL PROVISIONS.

9.1 Legal Requirements. The Borrower, any Borrower Subsidiary or any Loan Party may contest in good faith any claim, demand, levy or assessment under any Laws by any Person or entity if: (i) the contest is based upon a material question of Law or fact raised by the Borrower in good faith; (ii) such Person properly commences and thereafter diligently pursues the contest; (iii) the contest will not materially impair the ability to ultimately comply with the contested Law should the contest not be successful; (iv) if the contest concerns a Borrowing Base Property or a Borrowing Base Property Owner, reasonable reserves in an amount necessary to undertake and pay for such contest and any corrective or remedial action then or thereafter reasonably likely to be necessary shall have been established in a manner reasonably satisfactory to the Administrative Agent or deposited in cash (or cash equivalents) with the Administrative Agent to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable Law; (vi) no Event of Default exists; (vii) if the contest relates to an Environmental Legal Requirement, the conditions set forth in the Environmental Indemnity Agreement relating to such contests shall be satisfied; (viii) no imminent risk of sale, forfeiture or loss of any interest in any Borrowing Base Property or the Collateral or any part thereof arises during the pendency of such contest; and (ix) such contest could not reasonably be expected to have a Material Adverse Effect.

9.2 Limited Recourse Provisions.

9.2.1 Borrower Fully Liable. Borrower shall be fully liable for the Loan and the Obligations of the Borrower to the Administrative Agent and each of the Lenders.

9.2.2 Certain Non-Recourse. This Agreement and all Loan Documents have been executed by the undersigned in its capacity as an officer of CRT, as general partner of the Borrower on behalf of the Borrower or the Loan Parties, and not individually, and none of the trustees, officers, directors, members, limited partners, or shareholders of the Borrower or CRT or any Loan Party shall be bound or have any personal liability hereunder or thereunder except under any Guaranty or other Loan Document signed by such Person, other than a signature in a representative capacity. Under no circumstances shall any party be entitled to seek recourse or commence any action against any of the trustees, officers, directors, members, limited partners, or shareholders of the Borrower or CRT or any such Person’s personal assets for the performance or payment of any obligation hereunder. In all other Loan Documents, all parties shall not seek recourse or commence any action against any of the trustees, officers, directors, members, limited partners, or shareholders of Borrower or CRT or any of such Person’s personal assets for the performance or payment of any obligation hereunder or thereunder, except under any Guaranty or other Loan Document signed by such Person, other than a signature in a representative capacity.

9.2.3 Additional Matters. Nothing contained in the foregoing non-recourse provisions or elsewhere shall: (a) limit the right of the Administrative Agent or any of the Lenders to obtain injunctive relief or to pursue equitable remedies under any of the Loan Documents, excluding only any injunctive relief ordering payment of obligations by any Person or entity for which personal liability does not otherwise exist; or (b) limit the liability of any attorney, law firm, accountant or other professional who or which renders or provides any written opinion or certificate to the Administrative Agent or any of the Lenders in connection with the Loan even though such Person or entity may be a limited partner of the Borrower.

9.3 Payment of Obligations. Upon the return to the Administrative Agent, or the expiration, of all of the Letters of Credit and the payment in full of the Obligations, in immediately available funds, including, without limitation, all unreimbursed costs and expenses of the Administrative Agent and of each Lender for which the Borrower is responsible, and the termination of this Agreement, the Administrative Agent shall release any security and other collateral interests as provided for herein and under the other Loan Documents and shall execute and deliver such documents and termination statements as the Borrower or any other Loan Party reasonably requests to evidence such termination and release. However, such release by the Administrative Agent shall not be deemed to terminate or release any Person from any obligation or liability under the Loan Documents which specifically by its terms survives the payment in full of the Obligations.

10. EVENTS OF DEFAULT.

The following provisions deal with Defaults, Events of Default, notice, grace and cure periods, and certain rights of the Administrative Agent and the Lenders following an Event of Default.

10.1 Default and Events of Default. The term “Default” as used herein or in any of the other Loan Documents shall mean any fact or circumstance which constitutes, or upon the lapse of time, or giving of notice, or both, could constitute, an Event of Default. The occurrence of any of the following events, continuing uncured beyond any applicable grace, notice or cure period, respectively, shall constitute an event of default (“Event of Default”). Upon the occurrence of any Event of Default described in Section 10.1.8, any and all Obligations shall become due and payable without any further act on the part of the Administrative Agent. Upon the occurrence of any other Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, declare that any and all Obligations shall become immediately due and payable.

10.1.1 Failure to Pay the Loan. The failure by the Borrower to pay when due any principal of, interest on, or fees in respect of, any Loan, and the specific grace period, if any, allowed for the default in question in Section 10.2 or elsewhere in this Agreement shall have expired without such default having been cured.

10.1.2 Failure to Make Other Payments. The failure by the Borrower to pay when due (or upon demand, if payable on demand) any payment Obligation other than any payment Obligation on account of the principal of, or interest on, or fees in respect of, the Loan, and the specific grace period, if any, allowed for the default in question in Section 10.2 or elsewhere in this Agreement shall have expired without such default having been cured.

10.1.3 Security Documents and Other Loan Documents. Any other default in the performance of any term or provision of the Security Documents or of any of the other Loan Documents, or a breach, or other failure to satisfy, any other term, provision, condition or warranty under the Security Documents or any other Loan Document, and the specific grace period, if any, allowed for the default in question in Section 10.2 or elsewhere in this Agreement shall have expired without such default having been cured.

10.1.4 Default under Other Agreements. (i) The Borrower, CRT or any other Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt or Guarantee (including amounts owing to all creditors under any combined or syndicated credit arrangement but excluding the Debt hereunder) such that as a result thereof the aggregate outstanding principal amount of such Debt or Guarantees with respect to which such a failure exists at any time shall exceed $40,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Debt or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is (1) to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or passage of time, or both, if required, in excess of $40,000,000 in the aggregate of the outstanding principal amount of such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) at any time, or (2) an offer to repurchase, prepay, defease or redeem in excess of $40,000,000 of the outstanding principal amount of such Debt to be made at any time, prior to its stated maturity, or (3) Guarantees securing in excess of $40,000,000 of the outstanding principal amount of such Debt to become payable at any time or (4) cash collateral in excess of $40,000,000 in respect thereof to be demanded at any time; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower, CRT or any Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower, CRT or any other Loan Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower, CRT or such Loan Party as a result thereof is greater than $40,000,000 in the aggregate at any time.

10.1.5 Representations and Warranties. If any representation or warranty made by the Borrower or by any of the other Loan Parties in the Loan Documents was untrue or misleading in any material respect as of the date made or deemed made, including, without limitation, all representations and warranties made in Article 6 herein.

10.1.6 Affirmative Covenants. The breach of any covenant contained in Article 7 herein, including, without limitation, the Financial Covenants.

10.1.7 Negative Covenants. The breach of any covenant contained in Article 8 herein.

10.1.8 Financial Status and Insolvency. Any Loan Party shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of creditors; (iv) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable Law; (vi) have a court of competent jurisdiction enter an order, judgment or decree appointing a receiver, liquidator or trustee of a Loan Party, or of the whole or any substantial part of the property or assets of a Loan Party, and such order, judgment or decree shall remain unvacated or not set aside or unstayed for ninety (90) days; (vii) have a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable Law and such petition shall remain undismissed for ninety (90) days; (viii) have, under the provisions of any other Law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of a Loan Party or of the whole or any substantial part of its property or assets and such custody or control shall remain unterminated or unstayed for ninety (90) days; or (ix) have an attachment or execution levied against any substantial portion of the property of a Loan Party or against any portion of the Collateral which is not discharged or dissolved by a bond within sixty (60) days.

10.1.9 Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

10.1.10 Judgments. One or more judgments or decrees shall be entered against Borrower or any Loan Party involving a liability (not paid or fully covered (subject to deductibles) by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days, and the aggregate amount of all such judgments exceeds (a) $5,000,000 for the Borrower or CRT and (b) $750,000 for any other Loan Party.

10.1.11 ERISA. (a) If (i) any Plan shall be deemed to be in “at risk status” (as defined in Section 430(i)(4) of the Code without regard to Section 430(i)(4)(B) relating to the transition rule), (ii) any Plan shall have had or is likely to have a trustee appointed to administer such Plan, (iii) any Plan is, shall have been or is likely to be terminated or to be the subject of a distress termination proceeding under ERISA, (iv) a minimum required contribution (as defined in Section 430(a) of the Code) for a Plan has not been timely made, (v) a Loan Party or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code, or (vi) a Loan Party has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(l) of ERISA) that primarily provide health and welfare benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) and any of the foregoing could have a Material Adverse Effect; (b) if there shall result from any event or events described in clauses (a)(i), (a)(ii), (a)(iii), (a)(iv) or (a)(v) of this Section 10.1.11, the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability which could have, or reasonably be expected to have, a Material Adverse Effect; or (c) if any such lien, security interest or liability is imposed or granted and, individually, and/or in the aggregate, in the reasonable opinion of the Administrative Agent could have, or reasonably be expected to have, a Material Adverse Effect.

10.1.12 Change of Control. If a Change of Control shall occur.

10.1.13 Indictment; Forfeiture. The indictment of, or institution of any legal process or proceeding against, the Borrower or any other Loan Party under any applicable Law where the relief, penalties, or remedies sought or available include the forfeiture of any property of Borrower and/or any other such Loan Party and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by the Borrower and/or any other such Loan Party of its business in the ordinary course.

10.1.14 Generally. A default by the Borrower in the performance of any term, provision or condition of this Agreement to be performed by the Borrower, or a breach, or other failure to satisfy, any other term provision, condition, covenant or warranty under this Agreement and such default remains uncured beyond any applicable specific grace period provided for in this Agreement, including, without limitation, as set forth in Section 10.2 below.

10.2 Grace Periods and Notice. As to each of the foregoing events the following provisions relating to grace periods and notice shall apply:

10.2.1 No Notice or Grace Period. There shall be no grace period and no notice provision with respect to the payment of principal at maturity and/or in connection with a Mandatory Principal Prepayment (except as provided in Section 2.3.8) and no grace period and no notice provision with respect to defaults related to the voluntary filing of bankruptcy or reorganization proceedings or an assignment for the benefit of creditors, or subject to Sections 10.2.4 and 10.2.5, with respect to a breach of warranty or representation under Article 6, or (subject to Section 10.2.5) with respect to the breach of any of the affirmative covenants set forth in Article 7 (unless a grace or cure period is specifically provided for therein) or (subject to Section 10.2.5) with respect to the breach of any of the negative covenants set forth in Article 8.

10.2.2 Nonpayment of Interest. As to the nonpayment of interest there shall be a three (3) Business Day grace period without any requirement of notice from the Administrative Agent.

10.2.3 Other Monetary Defaults. All other monetary defaults shall have a three (3) Business Day grace period following notice from the Administrative Agent.

10.2.4 Nonmonetary Defaults Capable of Cure. As to non-monetary Defaults which are reasonably capable of being cured or remedied, unless there is a specific shorter or longer grace period provided for in this Loan Agreement or in another Loan Document, there shall be a thirty (30) day grace period following such Default; provided that if such Default would reasonably require more than thirty (30) days to cure or remedy, such longer period as requested by the Borrower but in no event longer than ninety (90) days following such Default and no extension shall be granted if such Default has caused a Material Adverse Effect.

10.2.5 Borrowing Base Property Defaults. As to any non-monetary Defaults which are capable of being cured or remedied by the removal of any Individual Property or Individual Properties from being Borrowing Base Properties, there shall be a thirty (30) day grace period following such Default for the Borrower to cure or remedy such Default by removing such Individual Properties from being Borrowing Base Properties, if required, or by removing such Borrowing Base Properties from the Borrowing Base Value.

11. REMEDIES.

11.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, whether or not the Obligations evidenced by this Agreement and secured by the Security Documents shall be due and payable or the Administrative Agent shall have instituted any foreclosure or other action for the enforcement of the Security Documents, the Administrative Agent may in its sole and absolute discretion, and shall upon the direction of the Required Lenders, in addition to any other remedies which the Administrative Agent may have hereunder or under the other Loan Documents, or otherwise, and not in limitation thereof:

11.1.1 Accelerate Debt. Declare the Obligations immediately due and payable (provided that in the case of a voluntary petition in bankruptcy filed by Borrower or an involuntary petition in bankruptcy filed against Borrower (after expiration of the grace period, if any, set forth in Section 10.1.8), such acceleration shall be automatic).

11.1.2 Collateralize Letters of Credit. Require the Borrower to deposit into accounts maintained with, and pledged to the Administrative Agent, cash proceeds in an amount equal to one hundred three percent (103%) of the L/C Exposure, which deposits shall secure the L/C Exposure.

11.1.3 Pursue Remedies. Pursue any and all remedies provided for hereunder, under any one or more of the other Loan Documents, and/or otherwise.

11.2 Distribution of Liquidation Proceeds. Subject to the terms and conditions of this Agreement, the Administrative Agent shall distribute all Liquidation Proceeds in the order and manner set forth below:

First: To the Administrative Agent, towards any fees and any expenses for which the Administrative Agent is entitled to reimbursement under this Agreement or the other Loan Documents not theretofore paid to the Administrative Agent.

Second: To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been reimbursed for all fees and expenses which such Lenders have previously paid to the Administrative Agent and not theretofore paid to such Lenders.

Third: To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all principal and interest due to such Lenders under the Loan, with each Lender applying such proceeds for purposes of this Agreement first against the outstanding principal balance due to such Lender under the Loan and then to accrued and unpaid interest due under the Loan.

Fourth: To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all other amounts due to such Lenders under the Loan including, without limitation, (a) any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by the Borrower under the Loan Documents, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender and (c) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them.

Fifth: To the Borrower or such third parties as may be entitled to claim Liquidation Proceeds.

Subject to Section 2.7.7, amounts used to provide Cash Collateral for the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

11.3 Power of Attorney. For the purpose of exercising the rights granted by this Article 11, as well as any and all other rights and remedies of Administrative Agent under the Loan Documents, the Borrower hereby irrevocably constitutes and appoints the Administrative Agent (or any agent designated by Administrative Agent) its true and lawful attorney-in-fact, with full power of substitution, upon and following any Event of Default which is continuing, to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of the Borrower. In connection with the foregoing power of attorney, the Borrower hereby grants unto the Administrative Agent (acting through any of its officers) full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. The foregoing power of attorney shall not be affected by any disability or incapacity suffered by the Borrower and shall survive the same. All powers conferred upon the Administrative Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Administrative Agent.

12. SECURITY INTEREST AND SET-OFF.

12.1 Security Interest. The Borrower hereby grants (and shall cause each other Loan Party to grant) to the Administrative Agent and each of the Lenders, a continuing lien, security interest and right of setoff (with setoff being subject to Section 12.2) as security for all of the Obligations, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Administrative Agent or any of the Lenders or any of their respective successors and assigns, or in transit to any of them.

12.2 Set-Off/Sharing of Payments. If any Event of Default occurs, any such deposits, balances or other sums credited by or due from Administrative Agent or any of the Lenders, or from any of their respective Affiliates, to the Borrower may to the fullest extent not prohibited by applicable Law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived, be set off, appropriated and applied by the Administrative Agent against any or all of Loan Party’s Obligations irrespective of whether demand shall have been made and although such obligations may be unmatured, in the manner set forth herein. Within five (5) Business Days of making any such set off, appropriation or application, the Administrative Agent agrees to notify the Borrower thereof, provided the failure to give such notice shall not affect the validity of such set off or appropriation or application. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to indebtedness of the Borrower to such Lender, other than the Obligations evidenced by this Agreement due to such Lender, such amount shall be applied ratably to such other indebtedness and to the Obligations evidenced by this Agreement due to such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by this Agreement due to such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations due to such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to Obligations under this Agreement due to all of the Lenders, such Lender will make such disposition and arrangements (excluding any amounts received by the L/C Issuer to secure the obligations of a Defaulting Lender to fund risk participations hereunder) with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Obligations its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

12.3 Right to Freeze. The Administrative Agent and each of the Lenders shall also have the right, at its option, upon the occurrence of any event which would entitle the Administrative Agent and each of the Lenders to set off or debit as set forth in Section 12.2, to freeze, block or segregate any such deposits, balances and other sums so that Borrower may not access, control or draw upon the same.

12.4 Additional Rights. The rights of the Administrative Agent, the Lenders and each of their respective Affiliates under this Article 12 are in addition to, and not in limitation of, other rights and remedies, including other rights of set off, which the Administrative Agent or any of the Lenders may have.

13. THE ADMINISTRATIVE AGENT AND THE LENDERS.

13.1 Rights, Duties and Immunities of the Administrative Agent.

13.1.1 Appointment of Administrative Agent. Each of the Lenders and the L/C Issuer hereby irrevocably appoints KeyBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 13.1 (other than Sections 13.1.10, and as may be limited by Sections 13.2.4 and 13.3.2) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

13.1.2 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Book Manager or the Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

13.1.3 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

13.1.4 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing (but subject to Section 13.1.4(b)), the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) (ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.2 and 13.4.1 or (ii) in the absence of its own (or its officers’, directors’, employees’, agents’, attorneys in fact or Affiliates’) gross negligence or willful misconduct.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

13.1.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

13.1.6 Notice of Default. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

13.1.7 Lenders’ Credit Decisions. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

13.1.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent, ratably in proportion to their respective Commitments, for (i) any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under this Loan Agreement or the other Loan Documents, (ii) any other expenses incurred by the Administrative Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration, amendment, waiver and/or enforcement of this Loan Agreement and the other Loan Documents, and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Loan Agreement or the other Loan Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

13.1.9 Administrative Agent in its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, CRT or any Borrower Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

13.1.10 Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and, if such appointment is prior to the occurrence and continuation of an Event of Default, with the prior approval of, the Borrower, such approval not to be unreasonably withheld or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, at the direction and with the consent of the Borrower, on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each

Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 15.9 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by KeyBank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

13.1.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.4, 2.7.9, 2.7.10 and 15.9) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.4 and 15.9.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

13.1.12 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release or assign any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is (1) sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or (2) refinanced or to be refinanced as permitted hereunder or under any other Loan Document, or (iii) subject to Section 13.4.1, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.4.6; and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or an owner of a Borrowing Base Property as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will promptly confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 13.1.12.

13.2 Respecting Loans and Payments.

13.2.1 Adjustments. If, after the Administrative Agent has paid each Lender’s proportionate share of any payment received or applied by the Administrative Agent in respect of the Loan and other Obligations, that payment is rescinded or must otherwise be returned or paid over by the Administrative Agent, whether pursuant to any Debtor Relief Law, sharing of payments clause of any loan agreement or otherwise, such Lender shall, at the Administrative Agent’s request, promptly return its proportionate share of such payment or application to the Administrative Agent, together with such Lender’s proportionate share of any interest or other amount required to be paid by the Administrative Agent with respect to such payment or application.

13.2.2 Setoff. If any Lender (including the Administrative Agent), acting in its individual capacity, shall exercise any right of setoff against a deposit balance or other account of the Borrower held by such Lender on account of the obligations of the Borrower under this Loan Agreement, such Lender shall remit to the Administrative Agent all such sums received pursuant to the exercise of such right of setoff, and the Administrative Agent shall apply all such sums for the benefit of all of the Lenders hereunder in accordance with the terms of this Loan Agreement.

13.2.3 Distribution by the Administrative Agent. If in the opinion of the Administrative Agent distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders. In addition, the Administrative Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such Persons as shall be determined by such court.

13.2.4 Removal or Replacement of a Lender. If any Lender requests compensation under Sections 2.6.1 or 2.6.2, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, or if any Lender is a Defaulting Lender, then in addition to, and not in limitation of, the rights and remedies that may be available to the Borrower at law or in equity, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.3), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) The Administrative Agent shall be paid the assignment fee specified in Section 13.3.2(d);

(b) Such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.3.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) In the case of any such assignment resulting from a claim for compensation under Sections 2.6.1 or 2.6.2 or payments required to be made pursuant to Section 2.8, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) Such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

13.2.5 Holders. The Administrative Agent may deem and treat the Lender designated in the Register as the proportionate owner of such interest in the Obligations for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any designated interest in the Obligations shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such interest in the Obligations.

13.3 Assignments by Lenders.

13.3.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 13.3.2, (ii) by way of participation in accordance with the provisions of Section 13.3.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.3.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.3.6 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

13.3.2 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.3.2, participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a) Minimum Amounts.

(i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii) in any case not described in Section 13.3.2(a)(i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned and shall consist of a pro rata share of each of the Revolving Facility and the Term Facility.

(c) Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.3.2(a)(ii) and, in addition:

(i) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund;

(ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iii) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(d) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e) No Assignment to Borrower. No such assignment shall be made to CRT, the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(f) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(g) No Assignment to Defaulting Lenders. No such assignment shall be made to a Defaulting Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.2.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.8, 2.6.1, 2.6.2, 2.3.15, and 15.9 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender; provided that such new Note shall be dated the effective date of such Assignment and Acceptance and shall be otherwise in the form of Exhibit B. To the extent a Lender has assigned all of its Commitment and Loans, it covenants to return any outstanding Note to the Borrower or to provide a lost note indemnity in lieu thereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

13.3.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.3.4 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or CRT or the Borrower or any of the Borrower’s or CRT’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 13.4.1 that affects such Participant. Subject to Section 13.3.5, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8, 2.6.1, 2.6.2 and 2.3.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3.2. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 12.2 as though it were a Lender, provided such Participant agrees to be subject to Section 12.2 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation under any Loan Document is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.3.5 Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.8, 2.3.15, 2.6.1 or 2.6.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, provided in no instance shall the Borrower’s Obligations be increased as a result thereof. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 2.8.5 as though it were a Lender.

13.3.6 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment or foreclosure with respect to any such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.3.7 Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time KeyBank assigns all of its Commitment and Loans pursuant to Section 13.3.2 above, KeyBank may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of KeyBank as L/C Issuer. If KeyBank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.7.3). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to KeyBank to effectively assume the obligations of KeyBank with respect to such Letters of Credit.

13.4 Administrative Matters.

13.4.1 Amendment, Waiver, Consent, Etc. Except as otherwise provided herein or as to any term or provision hereof which specifically provides for the consent or approval of the Administrative Agent, the Required Lenders and/or the Lenders, as applicable, no term or provision of this Loan Agreement or any other Loan Document may be changed, waived, discharged or terminated, nor may any consent required or permitted by this Loan Agreement or any other Loan Document be given, unless such change, waiver, discharge, termination or consent receives the written approval of the Required Lenders; provided that, no such waiver and no such amendment, waiver, supplement, modification or release shall:

(a) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby,

(b) release or discharge any portion of the Collateral other than in accordance with the express provisions of the Loan Documents except to the extent the release of such Collateral is permitted by this Agreement (in which case such release may be made by the Administrative Agent acting alone) without the written consent of each Lender,

(c) amend, modify or waive any provision of this Section 13.4 without the written consent of each Lender,

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso at the end of this Section 13.4.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate,

(e) change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender,

(f) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11) without the written consent of such Lender,

(g) release or waive any guaranty of the Obligations or indemnifications provided in the Loan Documents except to the extent the release of the Guarantor is permitted by this Agreement (in which case such release may be made by the Administrative Agent acting alone) without the written consent of each Lender; or

(h) change Section 11.2 or Section 12.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

13.4.2 Deemed Consent or Approval. With respect to any requested amendment, waiver, consent or other action which requires the approval of the Required Lenders or all of the Lenders, as the case may be, in accordance with the terms of this Loan Agreement, or if the Administrative Agent is required hereunder to seek, or desires to seek, the approval of the Required Lenders or all of the Lenders, as the case may be, prior to undertaking a particular action or course of conduct, the Administrative Agent in each such case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct. The Administrative Agent may (but shall not be required to unless so requested by the Borrower) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) CALENDAR DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY THE BORROWER OR THE COURSE OF CONDUCT PROPOSED BY THE ADMINISTRATIVE AGENT AND RECITED ABOVE”,

and if (and only if) the foregoing legend is included by the Administrative Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to the Administrative Agent within ten (10) calendar days of such Lender’s receipt of such notice.

14. CASUALTY AND TAKING.

14.1 Casualty or Taking; Obligation To Repair. In the event of the occurrence of an Event of Loss as to any Collateral Property, the Borrower shall give immediate written notice thereof to the Administrative Agent and proceed with reasonable diligence, in full compliance with all Laws and the other requirements of the Loan Documents, to repair, restore, rebuild or replace the affected Collateral Property to its condition immediately prior to such Event of Loss (each, the “Repair Work”).

14.2 Adjustment of Claims. All insurance claims or condemnation or similar awards shall be adjusted or settled by the Borrower, at the Borrower’s sole cost and expense, but subject to the Administrative Agent’s prior written approval for any Borrowing Base Property, which approval shall not be unreasonably withheld; provided that (i) the Administrative Agent shall have the right to participate in any adjustment or settlement for any Borrowing Base Property with respect to which the Net Proceeds in the aggregate are equal to or greater than Five Hundred Thousand Dollars ($500,000) and (ii) if any Event of Default exists under any of the Loan Documents, the Administrative Agent shall have the right to adjust, settle, and compromise such claims without the approval of the Borrower.

14.3 Payment and Application of Insurance Proceeds and Condemnation Awards.

14.3.1 Insurance Proceeds. Except as otherwise provided for herein, all Net Proceeds shall be paid to the Administrative Agent and, at the Administrative Agent’s option, be applied to the Obligations or released, in whole or in part, to pay for the actual cost of repair, restoration, rebuilding or replacement to its condition immediately prior to such Event of Loss (collectively, “Cost To Repair”). If any Net Proceeds are received directly by any Loan Party, such Loan Party shall hold such Net Proceeds in trust for the Administrative Agent and shall promptly deliver such Net Proceeds in kind to the Administrative Agent. Notwithstanding any other term or provision of this Agreement, provided no Default or Event of Default is then in existence, all Net Proceeds related to any Collateral Property which is not a Borrowing Base Property shall be released to the Borrower to such repair and reconstruction, without the Borrower having to satisfy the conditions of Sections 14.3 and 14.4 hereof.

14.3.2 Release of Funds. Notwithstanding the terms and provisions hereof, with respect to any Borrowing Base Property, if the Net Proceeds do not exceed Five Hundred Thousand Dollars ($500,000) and the Insurance/Taking Release Conditions have been satisfied in a manner reasonably acceptable to the Administrative Agent, the Administrative Agent shall release the Net Proceeds to pay for the actual Cost to Repair and the applicable Loan Party shall commence and diligently prosecute to completion, the Repair Work relative to the subject Collateral Property, with any excess being retained by the applicable Loan Party.

14.3.3 Conditions. Notwithstanding the terms and provisions hereof, with respect to any Borrowing Base Property, if either (i) the Net Proceeds are equal to or greater than Five Hundred Thousand Dollars ($500,000) or (ii) the Net Proceeds do not exceed Five Hundred Thousand Dollars ($500,000), but the Insurance/Taking Release Conditions have not been satisfied with respect to such Event of Loss, the Administrative Agent shall release so much of the Net Proceeds as may be required to pay for the actual Cost To Repair in accordance the limitations and procedures set forth in Section 14.4, if the following conditions are satisfied in a manner reasonably acceptable to the Administrative Agent:

(a) no Default or Event of Default shall have occurred and be continuing under the Loan Documents;

(b) in the Administrative Agent’s good faith judgment such Net Proceeds together with any additional funds as may be deposited with and pledged to the Administrative Agent, on behalf of the Lenders, are sufficient to pay for the Cost To Repair. In order to make this determination, the Administrative Agent shall be furnished by the Borrower with an estimate of the Cost to Repair accompanied by an independent architect’s or engineer’s certification as to such Cost to Repair and appropriate plans and specifications for the Repair Work;

(c) the subject Event of Loss was not a Major Event of Loss;

(d) the Administrative Agent in the exercise of its reasonable discretion, shall have determined that all rents from Leases of the subject Collateral Property which are to abate pursuant to their terms are to be payable to the Borrowing Base Property Owner, subject to deductibles, if any, permitted pursuant to the insurance policies to be maintained pursuant to this Agreement, from Rent Loss Proceeds;

(e) in the Administrative Agent’s good faith judgment, the Repair Work can reasonably be completed on or before the time required under applicable Laws; and

(f) if the Borrowing Base Property was a Stabilized Asset immediately prior to the Event of Loss, the Borrowing Base Property remains a Stabilized Asset.

14.4 Conditions To Release of Insurance Proceeds. If the Administrative Agent elects or is required to release insurance proceeds, the Administrative Agent may impose reasonable conditions on such release which shall include, but not be limited to, the following:

(a) Prior written approval by the Administrative Agent, which approval shall not be unreasonably withheld or delayed of plans, specifications, cost estimates, contracts and bonds for the Repair Work;

(b) Waivers of lien, architect’s and/or engineer’s certificates, and other evidence of costs, payments and completion as the Administrative Agent may reasonably require;

(c) The funds shall be released upon final completion of the Repair Work, unless the Borrower requests earlier funding, in which event partial monthly disbursements equal to ninety percent (90%) of the costs of the work completed prior to the certification by the applicable Lender’s Consultant and if there is no Lender’s Consultant, an independent architect or engineer retained by the Borrower, that the Repair Work is completed, and then upon final completion of the Repair Work as certified by such Lender’s Consultant or independent architect or engineer, and the receipt by the Administrative Agent of satisfactory evidence of payment and release of all liens, the balance of the funds shall be released;

(d) Determination by the Administrative Agent that the undisbursed balance of such Net Proceeds on deposit with the Administrative Agent, together with additional funds deposited for the purpose, shall be at least sufficient to pay for the remaining Cost To Repair, free and clear of all liens and claims for lien;

(e) All work to comply with the Laws applicable to the construction of the Improvements; and

(f) The absence of any Default under any Loan Documents.

14.5 Consultants. The Administrative Agent shall have the right to hire, at the cost and expense of the Borrower, a Lender’s Consultant to assist the Administrative Agent in the determination of the satisfaction of the conditions provided for herein for the release of the Net Proceeds, to pay the Costs to Repair and to periodically inspect the status of the construction of any Repair Work.

14.6 Final Payments. In the event that the Administrative Agent makes any Net Proceeds available to any Loan Party for the payment of Costs to Repair as provided for herein, upon the completion of the Repair Work as certified by the applicable Lender’s Consultant and if there is no Lender’s Consultant, an independent architect or engineer retained by the Borrower, and receipt by the Administrative Agent of satisfactory evidence of payment and release of all liens, any excess Net Proceeds still held by the Administrative Agent shall be remitted by the Administrative Agent to the Borrower provided that no Event of Default shall have occurred and be continuing;

14.7 Lease Provisions. The terms and provisions of this Article 14 shall be subject to the terms and provisions of any Lease as to which the Administrative Agent has agreed otherwise with respect to the use and disbursement of Net Proceeds in any subordination and non-disturbance agreement entered into between the tenant under such Lease and the Administrative Agent and shall also be subject to the terms and provisions of any condominium documents as to which a Collateral Property is subject.

14.8 No Default. The Administrative Agent acknowledges that provided that no Event of Default has occurred and is continuing, all Rent Loss Proceeds shall be payable to the Borrower or the applicable Loan Party.

15. GENERAL PROVISIONS.

15.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 15.1; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to a Lender or the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Section 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

15.2 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

15.3 [Reserved].

15.4 [Reserved].

15.5 Parties Bound. The provisions of this Agreement and of each of the other Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Administrative Agent and each of the Lenders and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Loan Documents.

This Agreement is a contract by and among the Borrower, the Administrative Agent and each of the Lenders for their mutual benefit, and no third Person shall have any right, claim or interest against either Administrative Agent, any of the Lenders or the Borrower by virtue of any provision hereof.

15.6 Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial.

15.6.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing choice of law:

(a) The Mortgage and Assignment of Leases and Rents with respect to each Collateral Property and the procedures governing the enforcement by Administrative Agent of its foreclosure and other remedies under the Security Documents and under the other Loan Documents with respect to each Collateral Property shall be governed by the laws of the State in which such Collateral Property is located;

(b) Administrative Agent shall comply with applicable law of the applicable State to the extent required by the law of such jurisdiction in connection with the foreclosure of the security interests and liens created under the Security Documents and the other Loan Documents with respect to each Collateral Property or other assets; and

(c) The Environmental Indemnity Agreement with respect to each Collateral Property shall be governed by Federal law and the laws of the State in which such Collateral Property is located, and the provisions of Federal law and the law of the applicable State shall apply in defining the terms Hazardous Materials, Environmental Legal Requirements and Legal Requirements applicable to each Collateral Property as such terms are used in this Loan Agreement, the Environmental Indemnity and the other Loan Documents.

15.6.2 SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED WITHIN THE FIRST DEPARTMENT OF THE NEW YORK STATE UNIFIED COURT SYSTEM AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENTS SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

15.6.3 WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS IN ANY COURT REFERRED TO IN SECTION 15.6.2. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

15.6.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

15.6.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.7 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

15.8 Cumulative Rights. All of the rights of the Administrative Agent and the Lenders hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Administrative Agent may determine in its sole good faith judgment.

15.9 Expenses; Indemnity; Damage Waiver.

15.9.1 Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent and the Co-Documentation Agents and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Syndication Agent and the Co-Documentation Agents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

15.9.2 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 2.8), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to CRT, the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

15.9.3 Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required hereunder Sections 15.9.1 or 15.9.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 15.9.3 are subject to the provisions of Section 12.2.

15.9.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and the Administrative Agent and each Lender shall not assert, and hereby waives any claim against a Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof, with the exception of any such damages claimed against the Administrative Agent or any Lender by a third party as to which the Administrative Agent and each Lender has a right of indemnification from the Borrower under Section 15.9.2. No Indemnitee referred to in Section 15.9.2 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from a claim described in clause (x) or (y) of Section 15.9.2.

15.9.5 Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

15.9.6 Survival . The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Total Commitments and the repayment, satisfaction or discharge of all the other Obligations.

15.10 Regarding Consents. Except to the extent expressly provided herein, any and all consents to be made hereunder by the Administrative Agent, Required Lenders, or Lenders shall be in the discretion of the Party to whom consent rights are given hereunder.

15.11 Obligations Absolute. Except to the extent prohibited by applicable law which cannot be waived, the Obligations of Borrower and the obligations of the Loan Parties under the Loan Documents shall be joint and several, absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which Borrower or any Loan Party may have at any time against the Administrative Agent or any of the Lenders whether in connection with the Loan or any unrelated transaction.

15.12 Table of Contents, Title and Headings. Any Table of Contents, the titles and the headings of sections are not parts of this Loan Agreement or any other Loan Document and shall not be deemed to affect the meaning or construction of any of its or their provisions.

15.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when the Administrative Agent and the Borrower shall have received counterparts hereof that, when taken together, bear the signatures of each party hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

15.14 Satisfaction of Commitment Letter. The Loan being made pursuant to the terms hereof and of the other Loan Documents is being made in satisfaction of Administrative Agent’s and each of the Lenders’ obligations under the Commitment Letter. The terms, provisions and conditions of this Agreement and the other Loan Documents supersede the provisions of the Commitment Letter.

15.15 Time Of the Essence. Time is of the essence of each provision of this Agreement and each other Loan Document.

15.16 No Oral Change. This Loan Agreement and each of the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought (except no such writing shall be required for any party which, pursuant to a specific provision of any Loan Document, is required to be bound by changes without such party’s assent). In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Loan Agreement or any of the other Loan Documents.

15.17 Monthly Statements. While the Administrative Agent may issue invoices or other statements on a monthly or periodic basis (a “Statement”), it is expressly acknowledged and agreed that: (i) the failure of the Administrative Agent to issue any Statement on one or more occasions shall not affect the Borrower’s obligations to make payments under the Loan Documents as and when due; (ii) the inaccuracy of any Statement shall not be binding upon Lenders and so the Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any Statement; (iii) all Statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of Lenders’ rights or remedies thereunder; and (iv) in no event shall any Statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.

15.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction completed hereby, the Borrower and each other Loan Party acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); and (ii) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

15.19 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

15.20 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives to the extent such parties require such information in connection with the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.1.1 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

15.21 Amendment, Restatement and Consolidation. The Borrower, the Administrative Agent and the Required Lenders (as defined in the Existing BAML Credit Agreement) hereby acknowledge and agree that (i) Bank of America, N.A. has resigned as administrative agent under the Existing BAML Credit Agreement, (ii) all of Bank of America, N.A.’s obligations in such capacity as administrative agent have terminated and (iii) all references to the Administrative Agent herein and in the other Loan Documents shall be a reference solely to KeyBank National Association. The Borrower, the Administrative Agent and the lenders party to the Existing BAML Agreement that are Lenders under this Agreement and the Administrative Agent and the Required Lenders (as defined in the Existing KeyBank Agreement) party to the Existing KeyBank Agreement each hereby agrees that, at such time as this Agreement shall have become effective, the Existing BAML Agreement and the Existing KeyBank Agreement automatically shall be deemed consolidated, replaced and superseded by this Agreement and the Borrower and the lenders party to the Existing BAML Agreement and the Existing KeyBank Agreement shall no longer have any obligations thereunder (other than those obligations in either of the Existing BAML Agreement or the Existing KeyBank Agreement that expressly survive the termination of the Existing BAML Agreement or the Existing KeyBank Agreement, as applicable) and instead all obligations of the Borrower and the lenders under the Existing BAML Agreement and the Existing KeyBank Agreement are now evidenced by this Agreement. The Borrower represents and warrants to the Administrative Agent and each Lender that, simultaneously with the closing and funding of the initial Loan Advances under this Agreement, a portion of said initial Loan Advances will be disbursed to the administrative agents under the Existing BAML Facility and the Existing KeyBank Facility for repayment in full of all principal, interest, fees and other amounts owing under the Existing BAML Agreement and/or the Existing KeyBank Agreement, respectively. It is the intention of the parties to this Agreement that this Agreement not operate as a novation of the obligations under the Existing BAML Agreement or the Existing KeyBank Agreement and shall not operate as a novation or waiver of any right, power or remedy of the Administrative Agent or any Lender. The Security Documents with respect to the existing Borrowing Base Properties and the existing Borrowing Base Property Owners (as applicable) continue to create a valid security interest in, and Lien upon, the Collateral described therein, in favor of the Administrative Agent, for the benefit of the Lenders to secure the Obligations under this Agreement.

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IN WITNESS WHEREOF this Agreement has been duly executed and delivered as of the date first written above.

BORROWER:	CEDAR REALTY TRUST PARTNERSHIP, L.P., a Delaware limited partnership

	By:	Cedar Realty Trust, Inc., its general partner

By: /s/ BRUCE J. SCHANZER

Name: Bruce J. Schanzer

Title: President

ADMINISTRATIVE
AGENT:	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ GREGORY W. LANE
Gregory W. Lane
Vice President

LENDER:	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ GREGORY W. LANE
Gregory W. Lane
Vice President

LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ EYAL NAMORDI
Eyal Namordi
Senior Vice President

LENDER:	MANUFACTURERS AND TRADERS TRUST COMPANY

	By:	/s/ PETER J. OSTROWSKI
Peter J. Ostrowski
Vice President

LENDER:	REGIONS BANK

	By:	/s/ ROB MACGREGOR
Rob MacGregor
Senior Vice President

LENDER:	ROYAL BANK OF CANADA

	By:	/s/ G. DAVID COLE
G. David Cole
Authorized Signatory

LENDER:	TD BANK, N.A.

	By:	/s/ DAVID YESUE
David Yesue
Vice President

LENDER:	RAYMOND JAMES BANK, FSB

	By:	/s/ ALEXANDER L. RODY
Alexander L. Rody
Senior Vice President

LENDER:	GOLDMAN SACHS BANK USA

	By:	/s/ MARK WALTON
	Name:	Mark Walton
	Title:	Authorized Signatory

LENDER:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

	By:	/s/ MIKHAIL FAYBUSOVICH
Mikhail Faybusovich
	Title:	Director

	By:	/s/ ALEX VERDONE
Alex Verdone
	Title:	Associate

SCHEDULE 1.1(a)

COMMITMENTS

AND COMMITMENT PERCENTAGES

	September 30,	September 30,	September 30,	September 30,
Lender	Revolver	Term Loan	Facility	Percentage of Facility
KeyBank National Association	$37,500,000	$12,500,000	$50,000,000	16.6666666667%
Bank of America, N.A.	$37,500,000	$12,500,000	$50,000,000	16.6666666667%
Manufacturers and Traders Trust Company	$37,500,000	$12,500,000	$50,000,000	16.6666666667%
Regions Bank	$37,500,000	$12,500,000	$50,000,000	16.6666666667%
Royal Bank of Canada	$22,500,000	$7,500,000	$30,000,000	10.0000000000%
TD Bank, N.A.	$26,250,000	$8,750,000	$35,000,000	11.6666666667%
Raymond James Bank, FSB	$11,250,000	$3,750,000	$15,000,000	5.0000000000%
Goldman Sachs Bank USA	$7,500,000	$2,500,000	$10,000,000	3.3333333333%
Credit Suisse AG, Cayman Islands Branch	$7,500,000	$2,500,000	$10,000,000	3.3333333333%

Total	$225,000,000	$75,000,000	$300,000,000	100.000000000%

SCHEDULE 1.1(b)

EXISTING LETTERS OF CREDIT

	September 30,	September 30,	September 30,	September 30,
Applicant	Project	Amount	Expiration Date	Letter of Credit Number
Cedar Realty Trust Partnership, L.P.	Halifax III	$323,000.00	1/24/2012	00000068058080
Cedar Realty Trust Partnership, L.P.	Aston Fueling	$299,351.44	1/24/2012	00000068060792
Cedar Realty Trust Partnership, L.P.	Trexler Plaza	$141,904.13	1/24/2012	00000068060550
Cedar Realty Trust Partnership, L.P.	Trexler Plaza	$196,802.77	1/24/2012	00000068058785
Cedar Realty Trust Partnership, L.P.	Brickyard	$115,500.00	7/31/12	00000068058924
Cedar Realty Trust Partnership, L.P.	Trexler Plaza	$45,382.82	1/24/2012	00000068058791
Cedar-Brickyard, LLC	Brickyard	$529,075.00	1/13/2013	00000068059929

Total		$1,651,016.16

SCHEDULE 3.3.7

THEATER PARCEL

ALL THAT CERTAIN lot or piece of ground, with the buildings and improvements thereon erected, SITUATE in the 1st Ward, City of Philadelphia, Commonwealth of Pennsylvania, being bounded and described according to a Plan of Survey, prepared by John J. Leapson, Professional Land Surveyor, dated February 19, 1997, last revised December 12, 2003, as follows:

BEGINNING at the interSection of the Northeast side of Dickinson Street (50 feet wide) with the Southeast side of Water Street (50 feet wide); thence along the same North 14 degrees 41 minutes 39 seconds East 331.03 feet to a point in line of Parcel “B” on said Plan; thence along the same the following two (2) courses and distances (1) South 63 degrees 36 minutes 02 seconds East passing partly through a party wall 61.271 feet to a point (2) North 14 degrees 41 minutes 39 seconds East 80.761 feet to a point on the Southwest side of Reed Street (80 feet wide); thence along the same South 75 degrees 13 minutes 21 seconds East 195.00 feet to a point on the Northwest side of Christopher Columbus Boulevard (formerly Delaware Avenue 150 feet wide); thence along the same South 14 degrees 41 minutes 39 seconds West 399.520 feet to a point on the previously mentioned Northeast side of Dickinson Street (50 feet wide); thence along the same North 75 degrees 13 minutes 21 seconds West 255.000 feet to the first mentioned point and place of beginning.

CONTAINING 97,401 square feet or 2.236 acres.

BEING known as #1400 South Christopher Columbus Boulevard (formerly Delaware Avenue).

BEING Registry #9 S 16-93, 94.

SCHEDULE 4

AUTHORIZED OFFICERS

1.	Bruce J. Schanzer, Chief Executive Officer of Cedar Realty Trust, Inc.

2.	Brenda J. Walker, Chief Operating Officer of Cedar Realty Trust, Inc.

3.	Philip R. Mays, Chief Financial Officer of Cedar Realty Trust, Inc.

SCHEDULE 5.1.11

REQUIRED PROPERTY, HAZARD AND OTHER INSURANCE

Borrower or the applicable Loan Party shall at all times provide and maintain the following insurance coverages with respect to each Collateral Property and the Collateral issued by companies qualified to do business in the applicable jurisdictions where the Collateral Property is located, having a Best’s Rating of not less than A-VIII and otherwise acceptable to Administrative Agent in its sole reasonable discretion:

(i) physical insurance on an all-risk basis without exception (including, without limitation, flood required if property is in a “Special Flood Hazard Area” A or V, vandalism and malicious mischief, earthquake, collapse, boiler explosion, sprinkler coverage, mold infestation, cost of demolition, increased costs of construction and the value of the undamaged portion of the building and soft costs coverage) covering all the real estate, fixtures and personal property to the extent of the full insurable value thereof, on a builder’s risk non-reporting form prior to completion and occupancy to Occupy Endorsement, having replacement cost and agreed amount endorsements (with deductibles not in excess of insurable value);

(ii) rent loss or business interruption insurance in an amount equal to one year’s projected rentals or gross revenues;

(iii) public liability insurance, with underlying and umbrella coverages totaling not less than $2,000,000.00 per occurrence and $10,000,000.00 in the aggregate or such other amounts as may be determined by Administrative Agent from time to time;

(iv) automobile liability insurance (including non-owned automobile) with a coverage of $1,000,000 per occurrence during construction;

(v) worker’s compensation, employer’s liability and other insurance required by law;

(vi) such other insurance coverages in such amounts as Administrative Agent may request consistent with the customary practices of prudent developers and owners of similar properties.

An actual insurance policy or certified copy thereof, or a binder, certificate of insurance, or other evidence of property coverage in the form of Acord 27 (Evidence of Property Coverage), Acord 25 (Certificate of Insurance), or a 30-day binder in form acceptable to Administrative Agent with an unconditional undertaking to deliver the policy or a certified copy within thirty (30) days, shall be delivered at closing of the Loan and prior to the first Loan Advance.

Flood insurance shall be provided if the property or the collateral is located in a flood zone, flood risk or flood hazard area as designated pursuant to the Federal Flood Disaster Protection Act of 1973, as amended, and the Regulations thereunder, or if otherwise reasonably required by Administrative Agent.

Administrative Agent, on behalf of the Lenders, shall be named as first mortgagee on policies of all-risk-type insurance on the Collateral Property, as loss payee on the Collateral and its contents, and as first mortgagee on rent-loss or business interruption coverages related thereto.

Except with respect to public liability insurance, as to which Administrative Agent, on behalf of the Lenders, shall be named as an additional insured with respect to the Collateral Property or the Collateral, all other required insurance coverages shall have a so-called “Mortgagee’s endorsement” or “Lenders’ loss-payable endorsement” which shall provide in substance as follows:

A. Subject to the terms of this Agreement, loss or damage, if any, under the policy shall be paid to Administrative Agent and its successors and assigns in whatever form or capacity its interest may appear and whether said interest be vested in said Administrative Agent in its individual or in its disclosed or undisclosed fiduciary or representative capacity, or otherwise, or vested in a nominee or trustee of said Administrative Agent.

B. The insurance under the policy, or under any rider or endorsement attached thereto, as to the interest only of Administrative Agent, its successors and assigns, shall not be invalidated nor suspended:

(a) by any error, omission or change respecting the ownership, description, possession or location of the subject of the insurance or the interests therein or the title thereto; or

(b) by the commencement of foreclosure or similar proceedings or the giving of notice of sale of any of the property covered by the policy by virtue of any mortgage, deed of trust, or security interest; or

(c) by any breach of warranty, act, omission, neglect, or noncompliance with any provisions of the policy by the named insured, or any one else, whether before or after a loss, which under the provisions of the policy of insurance, would invalidate or suspend the insurance as to the named insured, excluding, however, any acts or omissions of Administrative Agent while exercising active control and management of the insured property.

C. Insurer shall provide Administrative Agent and each of the Lenders with not less than thirty (30) days, prior written notice of cancellation of the policy (for non-payment or any other reason) or of the non-renewal thereof.

D. The insurer reserves the right to cancel the policy at any time, but only as provided by its terms. However, in such case this policy shall continue in force for the benefit of Administrative Agent for thirty (30) days after written notice of such cancellation is received by Administrative Agent and shall then cease.

SCHEDULE 5.1.11 - 2

E. Should legal title to and beneficial ownership of any of the property covered under the policy become vested in Administrative Agent or its agents, successors or assigns, insurance under the policy shall continue for the term thereof for the benefit of Administrative Agent.

F. All notices herein provided to be given by the insurer to Administrative Agent in connection with this policy and Administrative Agent’s loss payable endorsement shall be mailed to or delivered to Administrative Agent by certified or registered mail, return receipt requested, as follows:

KeyBank National Association

225 Franklin Street

Boston, Massachusetts 02110

Attention: Mr. Gregory Lane

SCHEDULE 5.1.11 - 3

SCHEDULE 6.4

OWNERSHIP INTERESTS AND TAXPAYER IDENTIFICATION NUMBERS

OF LOAN PARTIES

Legal Name of Loan Party	State of Organization	Partners/Members	Tax Identification Number	Borrowing Base Property Owner	Prop Ref. No
Cedar Realty Trust Partnership, L.P.	Delaware	N/A	11-3440066	No

Cedar Realty Trust, Inc.	Maryland	N/A	42-1241468	No

Cedar-South Philadelphia I, LLC	Delaware	Cedar-South Philadelphia II, LLC (100%)	90-0082050	Yes	1

Cedar-South Philadelphia II, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	90-0082060	No	1

	September 30,	September 30,	September 30,	September 30,	September 30,
Legal Name of Loan Party	State of Organization	Partners/Members	Tax Identification Number	Borrowing Base Property Owner	Prop Ref. No
Cedar-Riverview LP	Pennsylvania	Cedar-Riverview LLC (1% of common interests; general partner); CSC-Riverview LLC (99% of common interests; limited partner); Firehouse Realty Corp. (preferred limited partner); Reed Development Associates, Inc. (preferred limited partner); South River View Plaza, Inc. (preferred limited partner); River View Development Corp. (preferred limited partner); Riverview Commons, Inc. (preferred limited partner)	20-0422200	Yes	2
Cedar-Riverview LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-0151534	No	2
CSC-Riverview LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-0151125	No	2
Cedar Lender LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-0447171	No
Cedar Dubois, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-0768567	Yes	3
Cedar Brickyard, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-2011661	Yes	4

SCHEDULE 6.4 - 2

	September 30,	September 30,	September 30,	September 30,	September 30,
Legal Name of Loan Party	State of Organization	Partners/Members	Tax Identification Number	Borrowing Base Property Owner	Prop Ref. No
Cedar Brickyard II, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	27-0844498	Yes	4
Cedar St. James, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-2311739	Yes	5
Cedar Kenley Village, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-2311870	Yes	6
Cedar-Valley Plaza, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	42-1596164	Yes	7
Cedar-Glen Allen UK, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-3797757	Yes	8
Cedar-Fredericksburg UK, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-3797657	Yes	9
Cedar-Revere LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-3528504	Yes	10
Cedar-Carlisle, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-3397838	Yes	11
Cedar-Oakhurst, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-5233216	Yes	12
Cedar-Palmyra, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-3897470	Yes	13
Cedar-Stadium Plaza LLC	Delaware	CIF-Loyal Plaza Associates, Corp. (0.01%; member); Cedar Realty Trust Partnership, L.P. (99.99%; member)	20-2957198	Yes	14
CIF-Loyal Plaza Associates, Corp.	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	42-1597273	No	14

SCHEDULE 6.4 - 3

	September 30,	September 30,	September 30,	September 30,	September 30,
Legal Name of Loan Party	State of Organization	Partners/Members	Tax Identification Number	Borrowing Base Property Owner	Prop Ref. No
Cedar-Annie Land, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-5412150	Yes	15
Cedar-Arlington Road LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-2369571	Yes	16
Cedar-Fairview Commons, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-8241755	Yes	17
Cedar-Norwood, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-5610606	Yes	18
Cedar-Metro Square II, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	26-3478262	Yes	19
Cedar-Hilliard, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	26-0337651	Yes	20
Cedar-Grove City, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	26-0285531	Yes	21
Greentree Road L.L.C. 1	Delaware	Greentree Road L.L.C. 2 (100%)	11-3620398	Yes	22
Greentree Road L.L.C. 2	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	11-3620395	No	22
Cedar-Bristol, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-8328145	Yes	23
Cedar-Circle, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	26-0531641	Yes	24
Hamilton FC Associates, L.P.	Pennsylvania	Cedar-Hamilton, LLC (60%) Hamilton FC General, LLC (36.99%)	20-8783810	Yes	26
Cedar-Hamilton, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)		No	26

SCHEDULE 6.4 - 4

	September 30,	September 30,	September 30,	September 30,	September 30,
Legal Name of Loan Party	State of Organization	Partners/Members	Tax Identification Number	Borrowing Base Property Owner	Prop Ref. No
Hamilton FC General, LLC	Pennsylvania	Brandon L. Famous Jeffrey S. Cohen Jon D. Kushner Steven J. O’Malley G. Trupert Ortlieb John P. Fasciano Adam Kohler David Orkin		No	26
Cedar-Lake Raystown, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-1158059	Yes	27
Cedar-PC Plaza, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	26-1293357	Yes	28
Cedar-Dunmore LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-2956203	Yes	29
Cedar-Trexler Plaza 2, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-5065081	Yes	30
Cedar-Trexler Plaza 3, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	20-5220380	Yes	30
Cedar-Campbelltown, LLC	Delaware	Cedar Realty Trust Partnership, L.P. (100%)	26-1675368	Yes	31

SCHEDULE 6.4 - 5

SCHEDULE 6.14.2

BORROWING BASE PROPERTIES

	September 30,	September 30,	September 30,
Legal Name of Loan Party/Property Owner	Borrowing Base Property/Purchase Options	Fee Simple or Leasehold Estate	Prop. Ref. No.
Cedar-South Philadelphia I, LLC	South Philadelphia Shopping Plaza Philadelphia, Pennsylvania	Leasehold	1
Cedar-Riverview LP	Riverview Shopping Center Philadelphia, Pennsylvania	Leasehold	2
Cedar Dubois, LLC	Dubois Commons Shopping Center Sandy, Pennsylvania	Fee Simple	3
Cedar Brickyard, LLC Cedar Brickyard II, LLC	Brickyard Shopping Center Berlin, Connecticut	Fee Simple	4
Cedar St. James, LLC	St. James Shopping Center, Hagerstown, Maryland	Fee Simple	5
Cedar Kenley Village, LLC	Kenley Village Shopping Center, Hagerstown, Maryland	Fee Simple	6
Cedar-Valley Plaza, LLC	Valley Plaza Shopping Center, Hagerstown, Maryland	Fee Simple	7
Cedar-Glen Allen UK, LLC	Ukrop’s Shopping Center, Glen Allen, Virginia Ukrop’s Super Markets, Inc. has a purchase option.	Fee Simple	8
Cedar-Fredericksburg UK, LLC	Ukrop’s Shopping Center, Fredericksburg, Virginia Ukrop’s Super Markets, Inc. has a purchase option.	Fee Simple	9

	September 30,	September 30,	September 30,
Legal Name of Loan Party/Property Owner	Borrowing Base Property/Purchase Options	Fee Simple or Leasehold Estate	Prop. Ref. No.
Cedar-Revere LLC	Unit 2 of The Shops at Suffolk Downs Condominium, Revere, Massachusetts The Stop & Shop Supermarket Company LLC has a purchase option.	Fee Simple	10
Cedar-Carlisle, LLC	Point at Carlisle Shopping Center Carlisle, Pennsylvania	Fee Simple	11
Cedar-Oakhurst, LLC	Oakhurst Plaza Harrisburg, Pennsylvania	Fee Simple	12
Cedar-Palmyra, LLC	Palmyra Shopping Center Palmyra, Pennsylvania	Fee Simple	13
Cedar-Stadium Plaza LLC	Stadium Plaza East Lansing, Michigan Burger King Corporation has a purchase option.	Fee Simple	14
Cedar-Annie Land, LLC	Annie Land Plaza Lovington, Virginia	Fee Simple	15
Cedar-Arlington Road LLC	First Merit Bank Akron, Ohio	Fee Simple	16
Cedar-Fairview Commons, LLC	Fairview Commons Fairview Township, Pennsylvania	Fee Simple	17
Cedar-Norwood, LLC	Hannaford Plaza Norwood, Massachusetts	Fee Simple	18
Cedar-Metro Square II, LLC	Metro Square at Owings Mills, Owings Mills, Maryland	Fee Simple	19
Cedar-Hilliard, LLC	Hilliard Discount Drug Mart, Hilliard, Ohio Discount Drug Mart, Inc. has a purchase option.	Fee Simple	20

SCHEDULE 6.14.2 - 2

	September 30,	September 30,	September 30,
Legal Name of Loan Party/Property Owner	Borrowing Base Property/Purchase Options	Fee Simple or Leasehold Estate	Prop. Ref. No.
Cedar-Grove City, LLC	Grove City Discount Drug Mart Plaza, Grove City, Ohio Discount Drug Mart, Inc. has a purchase option.	Fee Simple	21
Greentree Road L.L.C. 1	Washington Center Shops, Washington, New Jersey	Fee Simple	22
Cedar-Bristol, LLC	Oakland Commons, Bristol, Connecticut	Fee Simple	23
Cedar-Circle, LLC	Circle Plaza, Shamokin Dam Borough, Pennsylvania	Fee Simple	24
Hamilton FC Associates, L.P.	Crossroads II Shopping Center, Dunmore, PA	Fee Simple	26
Cedar-Lake Raystown, LLC	Lake Raystown Shopping Center, Smithfield Township, PA	Fee Simple	27
Cedar-PC Plaza, LLC	Price Chopper Plaza, Webster, MA	Fee Simple	28
Cedar-Dunmore LLC	Dunmore Shopping Center, Dunmore, PA	Fee Simple	29
Cedar-Trexler Plaza 2, LLC and Cedar-Trexler Plaza 3, LLC	Trexler Plaza Shopping Center, Lower and Upper Macungie Townships, PA	Fee Simple	30
Cedar-Campbelltown, LLC	Northside Commons Shopping Center, South Londonderry Township, PA	Fee Simple	31

SCHEDULE 6.14.2 - 3

SCHEDULE 6.14.5

GROUND LEASES

That certain Ground Lease, dated as of October 31, 2003, by and between SPSP Corporation, Passyunk Supermarket, Inc., and Twenty Fourth Street Passyunk Partners, L.P., as landlord, and Cedar-South Philadelphia I, LLC, as tenant.

That certain Lease, dated as of June 24, 1992, between Interstate Land Management Corporation and Riverview Commons, Inc.

That certain First Amendment to Lease, dated as of February 10, 1993, between Interstate Land Management Corporation and Riverview Commons, Inc.

That certain Lease, dated as of October 16, 1991, between Interstate Land Management Corporation and Riverview Commons, Inc.

That certain Assignment and Assumption of Lease Agreement and Estoppel Certificate, between Interstate Land Management Corporation and Riverview Commons, Inc. (with regard to the Lease dated June 24, 1992).

That certain Assignment and Assumption of Lease Agreement and Estoppel Certificate, between Interstate Land Management Corporation and Riverview Commons, Inc. (with regard to the Lease dated October 16, 1991).

As of the Closing Date, no ground lessor is an Affiliate of any Loan Party.

SCHEDULE 6.23.1

MAJOR LEASE LOCATIONS

	September 30,	September 30,	September 30,	September 30,
Legal Name of Loan Party/Property Owner	Borrowing Base Property	Major Leases	Square Feet	Prop. Ref. No.
Cedar-South Philadelphia I, LLC	South Philadelphia Shopping Plaza Philadelphia, Pennsylvania	Bally Total Fitness Dollar Tree Stores Ross Dress for Less Shop Rite	31,000 6,930 31,349 54,388	1
Cedar-Riverview LP	Riverview Shopping Center Philadelphia, Pennsylvania	Avalon Carpet, Tile, Etc. Pep Boys United Artist Theatre Group	25,000 22,000 77,700	2
Cedar Dubois, LLC	Dubois Commons Shopping Center Sandy, Pennsylvania	The Bon-Ton Dept Stores Shop N Save	54,500 52,654	3
Cedar Brickyard, LLC Cedar Brickyard II, LLC	Brickyard Shopping Center Berlin, Connecticut	Home Depot	103,003	4
Cedar St. James, LLC	St. James Shopping Center, Hagerstown, Maryland	Food Lion	33,000	5
Cedar Kenley Village, LLC	Kenley Village Shopping Center, Hagerstown, Maryland	Food Lion	29,000	6
Cedar-Valley Plaza, LLC	Valley Plaza Shopping Center, Hagerstown, Maryland	K-Mart Ollie’s Bargain Outlet Tractor Supply Company	95,810 41,888 32,095	7
Cedar-Glen Allen UK, LLC	Ukrop’s Shopping Center, Glen Allen, Virginia	Giant Food Store/Martin’s	63,328	8
Cedar-Fredericksburg UK, LLC	Ukrop’s Shopping Center, Fredericksburg, Virginia	Ukrop’s	63,000	9
Cedar-Revere LLC	Unit 2 of The Shops at Suffolk Downs Condominium, Revere, Massachusetts	Stop & Shop	74,977	10

	September 30,	September 30,	September 30,	September 30,
Legal Name of Loan Party/Property Owner	Borrowing Base Property	Major Leases	Square Feet	Prop. Ref. No.
Cedar-Carlisle, LLC	Point at Carlisle Shopping Center Carlisle, Pennsylvania	The Bon-Ton Dollar Tree Stores Dunham Sports Office Max	59,925 16,300 21,300 22,645	11
Cedar-Oakhurst, LLC	Oakhurst Plaza Harrisburg, Pennsylvania	CVS Gold’s Gym	11,300 23,499	12
Cedar-Palmyra, LLC	Palmyra Shopping Center Palmyra, Pennsylvania	Weis Markets	46,912	13
Cedar-Stadium Plaza LLC	Stadium Plaza East Lansing, Michigan	Hobby Lobby	54,650	14
Cedar-Annie Land, LLC	Annie Land Plaza Lovington, Virginia	Food Lion	29,000	15
Cedar-Arlington Road LLC	First Merit Bank Akron, Ohio			16
Cedar-Fairview Commons, LLC	Fairview Commons Fairview Township, Pennsylvania	Giant Foods	17,264	17
Cedar-Norwood, LLC	Hannaford Plaza Norwood, Massachusetts	Dollar Tree Stores Hannaford Brothers Rocky’s Ace Hardware	16,798 42,598 18,830	18
Cedar-Metro Square II, LLC	Metro Square at Owings Mills, Owings Mills, Maryland			19
Cedar-Hilliard, LLC	Hilliard Discount Drug Mart, Hilliard, Ohio	Discount Drug Mart	24,592	20
Cedar-Grove City, LLC	Grove City Discount Drug Mart Plaza, Grove City, Ohio	Discount Drug Mart	24,596	21
Greentree Road L.L.C. 1	Washington Center Shops, Washington, New Jersey			22
Cedar-Bristol, LLC	Oakland Commons, Bristol, Connecticut	Bristol Ten Pin Shaw’s	35,189 54,661	23

SCHEDULE 6.23.1 - 2

	September 30,	September 30,	September 30,	September 30,
Legal Name of Loan Party/Property Owner	Borrowing Base Property	Major Leases	Square Feet	Prop. Ref. No.
Cedar-Circle, LLC	Circle Plaza, Shamokin Dam Borough, Pennsylvania	K-Mart	92,171	24
Hamilton FC Associates, L.P.	Crossroads II Shopping Center, Dunmore, PA	Giant Food Store	76,415	26
Cedar-Lake Raystown, LLC	Lake Raystown Shopping Center, Smithfield Township, PA	Giant Food Store Tractor Supply Company	61,435 32,711	27
Cedar-PC Plaza, LLC	Price Chopper Plaza, Webster, MA	Price Chopper	58,545	28
Cedar-Dunmore LLC	Dunmore Shopping Center, Dunmore, PA	Eynon Furniture Outlet Big Lots	40,000	29
Cedar-Trexler Plaza 2, LLC and Cedar-Trexler Plaza 3, LLC	Trexler Plaza Shopping Center, Lower and Upper Macungie Townships, PA	Redner’s Markets Big Lots	47,900 33,824	30
Cedar-Campbelltown, LLC	Northside Commons Shopping Center, South Londonderry Township, PA	Redner’s Market	48,519	31

SCHEDULE 6.23.1 - 3

SCHEDULE 8.3.6

DESIGNATED PROPERTIES

Shopping Centers:

Aston Center

Ayr Town Center

Columbia Mall

CVS at Bradford

CVS at Celina

CVS at Erie

CVS at Kinderhook

CVS at Kingston

CVS at Naugatuck

CVS at Portage Trail

Dunmore Shopping Center

FirstMerit Bank at Akron

Gahanna Discount Drug Mart Plaza

Grove City Discount Drug Mart Plaza

Heritage Crossing

Hilliard Discount Drug Mart Plaza

McCormick Place

Oakhurst Plaza

Parkway Plaza

Pennsboro Commons

Rite Aid at Massillon

Roosevelt II

Scott Town Center

Shore Mall

Spring Meadow Shopping Center

Stadium Plaza

Stonehedge Square

The Point at Carlisle

Westlake Discount Drug Mart Plaza

Land and approx acres:

Aston Center—6 acres

Blue Mountain Commons—9 acres

Halifax Commons—4 acres

Halifax Plaza—13 acres

Liberty Marketplace—16 acres

Maxatawny Marketplace—32 acres

Oregon Pike—11 acres

Shore Mall—50 acres

Trindle Springs—2 acres

Wyoming -12 acres

SCHEDULE 15.1

NOTICES

BORROWER:

Cedar Realty Trust Partnership, L.P.

44 South Bayles Avenue

Port Washington, New York 11050

Attention: Philip R. Mays

Telephone: (516) 944-4572

Telecopier: (516) 767-6497

Electronic Mail: pmays@cdrrt. com

Website Address: www.cedarrealtytrust.com

U.S. Taxpayer Identification Number: 11-3440066

with copies to:

Cedar Realty Trust Partnership, L.P.

44 South Bayles Avenue

Port Washington, New York 11050

Stuart Widowski, Esq.

Telephone: (516) 944-4529

Telecopier: (516) 767-6497

Electronic Mail: swidowski@cdrrt.com

and

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038-4982

Attention: Karen Scanna, Esq.

Telephone: (212) 806-5400

Telecopier: (212) 806-6006

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

KeyBank National Association

225 Franklin Street, 18th Floor

MA-01-22-0018

Boston, Massachusetts 02110

Attention: Gregory W. Lane

Telephone: 617-385-6212

Telecopier: 617-385-6293

Electronic Mail: gregory_w_lane@keybank.com

Account No.: 1292000883

Ref: Cedar Realty Trust Partnership L.P.

ABA# 026009593

Other Notices as Administrative Agent:

KeyBank National Association

225 Franklin Street, 18th Floor

MA-01-22-0018

Boston, Massachusetts 02110

Attention: Gregory W. Lane

Telephone: 617-385-6212

Telecopier: 617-385-6293

Electronic Mail: gregory_w_lane@keybank.com

L/C ISSUER:

KeyBank National Association

225 Franklin Street, 18th Floor

MA-01-22-0018

Boston, Massachusetts 02110

Attention: Gregory W. Lane

Telephone: 617-385-6212

Telecopier: 617-385-6293

Electronic Mail: gregory_w_lane@keybank.com

SCHEDULE 15.1 - 2

EXHIBIT A

FORM OF

LOAN NOTICE

Date:             ,

To:	KeyBank National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended, Restated and Consolidated Loan Agreement, dated as of December         , 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”). The terms defined therein being used herein as therein defined), among Cedar Realty Trust Partnership, L.P. (the “Borrower”), the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent and L/C Issuer.

The undersigned hereby requests (select one):

☐	A Loan Advance

☐	A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of
[Type	of Loan requested]

4.	For a LIBO Rate Advance: an Interest Period of: months

The undersigned hereby represents and warrants the following:1

1.	The Loan Advance is for the purpose of: .

2.	The Total Outstandings reflecting the funding of the Loan Advance being requested hereby are: .

[1]	Only include for a Loan Advance.

3.	Maximum Loan Amount pursuant to Section 2.1.1(a) of the Agreement (lesser of Total Commitment and the Borrowing Base Value) is: $ .

4.	The aggregate remaining amount which may be funded under the Agreement is: .

5.

Attached as Exhibit A hereto are calculations evidencing the Borrower’s continued compliance with the Financial Covenants, as satisfied by the Closing Compliance Certificate, or once delivered, the most recent Compliance Certificate delivered by the Borrower.

6.

The representations and warranties of the Borrower and each other Loan Party contained in Article 6 of the Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date of the Credit Extension requested hereby, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this notice, the representations and warranties contained in Section 6.8 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 7.2.1 and 7.2.2 of the Agreement and except as to the representations and warranties in Sections 6.4, 6.7, 6.9, and 6.14 of the Agreement which may be modified only to reflect events occurring after the date hereof as specifically disclosed in writing to Administrative Agent prior to or simultaneously with such written request.

7.	No Default or Event of Default exists, or would result from the Loan Advance requested hereby or from the application of the proceeds thereof.

Note: Each request for a Loan Advance hereunder shall be for (a) a minimum amount as required by Section 2.3.6 of the Loan Agreement, and (b) an amount not to exceed (x) the Maximum Loan Amount less (y) the Total Outstandings (after giving effect to such Loan Advance).

Delivery of executed counterparts of this Loan Notice by telecopy or other electronic means shall be effective as an original.

Exhibit A - 2

CEDAR REALTY TRUST PARTNERSHIP, L.P., a Delaware limited partnership

By:	Cedar Realty Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

Exhibit A - 3

EXHIBIT A

[to be completed by Borrower]

Exhibit A - 4

EXHIBIT B

FORM OF

NOTE

            ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to             or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Loan from time to time made by the Lender to the Borrower or so much thereof as shall be outstanding from time to time under that certain Amended, Restated and Consolidated Loan Agreement, dated as of December             , 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lender, the other financial institutions named therein and from time to time party thereto, and KeyBank National Association, as Administrative Agent and L/C Issuer (in such capacity, the “Administrative Agent”).

The Borrower promises to pay interest on the unpaid principal amount of each Loan Advance from the date of such Loan Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due under the terms of the Agreement, such unpaid amount shall bear interest, to be paid in accordance with the terms of the Agreement, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement. Loan Advances may be repaid and re-borrowed in accordance with the terms and provisions of the Agreement.

This Note is a Note as referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be, immediately due and payable, all as provided in the Agreement. Loan Advances made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date and amount of its Loan Advances and payments with respect thereto; provided, however, that if any of said schedules shall be inconsistent with the terms of the Agreement, the terms of the Agreement shall control.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note, except as otherwise provided in the Agreement.

The terms of Sections 13.4, 15.2, 15.6 and 15.16 of the Agreement are incorporated herein by reference, mutatis mutandis.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Delivery of executed counterparts of this Note by telecopy or other electronic means shall be effective as an original.

Any notices given with respect to this Note shall be given in the manner provided for in the Loan Agreement.

Exhibit B - 2

CEDAR REALTY TRUST PARTNERSHIP, L.P., a Delaware limited partnership

By:	Cedar Realty Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

Exhibit B - 3

EXHIBIT C

FORM OF

COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	KeyBank National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended, Restated and Consolidated Loan Agreement, dated as of December             , 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Cedar Realty Trust Partnership, L.P. (the “Borrower”), the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent and L/C Issuer.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected/authorized             of Cedar Realty Trust, Inc., general partner of the Borrower.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements.

3. The financial statements attached as Schedule 1 fairly present in all material respects the Consolidated financial condition of CRT. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate, except as set forth below.

Described below are the exceptions, if any, to paragraphs 3 and 4, listing the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

5. Attached hereto on Schedule 3 are the following: (a) a report containing, to the extent not included in the deliveries under Sections 7.2.1, 7.2.2, or 7.2.3 of the Agreement for all Individual Properties, a summary listing of all Net Operating Income, revenues, rent roll, mortgage Debt, if any, and, in addition, for each Individual Property acquired during the quarter just ended, the cost basis and the amount and terms of any assumed Debt; (b) a listing of all filings by the Borrower or CRT with the SEC, including, without limitation, full copies of CRT’s 10-Q and 10-K filings and (c) Cash Flow Projections, as required by Section 7.2.1 and 7.2.2 of the Agreement specifically identifying, without limitation, (i) any changes to the Cash Flow Projection provided in the immediately prior Officer’s Certificate, (ii) any Distributions projected during the next one-hundred and eighty (180) days and (iii) a consolidated Adjusted FFO, (d) a list of any Major Leases entered into during the most recent fiscal quarter and any existing Leases that became Major Leases during the most recent fiscal quarter and (e) any material change in accounting policies required by GAAP or financial reporting practices by any Loan Party or their Subsidiaries.

Delivery of executed counterparts of this Compliance Certificate by telecopy or other electronic means shall be effective as an original.

Exhibit C - 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                         ,                         .

CEDAR REALTY TRUST PARTNERSHIP, L.P., a Delaware limited partnership

By:	Cedar Realty Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

Exhibit C - 3

SCHEDULE 1

to the Compliance Certificate

For the Quarter/Year ended                     ,

[Quarterly/Annual] Financial Statements

Exhibit C - 4

SCHEDULE 2

to the Compliance Certificate

For the Quarter/Year ended                     ,

[FINANCIAL COVENANT CALCULATIONS TO BE ATTACHED BY BORROWER]

Exhibit C - 5

SCHEDULE 3

to the Compliance Certificate

[TO BE ATTACHED BY BORROWER]

Exhibit C - 6

EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to

2

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

3

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

4	Select as appropriate.

5	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Cedar Realty Trust Partnership, L.P.

4.	Administrative Agent: KeyBank National Association, as the administrative agent under the Loan Agreement

5.

Loan Agreement: Amended, Restated and Consolidated Loan Agreement, dated as of December             , 2011, among Cedar Realty Trust, L.P., the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent and L/C Issuer

6.	Assigned Interest:

Assignor[s][6]	Assignee[s][7]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
		Commitment	$____________	$________	__________%
		Commitment	$____________	$________	__________%
		Commitment	$____________	$________	__________%

[7.	Trade Date: ][10]

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[6]	List each Assignor, as appropriate.

[7]	List each Assignee, as appropriate.

[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D - 2

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and][11] Accepted:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[Consented to:][12]

By:
Title:

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Loan Agreement.

[12]	To be added only if the consent of the Borrower and/or other parties (L/C Issuer) is required by the terms of the Loan Agreement.

Exhibit D - 3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under the Loan Agreement (subject to such consents, if any, as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Loan Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit D - 4

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D - 5

EXHIBIT E

FORM OF

ESTOPPEL CERTIFICATE

ESTOPPEL CERTIFICATE AND AGREEMENT

WHEREAS,             a             having an address at             (hereinafter, the “Landlord”), is the owner in fee simple of that certain parcel of real estate numbered             , and commonly known as             , as more particularly described in Exhibit A annexed hereto (hereinafter, the “Premises”);

WHEREAS, the Landlord has leased the Premises to             , a             having and address at             (hereinafter, the “Tenant”), pursuant to that certain ground lease dated as of             ,             (hereinafter, with any amendments, modifications, extensions, replacements or renewals, the “Lease”), a copy of which is attached hereto as Exhibit B and made a part hereof (All capitalized terms used herein which are not otherwise defined shall have the meaning ascribed to such term under the Lease);

WHEREAS, KeyBank National Association, a national banking, as administrative agent (hereinafter, the “Agent”) on behalf of itself and certain other lenders (hereinafter, individually and collectively referred to as the “Lender” or “Lenders”), has agreed to establish a loan arrangement (hereinafter, the “Loan Arrangement”) with Cedar Realty Trust Partnership, L.P., a Delaware limited partnership (hereinafter, the “Borrower”);

WHEREAS, the Tenant has substantial financial dealings with the Borrower and is affiliated with the Borrower (by ownership and by contractual relationship and/or other meaningful business relationship), and the extension of credit and the providing of financial accommodations to the Borrower will enhance and benefit the business activities and interests of the Tenant;

WHEREAS, as a condition to establishing the Loan Arrangement, the Agent and the Lenders require that, among other collateral to be granted, the Tenant grant to the Agent, on behalf of the Lenders, a leasehold mortgage in and to the rights of the Tenant to the Lease and the Premises and a security interest in other property of the Tenant, said leasehold mortgage and security interests to be created by the execution and delivery by the Tenant of that certain [DESCRIBE LEASEHOLD MORTGAGE AGREEMENT] (hereinafter, with any extensions, modifications and amendments, the “Leasehold Mortgage”);

WHEREAS, as a further condition to establishing the Loan Arrangement, the Agent and the Lenders require that the Landlord certify, represent, covenant, and agree to the matters described in this Estoppel Certificate and Agreement (hereinafter, this “Estoppel Certificate”); and

WHEREAS, it is in the best interest of the Landlord that the Loan Arrangement be established.

NOW, THEREFORE, in consideration of the foregoing, and upon the request of the Agent and the Lenders, Landlord and the Tenant hereby make the following representations and covenants:

1.	The Landlord and Tenant represent that:

1.1	the Lease is currently in full force and effect;

1.2	the Lease has not been modified or amended;

1.3	neither the Tenant nor Landlord is in default under the Lease, nor has any event occurred which is, or solely with the passage of time would be, an event of default under the Lease; and

1.4	the term of the Lease commences on , and expires on , .

2.

The Landlord represents that all rent presently due under the Lease has been paid in full, and no additional rent is presently due under the Lease; and as of the date of this Estoppel Certificate, there are no other payments due and payable from the Tenant to the Landlord under the Lease.

3.	The Landlord represents and warrants that its fee interest in the Premises is unencumbered, except as set forth in Exhibit C attached hereto.

4.

The Landlord acknowledges and agrees that the interest of the Landlord in and to the Premises and the Lease shall not be encumbered beyond that which such interests are encumbered as of the date hereof in any manner whatsoever without the prior written consent of the Agent.

5.	The Landlord hereby:

5.1

acknowledges and consents to the granting of the Leasehold Mortgage, and acknowledges and recognizes that the Agent, as the mortgagee of the leasehold interest in the Lease, is entitled to the benefit of all of the rights and privileges provided to a leasehold mortgagee under the Lease;

5.2

recognizes the rights of the Agent, and any successor, assignee or transferee of the Agent, in and to the Premises as described in the Leasehold Mortgage, and consents to the exercise by the Agent of its rights under the Leasehold Mortgage upon the occurrence of an event of default by the Tenant under the Leasehold Mortgage;

Exhibit E - 2

5.3

recognizes the right of the Agent, and any successor, assignee or transferee of the Agent, to exercise any options, including, without limitation, any renewal or extension options or rights of first refusal provided to the Tenant under the Lease, and agrees that if, prior to the exercise by the Agent of its rights under the Leasehold Mortgage, the Tenant fails to exercise within the applicable time periods set forth in the Lease any option including, without limitation, any renewal or extension option or right of first refusal, the Landlord shall notify the Agent as attorney-in-fact for the Tenant and the Agent shall be authorized, at its option, to exercise any option or right within sixty (60) days of receipt of such notice and the Landlord shall recognize said exercise of any option or right by the Agent;

5.4

agrees that the interest of the Landlord in and to the Premises and the Lease shall not be transferred or assigned unless the transferee or assignee provides a written agreement to the Agent that (i) said transfer or assignment is subject to the terms and conditions of the Lease, and this Estoppel Certificate, and (ii) the transferee or assignee assumes the obligations of the Landlord thereunder and hereunder;

5.5

acknowledges that notwithstanding the occurrence of any event of default under the Lease, the Landlord will not terminate, or allow or suffer the termination of, the Lease, without the prior written consent of Agent; and

5.6

agrees that notwithstanding the terms of the Lease, any and all insurance proceeds or eminent domain or condemnation awards or proceeds with respect to the Premises shall be subject to the approval of the Agent and shall be payable to the Agent, or otherwise made available for the repair or restoration of the Premises, all in accordance with the terms and provisions of the Leasehold Mortgage.

6.	Upon notice to the Landlord by the Agent of the exercise of Agent’s rights against Tenant (whether pursuant to the Leasehold Mortgage or otherwise) the Landlord shall:

6.1	not interfere with any enforcement by the Agent of the Agent’s rights in and to the personal property of the Tenant located on the Premises;

6.2	not distrain nor assert any claim against the personal property of Tenant;

6.3

permit the Agent to enter upon the Premises and remove the personal property from the Premises, provided, the Agent agrees that it shall promptly repair, at the Agent’s expense, any physical damage to the Premises caused by said removal; and

6.4	not interfere with the disposal of the personal property by sale (by public auction or otherwise) conducted on the Premises.

7.	Until such time as the Agent executes and records a discharge of the Leasehold Mortgage:

Exhibit E - 3

7.1	no modifications, extensions, renewals or surrender of the Lease shall be effective without the prior written consent of the Agent;

7.2	the Landlord shall not convey the Premises to the Tenant without the prior written consent of the Agent;

7.3

any and all rights, easements and development agreements to be granted by, or entered into with, the Landlord relative to the Premises shall not be granted or entered into without the prior written consent of the Agent; and

7.4

the Landlord shall waive any provisions of the Lease which provide that Tenant shall, upon request of the Landlord, subordinate the Lease to any lien of any present or future mortgages granted by the Landlord.

8.	In the event of any default by the Tenant under the Lease, the Landlord shall:

8.1

cause a copy of any notice of default by the Tenant under the Lease or notice of termination of the Lease to be sent to the Agent, and the Landlord agrees that any such notice of default or termination shall not be deemed duly given and effective unless and until a copy of such notice is actually received by the Agent; and

8.2

permit the Agent to cure or cause to be cured such default within thirty (30) days of the receipt of notice from the Landlord of Tenant’s default if such default may be cured by the payment of money, or, otherwise, within sixty (60) days of the receipt of such notice.

9.

If the Agent fails to cause any default of the Tenant under the Lease to be cured, or such default is incapable of being cured, during the applicable time period, the Landlord shall further refrain from exercising its rights and/or remedies under the Lease and shall not terminate the Lease if the Agent has provided the Landlord with written notice that either:

9.1	the Agent intends to cause the default to be cured and the Agent is diligently pursuing the cure of such default; or

9.2

the Agent has or intends to make demand upon Tenant for payment or performance under any agreement between Tenant and the Agent pertaining to the Loan Arrangement and the Agent diligently pursues the exercise of its rights thereunder.

10.

Any successor, assignee or transferee of the Agent shall have thirty (30) days from the consummation of such succession, assignment, or transfer within which to cure or cause to be cured any default of the Tenant under the Lease.

11.

Any default of the Tenant under the Lease which is cured or which is caused to be cured by the Agent within the applicable cure period, shall be deemed to have been waived by the Landlord and the Landlord shall not be entitled to exercise any rights or remedies granted to Landlord under the Lease on account of the occurrence of such default.

Exhibit E - 4

12.

In the event any default of Tenant under the Lease is incapable of being cured, the Landlord shall, upon the request of the Agent, execute a new lease with the Agent upon the same terms and conditions (but providing for the revival of any rights and/or options which may have lapsed due to the Tenant’s action or inaction under the Lease) as the Lease and such new lease shall have the same relative priority in right, title and interest in and to the Premises as the Lease.

13.

The Agent shall not become liable for the obligations of the Tenant under the Lease unless and until the Agent obtains possession of the Premises and expressly agrees to assume all such obligations, and then, only for the period during which the Agent is in possession of the Premises. Upon the sale, transfer or assignment by the Agent of its interest in the Lease and/or the Premises, the Agent shall have no further liability to the Landlord.

14.

Whether or not the Agent assumes the obligations of Tenant pursuant to Section 13, above, the Agent shall have no liability to the Landlord for any obligations of Tenant under the Lease arising prior to such assumption by the Agent.

15.	All notices under this Estoppel Certificate shall be sent certified mail, return receipt requested as follows:

If to Landlord:

Attention:

With a copy to:

Attention:

If to the Tenant:

Attention:

Exhibit E - 5

With a copy to:

Attention:

If to the Agent:

KeyBank National Association, in its capacity as Administrative Agent

225 Franklin Street, 18th Floor

MA-01-22-0018

Boston, Massachusetts 02110

Attention: Gregory W. Lane

With a copy to:

Riemer & Braunstein LLP

Three Center Plaza

Boston, Massachusetts 02108

Attention: Kevin J. Lyons, Esquire

FAX No.: (617) 692-3433

All notices hereunder shall be deemed to have been received three (3) days after the date of mailing in accordance with the above described requirements.

16.

Upon the request of the Agent, the Landlord will provide the Agent with estoppel certificates, in form acceptable to Agent, with respect to the status of the Lease and the compliance by the Landlord and/or Tenant with regard to specific terms, provisions and conditions set forth thereunder.

17.	Each party hereto agrees to execute such documents as may be reasonably required from time to time to evidence or effectuate the terms and provisions hereof.

18.	This Estoppel Certificate is binding on, and shall inure to the benefit of, the Tenant, the Agent, and the Landlord, and each of their successor and assigns.

Delivery of executed counterparts of this Estoppel Certificate by telecopy or other electronic means shall be effective as an original.

[The balance of this page is intentionally left blank]

Exhibit E - 6

It is intended that this Estoppel Certificate take effect as a sealed instrument as of this             day of             ,             .

LANDLORD:

By:
Name:
Title:

TENANT:

By:
Name:
Title:

AGENT:

KEYBANK NATIONAL ASSOCIATION, in its capacity as administrative agent

By:
Name:
Title:

Exhibit E - 7

EXHIBIT A

Premises

(See Attached)

Exhibit E - 8

EXHIBIT B

Lease

(See Attached)

Exhibit E - 9

EXHIBIT C

Encumbrances

Exhibit E - 10

EXHIBIT F

FORM OF

CLOSING COMPLIANCE CERTIFICATE

Closing Date: December             , 2011

To:	KeyBank National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended, Restated and Consolidated Loan Agreement, dated as of December             , 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Cedar Realty Trust Partnership, L.P. (the “Borrower”), the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent and L/C Issuer. All capitalized terms used herein which are not otherwise defined shall have the meaning ascribed to such term under the Agreement.

The undersigned Authorized Officer hereby certifies as of the date hereof that he/she is the             of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

1. No Default or Event of Default has occurred or would occur after giving effect to the Agreement, the Loan Documents and all Credit Extensions occurring on the Closing Date.

2. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date set forth therein.

3. The Borrower, CRT and each of the Borrowing Base Property Owners (both before and after giving effect to the Credit Extensions occurring on the Closing Date) (a) is solvent, (b) has assets having a fair value in excess of the amount required to pay such Person’s probable liabilities and existing Debts as such become absolute and mature, and (c) has adequate capital for the conduct of such Person’s business and the ability to pay such Person’s Debts from time to time incurred in connection therewith as such Debts mature.

4. No change has occurred in the financial condition, business, affairs, operations or control of Borrower and/or the Loan Parties, since the date of their respective financial statements most recently delivered to Administrative Agent or any of the Lenders, which change has had or could reasonably be expected to have a Material Adverse Effect.

5. All representations and warranties made by or on behalf of any of the Borrower and the other Loan Parties, or any of them, to the Administrative Agent or any of the Lenders are true, accurate and complete in all material respects and shall do not omit any material fact necessary to make the same not misleading.

6. There are not any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of the Borrower’s knowledge, threatened with respect to the Loan, the transactions contemplated in the Loan Documents, or the Borrower, any other Loan Party, or any other Borrower Subsidiary, which are not fully covered (subject to deductibles) by an insurance policy issued by a reputable and financially viable insurance company or, to the extent not so covered, could (a) materially adversely affect a Borrowing Base Property or (b) have or reasonably be expected to have a Material Adverse Effect.

7. No Laws prohibit or adversely limit the capacity or authority of the Borrower or any Loan Party to enter into the Loan Documents and perform the obligations of such Person with respect thereto.

8. There has not been any material unrepaired or unrestored damage or destruction by fire or otherwise to any of the real or tangible personal property comprising the Borrowing Base Properties.

9. No third party consents and/or agreements are required with respect to entering into the Loan Documents or performing the obligations thereunder.

Delivery of executed counterparts of this Compliance Certificate by telecopy or other electronic means shall be effective as an original.

Exhibit F - 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date and year set forth above.

CEDAR REALTY TRUST PARTNERSHIP, L.P., a Delaware limited partnership

By:	Cedar Realty Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

Exhibit F - 3

SCHEDULE 1

to the Closing Certificate

[TO BE COMPLETED BY BORROWER

Exhibit F - 4

EXHIBIT G

FORM OF

GUARANTY

GUARANTY

This Guaranty (hereinafter, the “Guaranty”) is given pursuant to the terms and conditions of that certain Amended, Restated and Consolidated Loan Agreement, dated as of January             , 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement”), among Cedar Realty Trust Partnership, L.P., formerly known as Cedar Shopping Centers Partnership, L.P. (the “Borrower”), the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent and L/C Issuer (in such capacity as Administrative Agent, the “Agent”). Capitalized terms used herein and not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement.

FOR VALUE RECEIVED, and to induce Agent and the Lenders to extend credit to the Borrower as provided for in the Loan Agreement and the other Loan Documents,             (hereinafter, “Guarantor”), hereby unconditionally agrees as follows:

1. Guaranty. Guarantor, as a primary party and not merely as a surety, unconditionally and irrevocably guarantees the prompt and full payment (and not merely the collectability), performance, and observance of all of the obligations, terms and conditions to be paid, performed or observed by Borrower under the Note, Loan Agreement and each other Loan Document, to or on behalf of the Agent, the Lenders, or any one of them, each as the same may be hereafter amended, modified, extended, renewed or recast, including, without limitation, all of the Obligations and the payment of all principal, interest, fees and other charges when due under the Note, the Loan Agreement and each other Loan Document (hereinafter, the “Guaranteed Obligations”).

Upon the occurrence of and during the continuance of any Event of Default under the Loan Agreement, or any of the other Loan Documents, or if Agent has accelerated the Loan pursuant to a right to do so under the Loan Agreement, Agent may at its option proceed directly and at once, without notice (except as otherwise provided under the Loan Agreement), against Guarantor hereunder, without proceeding against Borrower, any other Guarantor, or any other person or other Collateral for the Obligations or the Guaranteed Obligations.

If Borrower, or Guarantor if so required, shall fail or refuse to perform or continue performance of all of the Obligations on the part of Borrower to be kept and performed, then, if an Event of Default exists on account thereof under the Loan Documents or this Guaranty, in addition to any other rights and remedies which Agent or any Lender may have hereunder or elsewhere, and not in limitation thereof, Agent or any Lender, at such party’s option, may exercise any or all of its rights and remedies under the Loan Agreement and each other Loan Document.

This Guaranty shall survive and continue in full force and effect beyond and after the payment and satisfaction of the Guaranteed Obligations and the Obligations in the event Agent or any Lender is required to disgorge or return any payment or property received as a result of any laws pertaining to preferences, fraudulent transfers or fraudulent conveyances.

2. Waivers. Guarantor hereby waives and relinquishes to the fullest extent now or hereafter not prohibited by applicable law:

(a)	all suretyship defenses and defenses in the nature thereof;

(b)

any right or claim of right to cause a marshaling of the assets of Borrower or of any Collateral, or to cause Agent to proceed against any of the other security for the Guaranteed Obligations or the Obligations before proceeding under this Guaranty against Guarantor, or, if there shall be more than one Guarantor, to require Agent to proceed against any other Guarantor or any of Guarantors in any particular order;

(c)

until satisfaction in full of the Obligations of the Borrower to the Agent and the Lenders, and the satisfaction in full of the Guaranteed Obligations, all rights and remedies, including, but not limited to, any rights of subrogation, contribution, reimbursement, exoneration or indemnification pursuant to any agreement, express or implied, or now or hereafter accorded by applicable law to indemnitors, guarantors, sureties or accommodation parties; provided, however, unless Agent otherwise expressly agrees in writing, such waiver by any particular Guarantor shall not be effective to the extent that by virtue thereof such Guarantor’s liability under this Guaranty or under any other Loan Document is rendered invalid, voidable, or unenforceable under any applicable state or federal law dealing with the recovery or avoidance of so-called preferences or fraudulent transfers or conveyances or otherwise;

(d)

notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of nonpayment, nonperformance, nonobservance or default, or other proof or notice of demand whereby to charge Guarantor therefor;

(e)	the pleading of any statute of limitations as a defense to Guarantor’s obligations hereunder;

(f)	the right to a trial by jury in any matter related to this Guaranty; and

(g)	the benefit of all other provisions of law which may be validly waived.

GUARANTOR, AGENT AND LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS GUARANTY, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY,

Exhibit G - 2

INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. GUARANTOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER IS GIVEN AS A MATERIAL INDUCEMENT TO AGENT AND THE LENDERS TO ACCEPT THIS GUARANTY AND TO MAKE THE LOAN.

3. Cumulative Rights. Agent’s and any Lender’s rights under this Guaranty shall be in addition to and not in limitation of all of the rights and remedies of Agent and any Lender under the Loan Documents. All rights and remedies of Agent and any Lender shall be cumulative and may be exercised in such manner and combination as Agent or any Lender may determine.

4. No Impairment. The liability of Guarantor hereunder shall in no way be limited or impaired by, and Guarantor hereby assents to and agrees to be bound by, any amendment or modification of the provisions of the Loan Documents to or with Agent or any Lender by Borrower or any other Guarantor or any person who succeeds Guarantor as owner of a Collateral Property (hereinafter, the “Property”). In addition, the liability of Guarantor under this Guaranty and the other Loan Documents shall in no way be limited or impaired by:

(a)	any extensions of time for performance required by any of the Loan Documents;

(b)	any amendment to or modification of any of the Loan Documents;

(c)	any sale or assignment of the Loan or any sale, assignment or foreclosure of the Security Documents, or any sale, transfer or exchange of all or part of the Property;

(d)

any exculpatory, or nonrecourse, or limited recourse, provision in any of the Loan Documents limiting Agent’s or any Lender’s recourse to the Property secured by any Security Document, or to any other property, or limiting Agent’s or any Lender’s rights to a deficiency judgment against Borrower or any other person or entity;

(e)

the accuracy or inaccuracy of any of the representations or warranties made by or on behalf of Borrower, any general partner, owner, principal, or agent of Borrower, or Guarantor, under any Loan Document or otherwise;

Exhibit G - 3

(f)

the release of Borrower, any general partner, owner, principal, or agent of Borrower, or any other person or entity, from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s or any Lender’s voluntary act, or otherwise;

(g)	the filing of any bankruptcy or reorganization proceeding by or against Borrower, any general partner, owner, principal, or agent of Borrower, Guarantor, or any subsequent owner of the Property;

(h)	the release or substitution in whole or part of any collateral or security for the Obligations or the Guaranteed Obligations;

(i)

Agent’s failure to record any Security Document or file any UCC financing statements, or Agent’s improper recording or filing of any thereof, or Agent’s failure to otherwise perfect, protect, secure, or insure any security interest or lien given as security for the Obligations or the Guaranteed Obligations;

(j)	the release of any other party now or hereafter liable upon or in respect of this Guaranty or any of the other Loan Documents; or

(k)	the invalidity or unenforceability of all or any portion of any of the Loan Documents as to Borrower, any Guarantor, or any other person or entity.

Any of the foregoing may be accomplished with or without notice to Borrower, any general partner, owner, principal, or agent of Borrower, or any Guarantor, and with or without consideration.

5. Delay Not Waiver. No delay on Agent’s or any Lender’s part in exercising any right, power or privilege hereunder or under any of the Loan Documents shall operate as a waiver of any such privilege, power or right. No waiver by Agent or any Lender in any instance shall constitute a waiver in any other instance.

6. Warranties and Representations. Guarantor warrants and represents to Agent and each of the Lenders for the express purpose of inducing Agent and the Lenders to enter into the Loan Agreement, to make each Loan Advance, to accept this Guaranty, and to otherwise complete the transactions contemplated by the Loan Agreement, as to such Guarantor, that as of the date of this Guaranty, upon the date of each Loan Advance, and at all times thereafter until the Loan is repaid and all Guaranteed Obligations to Agent and the Lenders have been satisfied in full, as follows:

(a)	Incorporation by Reference. Each warranty and representation made by Guarantor in the Environmental Indemnity Agreement is true, accurate and complete and is incorporated herein by reference.

Exhibit G - 4

(b)

Financial Information. Copies of the financial statements of Guarantor have been delivered to Agent and each Lender and each of the same fairly present Guarantor’s financial condition as of the dates thereof and no material and adverse change has occurred in Guarantor’s financial condition or business since the respective dates thereof; and each financial statement of Guarantor submitted in the future shall fairly present Guarantor’s financial condition as of the dates thereof.

(c)

No Violation. The payment and performance by Guarantor of the Guaranteed Obligations, Guarantor’s obligations under the Loan Agreement, this Guaranty, the Security Documents, the Environmental Indemnity Agreement, and any other Loan Document, does not and shall not constitute a violation of any law, order, regulation, contract or agreement to which Guarantor is a party or by which Guarantor or Guarantor’s property may be bound;

(d)

No Litigation. There is no material litigation now pending or, to the best of Guarantor’s knowledge threatened in writing, against Guarantor which, if adversely decided would materially impair the ability of Guarantor to pay and perform the Guaranteed Obligations, Guarantor’s obligations under the Loan Agreement, this Guaranty, the Security Documents, the Environmental Indemnity Agreement, or any other Loan Document.

(e)

Entity Matters. The Guarantor is a duly organized, validly existing entity organized and in good standing under the laws of the State of Delaware, and has all requisite power and authority to conduct its business and to own its property as now conducted or owned, and is qualified to do business in all jurisdictions where the nature and extent of its business is such that such qualification is required by law.

(f)

Valid and Binding. Each of the Loan Documents to which Guarantor is a party constitutes Guarantor’s legal, valid and binding obligation in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and with respect to the availability of remedies of specific enforcement subject to the discretion of the court before which proceedings therefor may be brought.

(g)

Solvency. Guarantor is solvent and is not rendered insolvent by the obligations undertaken in this Guaranty. Guarantor is not contemplating either the filing of a petition or proceeding under any state or federal bankruptcy or insolvency or reorganization laws or the liquidating of all or a major portion of Guarantor’s property, and Guarantor has no knowledge of any such petition or proceeding being filed against any other Guarantor.

(h)	Material Economic Benefit. The granting of the Credit Extensions to Borrower will constitute a material economic benefit to Guarantor.

Exhibit G - 5

7. Notices. Any notice or other communication in connection with this Guaranty shall be in writing and (i) deposited in the United States mail, postage prepaid by registered or certified mail, (ii) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express, or (ii) sent by facsimile transmission if a FAX Number is designated below, addressed as follows:

If to Guarantor:

44 South Bayles Avenue Port Washington, New York Attention: Philip Mays FAX Number: (516) 767-6497

with a copy to:

44 South Bayles Avenue Port Washington, New York Attention: Stuart Widowski FAX Number: (516) 767-6497

with copies by regular mail or such hand delivery or facsimile transmission to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038-4982 Attention: Karen Scanna, Esquire FAX Number: (212) 806-6006

If to Agent:

KeyBank National Association 225 Franklin Street Boston, Massachusetts 02110 Attention: Gregory W. Lane FAX No.: (617) 385-6293

with copies by regular mail or such hand delivery or facsimile transmission to:

Riemer & Braunstein LLP Three Center Plaza, Suite 600 Boston, Massachusetts 02108 Attention: Kevin J. Lyons, Esquire FAX No.: (617) 880-3456

Any such addressee may change its address for such notices to any other address in the United States as such addressee shall have specified by written notice given as set forth above.

Exhibit G - 6

All periods of notice shall be measured from the deemed date of delivery. A notice shall be deemed to have been given, delivered and received upon the earliest of: (i) if sent by such certified or registered mail, on the third Business Day following the date of post-mark, or (ii) if hand delivered by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day at the specified address, or (iii) if so mailed, on the date of actual receipt (or tender of delivery) as evidenced by the return receipt, or (iv) if so delivered, upon actual receipt, or (v) if facsimile transmission is a permitted means of giving notice, upon receipt an evidenced by confirmation.

8. No Oral Change. No provision of this Guaranty may be changed, waived, discharged, or terminated orally (in person or by telephone) or by any other means except by an instrument in writing signed by the party against whom enforcement of the change, waiver or discharge or termination is sought.

9. Parties Bound; Benefit. This Guaranty shall be binding upon Guarantor and Guarantor’s respective successors, assigns, heirs and personal representatives and shall be for the benefit of Agent and each Lender, and of any subsequent holder of Agent’s or any Lender’s interest in the Loan and of any owner of a participation interest therein. In the event the interest of Agent or any other Lender under the Loan Documents is sold or transferred, then the liability of the Guarantor to Agent or such Lender shall then be in favor of both the Agent or Lender originally named herein and each subsequent holder of Agent’s or Lender’s interest therein, to the extent of their respective interests.

10. Joint and Several. If there is more than one (1) Guarantor, the obligations of each Guarantor, and such Guarantor’s respective successors, assigns, heirs and personal representatives, shall be and remain joint and several.

11. Partial Invalidity. Each of the provisions hereof shall be enforceable against Guarantor to the fullest extent now or hereafter not prohibited by applicable law. The invalidity or unenforceability of any provision hereof shall not limit the validity or enforceability of each other provision hereof.

12. Governing Law. This Guaranty and the rights and obligations of the parties hereunder shall in all respects be governed by and construed and enforced in accordance with the internal laws of the State of New York. Agent or any Lender may enforce its rights hereunder and under the other Loan Documents, including, but not limited to, its rights to sue Guarantor or to collect any outstanding indebtedness in accordance with applicable law.

13. Consent to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York located within the First Department of the New York State Unified Court System and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other loan document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such Federal Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this

Exhibit G - 7

Guaranty or in any other Loan Document shall affect any right that the Agent, any Lender or the L/C Issuer may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against the Guarantor or any other loan party or its properties in the courts of any jurisdiction. Guarantor hereby agrees and consents that in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any New York State or Federal Court located within the Southern District of the State of New York may be made by certified or registered mail, return receipt requested, directed to Guarantor at the address indicated in Section 7 above and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

14. Additional Covenant of the Guarantor. Guarantor shall pay, perform, observe and comply with all of the obligations, terms, covenants and conditions set forth in this Guaranty, the Security Documents, the Environmental Indemnity Agreement, and the other Loan Documents to which Guarantor is a party, and by any provisions of the Loan Agreement specifically applicable to Guarantor.

15. Subordination.

(a)

Except as may be otherwise specifically provided for in the Loan Agreement with respect to Permitted Distributions, any indebtedness of Borrower to Guarantor, or to any affiliated entity, now or hereafter existing together with any interest thereon shall be, and such indebtedness is, hereby deferred, postponed and subordinated to the prior, full and Non-Contestable Payment and satisfaction of all Obligations of Borrower to the Agent and the Lenders. Payment and satisfaction of the Obligations shall be deemed “Non-Contestable Payment” only upon such payment and satisfaction and the expiration of all periods of time within which a claim for the recovery of a preferential payment, or fraudulent conveyance, or fraudulent transfer, in respect of payments received by Agent or any Lender as to the Obligations could be filed or asserted with: (A) no such claim having been filed or asserted, or (B) if so filed or asserted, the final, non-appealable decision of a court of competent jurisdiction denying the claim or assertion.

(b)

Except as may be otherwise specifically provided for in the Loan Agreement with respect to Permitted Distributions, at all times until the full and Non-Contestable Payment and satisfaction of the Obligations of Borrower to Agent and the Lenders with respect to the Loan (and including interest accruing on the Loan Advances after the commencement of a case by or against Borrower under any Debtor Relief Laws now or hereafter in effect, which interest the parties agree shall remain a claim that is prior and superior to any claim of Guarantor or any affiliated entity notwithstanding any contrary practice, custom or ruling in cases under the Debtor Relief Laws, as now or hereafter in effect, generally), Guarantor, and each affiliated entity, agrees not to accept any payment or satisfaction for any kind of indebtedness of Borrower to Guarantor, or any affiliated entity, and hereby assigns such indebtedness to Agent, on behalf of the Lenders, including, but not limited to, the right to file proofs of claim and to vote thereon in connection with any such case under any Debtor Relief Laws, as now or hereafter in effect, and the right to vote on any plan of reorganization.

Exhibit G - 8

(c)

Any mortgage, security interest, lien or charge on the Collateral, all rights therein and thereto, and on the revenue and income to be realized therefrom, which Guarantor, or any affiliated entity, may have or obtain as security for any loans, advances, indebtedness or costs, shall be, and such mortgage, security interest, lien or charge hereby is, subordinated to the full and Non-Contestable Payment and satisfaction of all Obligations of Borrower to Agent and the Lenders.

(d)

In addition to the foregoing, and not in limitation thereof, until the full payment and satisfaction of all Obligations of Borrower to Agent and the Lenders, any claims of Guarantor, or any affiliated entity, of subrogation, contribution, reimbursement, exoneration, indemnification, or reimbursement arising out of any payment made on this Guaranty, whether such claim is based upon an express or implied contract, or operation of law, are hereby waived; provided, however, unless Agent otherwise expressly agrees in writing, such waiver by Guarantor shall not be effective to the extent that by virtue thereof Guarantor’s liability under this Guaranty or under any other Loan Document is rendered invalid, voidable, or unenforceable under any applicable state or federal law dealing with the recovery or avoidance of so-called preferences or fraudulent conveyances or otherwise.

16. Legal Fees, Costs and Expenses. Guarantor further agrees to pay within thirty (30) days after demand all costs and expenses reasonably incurred by Agent and the Lenders, or their successors or assigns, in connection with enforcing any of the rights or remedies of Agent or any Lender, or such successors or assigns, under or with respect to this Guaranty including, but not limited to, attorneys’ fees and the out-of-pocket expenses and disbursements of such attorneys. Any such amounts which are not paid within thirty (30) days of demand therefor shall bear interest at the Default Rate from the date of demand until paid.

17. Setoff. Subject to the terms of this Section 17, Guarantor hereby grants to Agent and each of the Lenders, a lien, security interest and right of setoff as security for all liabilities and obligations to Agent and the Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any Lender or any entity under the control of Agent or Lender, or in transit to any of them. At any time, from and after the occurrence of and during the continuance of an Event of Default, Agent or any Lender may set off the same or any part thereof and apply the same to any liability or obligation of Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Loan. Within five (5) Business Days of making any such set-off, Agent agrees to notify Guarantor thereof, provided that the failure by Agent to give such notice shall not affect the validity of such set-off. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Exhibit G - 9

18. Counterparts. Delivery of executed counterparts of this Guaranty by telecopy or other electronic means shall be effective as an original.

Exhibit G - 10

Witness the execution and delivery hereof as an instrument under seal as of the             day of             , 20__.

GUARANTOR:

[INSERT SIGNATURE BLOCK]

[SIGNATURE PAGE TO GUARANTY]

EXHIBIT H

FORM OF

ENVIRONMENTAL INDEMNITY AGREEMENT

ENVIRONMENTAL COMPLIANCE AND INDEMNITY AGREEMENT

This Environmental Compliance and Indemnity Agreement (hereinafter, the “Environmental Indemnity Agreement” or “Agreement”) is given pursuant to the terms and conditions of a certain Amended, Restated and Consolidated Loan Agreement, dated January         , 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement”), among CEDAR REALTY TRUST PARTNERSHIP, L.P., formerly known as Cedar Shopping Centers Partnership, L.P. (the “Borrower”), the Lenders from time to time party thereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and L/C Issuer (in such capacity as Administrative Agent, the “Agent”). Capitalized terms used herein and not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement.

As used herein:

(A) The term “Environmental Legal Requirements” shall mean all applicable present or future federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, or any judicial or administrative interpretations thereof, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, applicable to the regulation or protection of the environment, the health and safety of persons and property and all other environmental matters and shall include, but not be limited to, all orders, decrees, judgments and rulings imposed through any public or private enforcement proceedings, relating to Hazardous Materials or the existence, use, discharge, release, containment, transportation, generation, storage, management or disposal thereof, or otherwise regulating or providing for the protection of the environment applicable to the Property and relating to Hazardous Materials, or to the existence, use, discharge, release or disposal thereof. Environmental Legal Requirements presently include, but are not limited to, the following laws: Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the Public Health Service Act (42 U.S.C. §300(f) et seq.) , the Pollution Prevention Act (42 U.S.C. §13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Clean Water Act (33 U.S.C. §1251 et seq.), The Federal Clean Air Act (42 U.S.C. §7401 et seq.), and the applicable laws and regulations of the State in which the applicable Property is located.

(B) The term “Hazardous Materials” shall mean asbestos, mold, flammable materials, explosives, radioactive or nuclear substances, polychlorinated biphenyls, other carcinogens, oil and other petroleum products, radon gas, urea formaldehyde, chemicals, gases, solvents, pollutants, contaminants, and any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any present or future federal, state or local laws, by-laws, rules, regulations, codes or ordinances or any judicial or administrative interpretation thereof.

(C) The term “Property” shall mean the land owned by Guarantor and identified on Schedule 1 attached hereto.

(D) The term “Surrounding Property” shall mean any property located within one hundred (100) feet of the perimeter of each Property.

(E) The term “Guarantor” shall mean, jointly and severally,             and Cedar Realty Trust, Inc.

(F) The term “Indemnitors” shall mean Borrower and Guarantor.

(G) The term “Indemnified Party” shall mean: (i) Agent and each of the Lenders; (ii) all those claiming by, through or under Agent or any Lender, including any subsequent holder of the Loan and any present or future owner of a participation interest therein; (iii) any subsequent owner or tenant of all or any portion of the Property following the exercise by Agent of its rights under the Loan Agreement, the Guaranty or the other Loan Documents, including, but not limited to, a foreclosure sale or deed in lieu thereof; and (iv) as to each of the foregoing, their respective affiliate, parent and subsidiary corporations, and, as applicable, the respective officers, directors, stockholders, agents, employees, accountants and attorneys of any one or more of them, and any person, firm or entity which controls, is controlled by, controlling, or under common control with, any one or more of them.

(H) The term “Environmental Enforcement Action” shall mean all actions, orders, requirements or liens instituted, threatened in writing, required, completed, imposed or placed by any governmental authority and all claims made or threatened in writing by any other person against or with respect to the Property, or any present or past owner or occupant thereof, arising out of or in connection with any of the Environmental Legal Requirements, any environmental condition, or the assessment, monitoring, clean-up, containment, remediation or removal of, or damages caused or alleged to be caused by, any Hazardous Materials (i) located on or under the Property, or (ii) emanating from the Property.

(I) The terms “generated,” “stored,” “transported,” “utilized,” “disposed,” “managed,” “released” and “threat of release,” and all conjugates thereof, shall have the meanings and definitions set forth in the Environmental Legal Requirements.

(J) The term “Environmental Reports” shall mean those written reports with respect to environmental matters affecting the Property furnished to the Agent prior to the execution of this Agreement.

Exhibit H - 2

FOR VALUE RECEIVED, and to induce Agent and the Lenders to grant the Loan and extend credit to the Borrower as provided for in the Loan Agreement and the other Loan Documents, Indemnitors hereby unconditionally agree as follows:

1. Compliance with Environmental Legal Requirements.

1.1 Compliance. Until the full satisfaction of the Obligations, and full satisfaction of the Guaranteed Obligations (as defined in the Guaranty executed by the Guarantor), as applicable, the Indemnitors hereby guaranty that the Indemnitors shall comply in all materials respects with all Environmental Legal Requirements applicable to the Property, and that the Indemnitors shall take all remedial action necessary to avoid any liability of the Indemnitors or any Indemnified Party, or any subsequent owner of the Property, and to avoid the imposition of, or to discharge (by payment, bonding, or otherwise), any liens on the Property, as a result of any failure to comply with Environmental Legal Requirements applicable to the Property.

1.2 Prohibitions. Without limitation upon the generality of foregoing, Indemnitors and each of them agree that they:

(a) shall not release or permit any release of any Hazardous Materials on the Property;

(b) shall not generate or permit any Hazardous Materials to be generated on the Property;

(c) shall not except in strict compliance with all Environmental Legal Requirements, store, or utilize, or permit any Hazardous Materials to be stored or utilized on the Property;

(d) shall not dispose of or permit any Hazardous Materials to be disposed of on the Property;

(e) shall not fail to operate, maintain, repair and use the Property in accordance with all Environmental Legal Requirements; or

(f) shall use commercially reasonable efforts not to allow, permit or suffer any other person or entity to operate, maintain, repair and use the Property except in accordance with Environmental Legal Requirements.

2. Notice of Conditions. Indemnitors shall provide Agent with prompt written notice, but in no event later than ten (10) Business Days after obtaining any actual knowledge or actual notice thereof, of any of the following conditions: (i) the presence, or any release or threat of release, of any Hazardous Materials on, under or from the Property, whether or not caused by any of the Indemnitors; (ii) any Environmental Enforcement Action instituted or threatened with respect to the Property; or (iii) any condition or occurrence on the Property that may constitute a violation of any of the Environmental Legal Requirements with respect to the Property.

3. Indemnitors’ Agreement to Take Remedial Actions.

3.1 Remedial Actions. Upon any of the Indemnitors becoming aware of the violation of any Environmental Legal Requirement related to the Property, or the presence, or any release or any threat of release, of any Hazardous Materials on, under, or from the Property, whether or not caused by any of the Indemnitors, Indemnitors shall, subject to the rights to contest set forth

Exhibit H - 3

in Section 6, immediately take all actions to cure or eliminate any such violation of any such Environmental Legal Requirement and, where required by any such Environmental Legal Requirement, to arrange for the assessment, monitoring, clean-up, containment, removal, remediation, or restoration of the Property.

3.2 Security For Costs. If the potential costs associated with the actions required in Section 3.1, the release of any lien against the Property, and the release or other satisfaction of the liability, if any, of any of the Indemnitors with respect to the Property arising under or related to any of the Environmental Legal Requirements or any Environmental Enforcement Action are determined by Agent, in good faith, to exceed $500,000.00, Agent shall have the right to require the Indemnitors to provide, and the Indemnitors shall provide, within thirty (30) days after written request therefor, a bond, letter of credit or other similar financial assurance, in form and substance satisfactory to Agent, in its good faith judgment, evidencing to Agent’s reasonable satisfaction that the necessary financial resources will be unconditionally available to pay for all of the foregoing.

3.3 Environmental Assessments. Agent shall have the right to require the Indemnitors, at their own cost and expense, to obtain a professional environmental assessment of the Property in accordance with Agent’s then standard environmental assessment requirements and sufficient in scope to comply with the requirements of Section 4 upon the occurrence of any one or more of the following events: (i) an Event of Default, or (ii) upon receipt of any notice of any of the conditions specified in Section 2 of this Agreement.

4. Agent’s Rights to Inspect the Property and Take Remedial Actions.

4.1 Agent’s Rights. So long as any of the Loan Documents shall remain in force and effect, Agent shall have the right, but not the obligation, through such representatives or independent contractors as it may designate, to enter upon the Property, at reasonable times and upon reasonable notice to the Indemnitors and subject to the rights of any tenants at the Property, and to expend funds to:

(a) Assessments. Cause one (1) or more environmental assessments of the Property to be undertaken, if Agent in its reasonable discretion determines that any of the conditions set forth in Section 2 exists. Such environmental assessments may include, without limitation, (A)detailed visual inspections of the Property, including without limitation all storage areas, storage tanks, drains, drywells and leaching areas; (B) the taking of soils and surface and sub-surface water samples; (C) the performance of soils and ground water analysis; and (D) the performance of such other investigations or analysis as are reasonably necessary and consistent with sound professional environmental engineering practice in order for Agent to obtain a complete assessment of the compliance of the Property and the use thereof with all Environmental Legal Requirements and to make a determination as to whether or not any of the conditions set forth in Section 2 exists;

(b) Cure. Cure any breach of the representations, warranties, covenants and conditions made by or imposed upon Indemnitors under this Agreement including without limitation any violation by any of Indemnitors, or by the Property, or by any other occupant, prior occupant or prior owner thereof, of any of the Environmental Legal Requirements applicable to the Property;

Exhibit H - 4

(c) Prevention and Precaution. Take all actions as are necessary to (i) prevent the migration of Hazardous Materials on, under, or from the Property to any other property; (ii) clean-up, contain, remediate or remove any Hazardous Materials on, under, or from any other property which Hazardous Materials originated on, under, or from the Property; or (iii) prevent the migration of any Hazardous Materials on, under, or from any other property to the Property;

(d) Environmental Enforcement Actions. Comply with, settle, or otherwise satisfy any Environmental Enforcement Action including, but not limited to, the payment of any funds or penalties imposed by any governmental authority and the payment of all amounts required to remove any lien or threat of lien on or affecting the Property; provided, however, that the Agent shall not be permitted to take any such action so long as (i) the Borrower, or any other Indemnitor, is exercising its rights under Section 6 of this Agreement, and (ii) no Event of Default has occurred and is continuing; and

(e) General. Comply with, settle, or otherwise satisfy any Environmental Legal Requirement and correct or abate any environmental condition on, or which threatens, the Property and which could cause damage or injury to the Property or to any person; provided, however, that the Agent shall not be permitted to take any such action so long as (i) the Borrower, or any other Indemnitor, is exercising its rights under Section 6 of this Agreement, and (ii) no Event of Default has occurred and is continuing.

4.2 Recovery of Costs. Any amounts paid or advanced by Agent or any Lender and all costs and expenditures incurred in connection with any action taken pursuant to the terms of this Agreement, including but not limited to reasonable environmental consultants’ and experts’ fees and expenses, reasonable attorneys’ fees and expenses, court costs and all costs of assessment monitoring clean-up, containment, remediation, removal and restoration, with interest thereon at the Default Rate, shall be a demand obligation of Indemnitors to Agent and, to the extent not prohibited by law, and so long as the Borrower’s Obligations and the Guaranteed Obligations are outstanding, shall be added to the obligations secured by the Security Documents when paid by Agent or any Lender and shall be secured by the lien on the Collateral and the other Security Documents as fully and as effectively and with the same priority as every other obligation secured thereby.

4.3 Agent and the Lenders Not Responsible. The exercise by Agent or any Lender of any one or more of the rights and remedies set forth in this Section 4 shall not operate or be deemed (i) to place upon Agent or any Lender any responsibility for the operation, control, care, service, management, maintenance or repair of the Property, or (ii) make Agent or any Lender the “owner” or “operator” of the Property or a “responsible party” within the meaning of any of the Environmental Legal Requirements.

4.4 Agent’s and the Lenders’ Subrogation. Furthermore, Agent and/or any Lender by making any such payment or incurring any such costs shall be subrogated to all rights of each of Indemnitors or any other occupant of the Property to seek reimbursement from any other person including, without limitation, any predecessor, owner or occupant of the Property who may be a “responsible party” under any of the Environmental Legal Requirements in connection with the presence of Hazardous Materials on or under or which emanated from, the Property.

Exhibit H - 5

4.5 Agent/Lender May Stop. Without limiting the generality of the other provisions of this Agreement, any partial exercise by Agent or any Lender of any one or more the rights and remedies set forth in this Section 4 including, without limitation, any partial undertaking on the part of Agent or any Lender to cure any failure by any of the Indemnitors, or of the Property, or any other occupant, prior occupant or prior owner thereof, to comply with any of the Environmental Legal Requirements shall not obligate Agent or any Lender to complete such actions taken or require Agent or any Lender to expend further sums to cure such non-compliance.

5. Indemnification. At all times, both before and after the repayment of the Loan, Indemnitors hereby jointly and severally agree that they shall at their sole cost and expense indemnify, defend, exonerate, protect and save harmless each Indemnified Party against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgment, suits, proceedings, costs, disbursements or expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys’ and experts’ fees and disbursements, which may at any time be imposed upon, incurred by or asserted or awarded against any Indemnified Party and arising from or out of:

5.1 Hazardous Materials. Any Hazardous Materials on, in, under, affecting or emanating from all or any portion of the Property on or before the date hereof, or which may hereafter affect all or any portion of the Property, whenever discovered;

5.2 Environmental Legal Requirements. The violation of any Environmental Legal Requirement by any Indemnitor, or with respect to the Property, existing on or before the date hereof or which may so exist in the future, whenever discovered;

5.3 Breach of Warranty, Representation or Covenant. Any breach of warranty or representation or covenant made by any Indemnitor under or pursuant to this Agreement; and

5.4 General. The enforcement of this Agreement or the assertion by any Indemnitor of any defense to the obligations of any Indemnitor hereunder, whether any of such matters arise before or after foreclosure of the Mortgage or other taking of title to or possession of all or any portion of the Property by Agent or any other Indemnified Party, and specifically including therein, without limitation, the following: (i) costs incurred for any of the matters set forth in Section 4 of this Agreement; and (ii) costs and expenses incurred in ascertaining the existence or extent of any asserted violation of any Environmental Legal Requirements relating to the Property and any remedial action taken on account thereof including, without limitation, the reasonable costs, fees and expenses of engineers, geologists, chemists, other scientists, attorneys, surveyors, and other professionals, or testing and analyses performed in connection therewith.

5.5 Limitation. Notwithstanding the foregoing provisions of this Section 5, the obligation of the Indemnitors to indemnify, defend, exonerate, protect and save harmless each Indemnified Party, as more particularly set forth herein, shall not be applicable to any damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind which are a direct result of the willful misconduct or gross negligence of any Indemnified Party.

Exhibit H - 6

6. Right to Contest. Borrower, or any other Indemnitor, may contest in good faith any claim, demand, levy or assessment under any Environmental Legal Requirements, including, but not limited to, any claim with respect to Hazardous Materials, by any person or entity if:

6.1 Material Question in Good Faith. The contest is based upon a material question of law or fact raised by Borrower or such other Indemnitor in good faith;

6.2 Diligent Pursuit. Borrower or such other Indemnitor properly commences and thereafter diligently pursues the contest;

6.3 No Impairment. The contest will not materially impair the taking of any required remedial action with respect to such claim, demand, levy or assessment;

6.4 Adequate Resources. Borrower, or such other Indemnitor, demonstrates to Agent’s reasonable satisfaction that Borrower, or such other Indemnitor, has the financial capability to undertake and pay for such contest and any remedial action then or thereafter necessary;

6.5 Resolve by Maturity. There is no reason to believe that the contest will not be resolved prior to the Maturity Date; and

6.6 No Event of Default. No Event of Default exists under the Loan Documents.

7. Waivers. Until the full satisfaction of the Obligations and full satisfaction of the Guaranteed Obligations, Indemnitors each hereby waive and relinquish to the fullest extent now or hereafter not prohibited by applicable law:

7.1 Suretyship Defenses. All suretyship defenses and defenses in the nature thereof;

7.2 Marshalling. Any right or claim of right to cause a marshalling of any Indemnitor’s assets or to cause Agent to proceed against any of the Collateral for the Loan before proceeding under this Agreement against any Indemnitor, or to require Agent to proceed against Indemnitors in any particular order;

7.3 Contribution. All rights and remedies against any other Indemnitor, including, but not limited to, any rights of subrogation, contribution, reimbursement, exoneration or indemnification pursuant to any express or implied agreement, or now or hereafter accorded by applicable law to indemnitors, guarantors, sureties or accommodation parties; provided, however, unless Agent otherwise expressly agrees in writing, such waiver by any particular Indemnitor shall not be effective to the extent that by virtue thereof such Indemnitor’s liability under this Indemnity Agreement or under any other Loan Document is rendered invalid, voidable, or unenforceable under any applicable state or federal law dealing with the recovery or avoidance of so-called preferences or fraudulent transfers or conveyances or otherwise;

Exhibit H - 7

7.4 Notice. Notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of nonpayment, nonperformance, nonobservance or default or other proof or notice of demand whereby to charge Indemnitors therefor;

7.5 Statute of Limitations. The pleading of any statute of limitations as a defense to such Indemnitor’s obligations hereunder; and

7.6 Jury Trial. The right to a trial by jury in any matter related to this Environmental Indemnity Agreement.

EACH INDEMNITOR, AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTIES; THIS WAIVER BEING A MATERIAL INDUCEMENT FOR AGENT AND THE LENDERS TO ACCEPT THIS AGREEMENT AND TO MAKE THE LOAN;

8. Cumulative Rights. Agent’s rights under this Agreement shall be in addition to and not in limitation of all of the rights and remedies of Agent under the other Loan Documents. All rights and remedies of Agent shall be cumulative and may be exercised in such manner and combination as Agent may determine.

9. No Impairment. The liability of Indemnitors hereunder shall in no way be limited or impaired by, and each Indemnitor hereby assents to and agrees to be bound by, any amendment or modification of the provisions of the Loan Documents to or with Agent and the Lenders by Borrower or any Indemnitor or any person who succeeds Borrower as owner of the Property. In addition, the liability of Indemnitors under this Agreement shall in no way be limited or impaired by:

9.1 Extensions. Any extensions of time for performance required by any of the Loan Documents;

9.2 Amendments. Any amendment to or modification of any of the Loan Documents;

9.3 Transfer. Any sale or assignment of the Loan, or any sale, assignment or foreclosure of the Mortgage, or any sale or transfer of all or part of the Property;

9.4 Exculpatory Language. Any exculpatory, or nonrecourse, or limited recourse, provision in any of the Loan Documents limiting Agent’s or any Lenders’ recourse to the Property encumbered by the Security Documents or to any other property or limiting Agent’s or any Lenders’ rights to a deficiency judgment against Borrower or any other party;

9.5 Inaccuracies. The accuracy or inaccuracy of any of the representations or warranties made by or on behalf of any Indemnitor under the Loan Documents or otherwise;

Exhibit H - 8

9.6 Release. The release of any Indemnitor, or of any other person or entity, from performance or observance of any of the agreements, covenants, terms or conditions contained in this Agreement or any of the other Loan Documents by operation of law, Agent’s or any Lenders’ voluntary act, or otherwise;

9.7 Bankruptcy or Reorganization. The filing of any bankruptcy or reorganization proceeding by or against any Indemnitor, any general partner or owner of any Indemnitor, or any subsequent owner of the Property;

9.8	Substitution. The release or substitution in whole or part of any collateral or security for the Loan;

9.9 Failure To Perfect. Agent’s failure to record any Security Document or file any UCC financing statements (or Agent’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure, or insure any security interest or lien given as security for the Loan; or

9.10 Invalidity. The invalidity or unenforceability of all or any portion of any of the Loan Documents as to any Indemnitor or to any other person or entity.

Any of the foregoing may be accomplished with or without notice to Borrower or any Indemnitor (except as otherwise required pursuant to the terms and conditions of the Loan Agreement) or with or without consideration.

10. Delay Not Waiver. No delay on Agent’s part in exercising any right, power or privilege hereunder or under any of the Loan Documents shall operate as a waiver of any such privilege, power or right. No waiver by Agent in any instance shall constitute a waiver in any other instance.

11. Warranties and Representations. Subject to Section 6.14.3 of the Loan Agreement, the Indemnitors each represent and warrant to Agent, the same to be true and correct in all material respects throughout the period that any of the Loan Documents shall remain in force and effect:

11.1 No Hazardous Materials at Property. No Hazardous Materials have been or are currently generated, stored, transported, utilized, disposed of, managed, released or located on, under or from the Property, whether or not in reportable quantities, or in any manner introduced onto the Property including without limitation any septic, sewage or other waste disposal systems servicing the Property;

11.2 No Violations Claimed Regarding Property or Indemnitors. None of the Indemnitors has received any notice from the Environmental Protection Agency of state in which any Property is located, the United States Environmental Protection Agency or any other governmental authority claiming that (i) the Property or any use thereof violates any of the Environmental Legal Requirements or (ii) any of the Indemnitors or any of their respective employees or agents have violated any of the Environmental Legal Requirements with respect to the Property or any Surrounding Property;

Exhibit H - 9

11.3 No Liability to Governmental Authorities. None of the Indemnitors has incurred any liability to the state where any Property is located, the United States of America or any other governmental authority under any of the Environmental Legal Requirements;

11.4 No Lien on Property. No lien against the Property has arisen under or related to any of the Environmental Legal Requirements;

11.5 No Enforcement Actions. There are no Environmental Enforcement Actions pending, or to the best of the Indemnitors’ information, knowledge and belief after due inquiry, threatened in writing;

11.6 No Knowledge of Hazardous Materials at Surrounding Property. None of the Indemnitors has any knowledge, after due inquiry, that any Hazardous Materials have been or are currently generated, stored, transported, utilized, disposed of, managed, released or located on, under or from the Surrounding Property in violation of or allegedly in violation of any of the Environmental Legal Requirements;

11.7 No Knowledge of Violations Regarding Surrounding Property. None of the Indemnitors has any knowledge, after due inquiry, of any action or order instituted or threatened by any person or governmental authority arising out of or in connection with the Environmental Legal Requirements involving the assessment, monitoring, cleanup, containment, remediation or removal of or damages caused or alleged to be caused by any Hazardous Materials generated, stored, transported, utilized, disposed of, managed, released or located on, under or from any Surrounding Property;

11.8 No Underground Storage Tanks. There are no underground storage tanks on or under the Property;

11.9 No Dangerous Conditions. No environmental condition exists on the Property which could cause any damage or injury to the Property or to any person;

11.10 Valid and Binding. This Agreement constitutes the legal, valid and binding obligation of each of the Indemnitors in accordance with the respective terms hereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors, and with respect to the availability of the remedy of specific enforcement subject to the discretion of the court before which proceedings therefor may be brought;

11.11 Entity Matters. That each Indemnitor is a duly organized validly existing entity in good standing under the laws of its organization and has all requisite power and authority to conduct its business and to own its properties as now conducted or owned;

11.12 No Violations. To the knowledge of the Indemnitors, the performance of the obligations evidenced hereby will not constitute a violation of any law, order, regulation, contract, organizational document or agreement to which the Indemnitors or any of them is a party or by which any one or more of them or their property is or may be bound;

11.13 No Litigation. There is no material litigation or administrative proceeding now pending or threatened against the Indemnitors or any of them which if adversely decided could materially impair the ability of any one or more of the Indemnitors to pay or perform their respective obligations hereunder; and

Exhibit H - 10

11.14 Material Economic Benefit. The granting of the Loan to Borrower will constitute a material economic benefit to each Indemnitor.

12. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Each of the counterparts shall constitute but one in the same instrument and shall be binding upon each of the parties individually as fully and completely as if all had signed but one instrument so that the joint and several liability of each of the Indemnitors hereunder shall be unaffected by the failure of any of the undersigned to execute any or all of said counterparts.

13. Notices. Any notice or other communication in connection with this Agreement shall be in writing and (i) deposited in the United States mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service, such as Federal Express, or (iii) sent by facsimile transmission if a FAX Number in designated below, addressed as follows:

If to the Indemnitors:

Cedar Realty Trust, Inc.

Cedar Realty Trust Partnership, LP

[                                                                                      ]

44 South Bayles Avenue

Port Washington, New York 11050

Attention: Philip R. Mays

FAX Number: (516) 767-6497

with copies by regular mail or such hand delivery or facsimile transmission to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038-4982

Attention: Karen Scanna, Esquire

FAX Number: (212) 806-6006

If to Agent:

KeyBank National Association, in its capacity as Administrative Agent

225 Franklin Street

Boston, Massachusetts 02110

Attention: Gregory W. Lane

FAX No.: (617) 385-6293

Exhibit H - 11

with copies by regular mail or such hand delivery or facsimile transmission to:

Riemer & Braunstein LLP

Three Center Plaza, Suite 600

Boston, Massachusetts 02108

Attention: Kevin J. Lyons, Esquire

FAX No.: (617) 880-3456

Any such addressee may change its address for such notices to any other address in the United States as such addressee shall have specified by written notice given as set forth above.

All periods of notice shall be measured from the deemed date of delivery. A notice shall be deemed to have been given, delivered and received upon the earliest of: (i) if sent by such certified or registered mail, on the third Business Day following the date of postmark; or (ii) if hand delivered by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day at the specified address; or (iii) if so mailed, on the date of actual receipt (or tender of delivery) as evidenced by the return receipt; or (iv) if so delivered, upon actual receipt, or (v) if facsimile transmission is a permitted means of giving notice, upon receipt as evidenced by confirmation.

14. No Oral Change. No provision of this Agreement may be changed, waived, discharged, or terminated orally by telephone or by any other means except by an instrument in writing signed by the party against whom enforcement of the change, waiver or discharge or termination is sought.

15. Parties Bound; Benefit. This Agreement shall be binding upon the Indemnitors and their respective successors, assigns, heirs and personal representatives and shall be for the benefit of Agent and the Lenders, and of any subsequent holder of the Loan and of any owner of a participation interest therein. In the event the Loan is sold or transferred, then the liability of the Indemnitors to Agent and the Lenders shall then be in favor of both Agent and the Lenders originally named herein and each subsequent holder of the Loan and any of interest therein.

16. Joint and Several. The obligations of each of the Indemnitors and their respective successors, assigns, heirs and personal representatives shall be joint and several.

17. Partial Invalidity. Each of the provisions hereof shall be enforceable against each Indemnitor to the fullest extent now or hereafter permitted by law. The invalidity or unenforceability of any provision hereof shall not limit the validity or enforceability of each other provision hereof.

18. Governing Law and Consent to Jurisdiction. This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by and construed and enforced, with respect to each Property, in accordance with the laws of the state where such Property is located without giving effect to principles of conflicts of law, and insofar as Environmental Legal Requirements are concerned, in accordance with applicable federal law as well; provided, however, insofar as formation of the parties hereunder requires the law of the jurisdiction of the state of formation to apply with respect to matters of authorization to enter into the transaction contemplated by this Agreement, such state law shall govern. The parties further agree that Agent may enforce its rights under this Agreement and the other Loan Documents including, but not limited to, the rights to sue any Indemnitor in accordance with applicable law.

Exhibit H - 12

Each party hereto irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the State of New York located within the First Department of the New York State Unified Court System or any Federal Court located within the Southern District of the State of New York, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such Federal Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

19. Survival. The provisions of this Agreement shall continue in effect and shall survive (among other events) any payment and satisfaction of the Loan and the Obligations, any termination or discharge of the security documents granted to the Agent on the Property, foreclosure, a deed-in-lieu transaction, or release of the Property.

20. Counterparts. Delivery of executed counterparts of this Agreement by telecopy or other electronic means shall be effective as an original.

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Exhibit H - 13

Witness the execution and delivery hereof as an instrument under seal as of the             day of             , 20        .

INDEMNITORS:

CEDAR REALTY TRUST PARTNERSHIP, L.P., a Delaware limited partnership

By:	Cedar Realty Trust, Inc., a Maryland corporation, its general partner

By:
	Name:	Bruce J. Schanzer
	Title:	President

CEDAR REALTY TRUST, INC., a Maryland corporation, its general partner

By:
Name:
Title:

[INSERT OTHER GUARANTOR SIGNATURE BLOCK]

[SIGNATURE PAGE TO ENVIRONMENTAL INDEMNITY]

SCHEDULE 1

Guarantor Property Information

EXHIBIT I

FORM OF

PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT (hereinafter, the “Pledge Agreement”), dated as of             , 20        , by and between CEDAR REALTY TRUST PARTNERSHIP, L.P. (hereinafter, the “Borrower”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent under that certain Amended, Restated and Consolidated Loan Agreement, dated as of January         , 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement”), among the Borrower, the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent and L/C Issuer (in such capacity as Administrative Agent, the “Agent”). Capitalized terms used herein and not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement.

W I T N E S S E T H

WHEREAS, pursuant to the Loan Agreement, the Agent and the Lenders have agreed to make certain financial accommodations upon the terms and subject to the conditions set forth therein.

WHEREAS, the Borrower owns directly the ownership interests in             , in the percentage set forth on Schedule 1 attached hereto (hereinafter, the “Borrower Subsidiary”).

WHEREAS, the Borrower Subsidiary has substantial financial dealings with the Borrower and is affiliated with the Borrower (by ownership and by contractual relationship and/or other meaningful business relationship), and the extension of credit and the providing of financial accommodations to the Borrower will enhance and benefit the business activities and interests of the Borrower Subsidiary.

WHEREAS, as a condition to extending the Loan to the Borrower, the Agent and the Lenders have required the Borrower to execute and deliver this Pledge Agreement to secure the Obligations under the Loan Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to make the Loan under the Loan Agreement, the Borrower hereby agrees with Agent and the Lenders as follows:

1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Loan Agreement and used herein are so used as so defined (which defined terms are expressly incorporated herein by reference), and the following terms shall have the following meanings:

“Agent”: as defined in the first paragraph of this Pledge Agreement.

“Borrower”: as defined in the first paragraph of this Pledge Agreement.

“Borrower Subsidiary”: as defined in the recitals of this Pledge Agreement.

“Collateral”: means the Pledged Interests, the Pledged Obligations and all Proceeds thereof.

“Consent”: shall mean that certain Consent from the Borrower Subsidiary referenced in Section 4 of this Pledge Agreement.

“Lender” or “Lenders”: as defined in the first paragraph of this Pledge Agreement.

“Loan”: as defined in the recitals of this Pledge Agreement.

“Loan Agreement”: as defined in the first paragraph of this Pledge Agreement.

“Obligations”: means all indebtedness, obligations and liabilities of the Borrower to the Agent and/or any of the Lenders, whether now existing or hereafter arising, direct or indirect, absolute or contingent, under any one or more of: (i) this Pledge Agreement; (ii) the Loan Agreement, Note or any other Loan Document; and (iii) each of the same as hereafter modified, amended, extended or replaced, including, without limitation, the Obligations (as defined in the Loan Agreement).

“Pledge Agreement”: means this Pledge and Security Agreement, as amended, supplemented or otherwise modified from time to time.

“Pledged Interests”: means all right, title and interest of the Borrower, whether now owned or hereafter acquired, as the holder of the direct or indirect interests in the Borrower Subsidiary referred to in the recitals of this Pledge Agreement, together with all interests, certificates, options or rights of any nature whatsoever which may be issued or granted to the Borrower by the Borrower Subsidiary in respect thereof.

“Pledged Obligations”: means all right, title and interest of the Borrower, whether now owned or hereafter acquired, in and to any and all obligations owed to the Borrower by the Borrower Subsidiary, whether now existing or hereafter incurred, and in and to all collateral granted to the Borrower or for the benefit of the Borrower as collateral security for such obligations.

“Proceeds”: means (i) the Borrower’s right, title and interest in and to all distributions, monies, fees, payments, compensations and proceeds now or hereafter payable in respect of the Pledged Interests and the Pledged Obligations, whether payable as profits, distributions, asset distributions, repayment of loans or capital or otherwise and including all “proceeds” as such term is defined in Section 9-102(a) of the UCC; (ii) all books, records, electronically stored data and information relating to the Pledged Interests and the Pledged Obligations and all rights of access to such books, records and information; (iii) all contract rights, general intangibles, instruments (as each such term is defined in Section 9-102(a) of the UCC), claims, powers, privileges, benefits and remedies of the Borrower relating to the foregoing; (iv) all additions to the Pledged Interests and the Pledged Obligations, all substitutions therefor and all replacements thereof; and (v) all cash or non-cash proceeds of any of the foregoing.

Exhibit I - 2

“UCC”: means the Uniform Commercial Code from time to time in effect in the State of New York; provided, that if by mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest granted hereunder in the Collateral is governed by the Uniform Commercial Code of a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions hereof relating to such perfection or effect of perfection or non-perfection.

2. Pledge; Grant of Security Interest. As security for the full and punctual payment and performance of the Obligations when due and payable (whether upon stated maturity, by acceleration or otherwise), Borrower hereby transfers, assigns, grants, bargains, sells, conveys, hypothecates, pledges, sets over, endorses over and delivers to Agent, on behalf of the Lenders, all the pledged interests, and Borrower hereby grants, pledges, hypothecates, transfers and assigns to Agent, on behalf of the Lenders, a continuing lien on and security interest in all of the Collateral.

3. Delivery of Certificates, Instruments, Etc. The Borrower shall deliver to Agent:

(a) all original certificates, instruments and other documents, if any, evidencing or representing the Pledged Interests, concurrently with the execution and delivery of this Pledge Agreement; and

(b) the original certificates, instruments or other documents, if any, evidencing or representing all other Collateral (except for such Collateral which this Pledge Agreement specifically permits the Borrower to retain) within five (5) days after the Borrower’s receipt thereof.

4. Powers and Transfer Instruments. Concurrently with the delivery to the Agent of this Pledge Agreement and each certificate, if any, representing the Pledged Interests, the Borrower shall deliver a duly executed Consent from the Borrower Subsidiary.

5. Representations and Warranties. The Borrower represents and warrants that:

(a) Except for the Consent, and any other consents as may be required in connection with any disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally or as otherwise contemplated by the Loan Agreement, no consent of any other person or entity (including, without limitation, any owner or creditor of the Borrower), and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing (other than the filing of financing statements under the UCC in order to perfect a security interest in that portion of the Collateral in which a security interest is perfected by filing) or declaration with any governmental instrumentality is required in connection with (i) the execution, delivery, performance, validity or enforceability of this Pledge Agreement, (ii) the perfection or maintenance of the security interest created hereby (including the first priority nature of such security interest) or (iii) the exercise by the Agent of any rights provided for in this Pledge Agreement;

Exhibit I - 3

(b) The Pledged Interests in the Borrower Subsidiary constitute all of the ownership interests owned by the Borrower in the Borrower Subsidiary;

(c) All of the Pledged Interests have been duly and validly issued and are fully paid. No certificate or other instrument has been issued at any time to evidence the Pledged Interests. None of the ownership interests comprising the Collateral are dealt in or traded on securities exchanges or in securities markets, and none by its terms expressly provides that it is a security governed by Article 8 of the UCC or that it is an investment company security, and none is held in a securities account (as defined in Section 8-501 of the UCC);

(d) The Borrower is the sole holder of record and sole beneficial of, and has good and valid title to, the Pledged Interests in the Borrower Subsidiary, free of any and all liens or options in favor of, or claims of, any other Person, except the lien created by this Pledge Agreement;

(e) Upon the filing of the Form UCC-1 Statements referred to in Section 13 of this Pledge Agreement in the place or office of public record lawfully required to perfect a security interest therein, the lien granted pursuant to this Pledge Agreement will constitute a valid, perfected first priority lien with respect to that portion of the Collateral in which a security interest is perfected by the filing of a financing statement, enforceable as such against all creditors of Borrower and any persons purporting to purchase any of such Collateral from Borrower, subject to bankruptcy, insolvency, moratorium, and other similar laws of general applicability affecting creditors’ rights and general equity principles; and

(f) There are no restrictions on the transfer of the Collateral to the Agent hereunder, or with respect to any subsequent transfer thereof or realization thereupon by the Agent and/or the Lenders (or, if there are any such restrictions, such transfer restrictions have been duly waived by all required parties or consented to pursuant to the Consent), and, as set forth in the Consent, the Borrower has obtained all consents needed in connection with any such transfer or subsequent transfer, subject to matters resulting from the operation of law.

6. Covenants. The Borrower covenants and agrees with Agent and the Lenders that from and after the date of this Pledge Agreement until this Pledge Agreement shall be terminated:

(a) If the Borrower shall, as a result of its ownership of the Pledged Interests, become entitled to receive or shall receive (i) any membership interests (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, (ii) any stock, (iii) any limited or general partnership interests (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, or (iv) any property other than cash, whether in addition to, in substitution of, as a conversion of, or in exchange for any of the Pledged Interests, or otherwise in respect thereof, the Borrower shall accept the same as Agent’s agent, hold the same in trust for Agent and deliver the same forthwith to Agent in the exact form received, duly endorsed by the Borrower to Agent, if required, and, to the extent the same is in the form of a certificate, together with an undated assignment or power covering such certificate, duly executed in blank and with, if Agent so requests, signature guaranteed, to be held by Agent hereunder as additional security for the Obligations.

Exhibit I - 4

(b) Without the prior written consent of Agent, the Borrower shall not, directly or indirectly (i) vote to enable, or take any other action to permit, the issuer(s) of the Pledged Interests to issue any interests or shares, as applicable, or to issue any other securities convertible into or granting the right to purchase or exchange for any interests of the issuer(s) of the Pledged Interests, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Collateral, or (iii) create, incur or permit to exist any lien or option in favor of, or any claim of any person or entity with respect to, any of the Collateral, or any interest therein, except for the lien provided for by this Pledge Agreement and liens permitted under the Loan Agreement. The Borrower will defend the right, title and interest of Agent in and to the Collateral against the claims and demands of all Persons whomsoever.

(c) At any time and from time to time, upon the written request of Agent, and at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be promptly delivered to Agent, duly endorsed in a manner reasonably satisfactory to Agent, to be held as Collateral pursuant to this Pledge Agreement.

(d) The Borrower agrees to pay, and to indemnify and save Agent harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (other than income taxes on the income of Agent or any of the Lenders) which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Pledge Agreement.

(e) The Borrower shall not exercise any right with respect to the Collateral which would dilute or adversely affect Agent’s rights in the Collateral.

(f) Except as permitted in the Loan Agreement, the Borrower shall not enter into or consent to any amendment or modification of, or with respect to, the operating agreements of the Borrower Subsidiary without Agent’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed.

7. Cash Dividends; Distributions; Voting Rights.

(a) Notwithstanding the preceding terms of this Pledge Agreement, unless an Event of Default shall have occurred and be continuing, the Borrower shall be permitted to exercise all voting rights with respect to the Pledged Interests; provided, however, that the Borrower shall not, without the prior written consent of Agent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, vote the Collateral in favor of, or consent to, any resolution or action which does or might:

(i) impose any restrictions upon the sale, transfer or disposition of the Collateral other than restrictions, if any, the application of which is waived to the full satisfaction of the Agent as to the Collateral; or

Exhibit I - 5

(ii) result in the issuance of any additional interest in the Borrower Subsidiary, or of any class or series of security, which issuance might adversely affect the value of the Collateral; or

(iii) vest additional powers, privileges, preferences or priorities to any other class or series of interest in the Borrower Subsidiary to the detriment of the value of, or rights accruing to, the Collateral; or

(iv) to the extent prohibited in the Loan Agreement without Agent’s consent, permit the Borrower Subsidiary to sell, transfer, assign, pledge, mortgage or otherwise encumber any property owned by any of them, or to incur any new indebtedness in respect of such property, unless Agent has given its prior written consent.

(b) Notwithstanding the preceding terms of this Pledge Agreement, but subject to the terms and provisions hereof relating to the rights and remedies of the Agent, so long as there is no Event of Default that is continuing, cash dividends, distributions and other payments in respect of the Collateral may be made by the Borrower Subsidiary to the Borrower, and may be retained, used and enjoyed by the Borrower.

8. Rights of Agent.

(a) If an Event of Default shall have occurred and be continuing, Agent shall have the right to receive any and all cash dividends or distributions or other payments paid in respect of the Collateral and make application thereof to the Obligations, in such order as Agent, in its sole discretion, may elect. In connection therewith, if an Event of Default shall have occurred and be continuing, the Agent shall have the right to direct the issuer(s) of the Pledged Interests, and the obligors with respect to the Pledged Obligations, to pay all such cash dividends or distributions or other payment directly to the Agent or as otherwise directed by the Agent.

(b) If an Event of Default shall have occurred and be continuing, then all registered Pledged Interests, at Agent’s option, shall be registered in the name of Agent or its nominee, and Agent or its nominee may thereafter exercise (x) all voting and other rights pertaining to such Pledged Interests, and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Interests as if Agent were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of the Borrower, or upon the exercise by the Borrower or Agent of any right, privilege or option pertaining to such Pledged Interests, and in connection therewith, the right to deposit and deliver any and all of the Pledged Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it, but Agent shall have no duty to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

Exhibit I - 6

(c) The rights of Agent hereunder shall not be conditioned or contingent upon the pursuit by Agent of any right or remedy against the Borrower or against any other person or entity which may be or become liable in respect of all or any part of the Obligations or against any other Collateral, any security therefor, any guarantee thereof, or right of offset with respect thereto. Agent shall not be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall it be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or any other person or entity or to take any other action whatsoever with regard to the Collateral or any part thereof.

9. Actions By Agent. The Borrower hereby designates Agent as the attorney-in-fact of the Borrower to: (a) endorse in favor of Agent any of the Collateral following an Event of Default which is continuing; (b) cause the transfer of any of the Collateral in such name as Agent may from time to time determine following an Event of Default which is continuing; (c) renew, extend or roll over any Collateral following an Event of Default which is continuing; (d) make, demand and initiate actions to enforce any of the Collateral or rights therein following an Event of Default which is continuing; and (e) take any other action to effectuate the terms and provisions of this Pledge Agreement following an Event of Default which is continuing. Following an Event of Default which is continuing, Agent may take such action with respect to the Collateral as Agent may reasonably determine to be necessary to protect and preserve its interest in the Collateral. Except as otherwise provided herein, all of the rights, remedies, powers, privileges and discretions included in this Section 9 may be exercised by Agent whether or not the Obligations are then due provided that an Event of Default has occurred and is continuing. The within designation and grant of power of attorney is coupled with an interest, is irrevocable until the lien created by this Pledge Agreement is terminated by a written instrument executed by a duly authorized officer of Agent or is required to be so terminated by the terms of the Loan Agreement. The power of attorney shall not be affected by subsequent disability or incapacity of the Borrower. Agent shall not be liable for any act or omission to act pursuant to this Section 9, except for any act or omission to act which is in actual bad faith, or constitutes gross negligence or willful misconduct.

10. Remedies.

(a) If an Event of Default shall have occurred and be continuing, Agent may exercise, in addition to all other rights and remedies granted in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Agent, if an Event of Default shall have occurred and be continuing, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or required by the Loan Agreement) to or upon the Borrower, or any other person or entity (all and each of which demands, presentments, protests, advertisements or notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit

Exhibit I - 7

risk. Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. Agent shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Agent hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as Agent may elect, and only after such application and after the payment by Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the UCC, need Agent account for, and/or turnover, any surplus to the Borrower. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands Borrower may acquire against Agent arising out of the exercise by Agent of any of its rights hereunder, except for any claims, damages and demands Borrower may have against Agent arising from the gross negligence or willful misconduct of Agent. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of Collateral are insufficient to pay the Obligations and the reasonable fees and disbursements of any attorneys employed by Agent to collect such deficiency.

(b) If any Event of Default, or other event which would entitle Agent or any of the Lenders to accelerate the Loan, occurs and is continuing, any deposits, balances or other sums credited by or due from Agent, or any of the Lenders, or from any affiliate of Agent or any of the Lenders or any of their respective Affiliates, to the Borrower may, to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived to the fullest extent permitted by law, be set off, appropriated and applied by Agent against any or all of the Obligations irrespective of whether demand shall have been made and although such Obligations may be unmatured, in such manner as Agent in its sole and absolute discretion may determine. Within three (3) Business Days of making any such set off, appropriation or application, Agent agrees to notify Borrower thereof, provided the failure to give such notice shall not affect the validity of such set off or appropriation or application. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY OF THE LENDERS TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

11. Private Sales.

(a) The Borrower recognizes that Agent may be unable to effect a public sale of any or all the Pledged Interests, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be

Exhibit I - 8

obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable to Agent than if such sale were a public sale. Agent shall be under no obligation to delay a sale of any of the Pledged Interests for the period of time necessary to permit the Borrower to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the Borrower would agree to do so.

(b) From and after the occurrence, and during the continuation, of an Event of Default, the Borrower further agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make any sale or sales of all or any portion of the Pledged Interests pursuant to this Section 11 valid and binding and in compliance with any and all other applicable requirements of law; provided, however, that the Borrower shall not be under any obligation to register the Pledged Interests for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws. The Borrower further agrees that a breach of any of the covenants contained in this Section 11 will cause irreparable injury to Agent, that Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 11 shall be specifically enforceable against the Borrower, subject to bankruptcy, insolvency, moratorium, and other similar laws of general applicability affecting creditor’s rights and general equity principles, and the Borrower hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred with respect to the Obligations.

12. Limitation on Duties Regarding Collateral. Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as Agent deals with similar securities and property for its own account. Neither Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower, or otherwise.

13. Financing Statements; Other Documents.

(a) This Pledge Agreement constitutes an authenticated record, and the Borrower hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral, without the signature of Borrower, in such filing offices as the Agent shall reasonably deem appropriate, and the Borrower shall pay the Agent’s reasonable costs and expenses incurred in connection therewith.

(b) The Borrower hereby agrees that a carbon, photographic, or other reproduction of this Pledge Agreement or of a financing statement signed by the Borrower shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

(c) The Borrower agrees to deliver any other document or instrument which Agent may reasonably request in connection with the administration and enforcement of this Pledge Agreement or with respect to the Collateral for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted.

Exhibit I - 9

14. Powers Coupled with an Interest. All authorizations and agencies and powers herein contained with respect to the Collateral are irrevocable and coupled with an interest.

15. Security Interest Absolute. All rights of the Agent hereunder, the grant of a security interest in the Collateral and all obligations of the Borrower, shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Loan Agreement, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (ii) any change in time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Agreement or any other agreement or instrument, (iii) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to or departure from any guarantee, for all or any of the Obligations, or (iv) any other circumstance which might otherwise constitute a defense available to (other than the defense of indefeasible payment), or a discharge of, the Borrower in respect of the Obligations or in respect of this Pledge Agreement.

16. Fees and Expenses. To the extent provided in the Loan Agreement, the Borrower shall be obligated to pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts or agents which the Agent or any Lender may incur in connection with (i) the sale of, collection from, or other realization upon, any of the Collateral, or (ii) during the continuance of an Event of Default, the exercise or enforcement of any of the rights of the Agent hereunder. Any such amounts payable as provided hereunder or thereunder shall be additional obligations secured hereby.

17. Termination. Upon the payment in full of the Obligations, in immediately available funds, including, without limitation, all unreimbursed costs and expenses, for which the Borrower is responsible, of the Agent and of each Lender, the Agent shall release the Collateral granted to the Agent as provided for herein. However, such release by the Agent shall not be deemed to terminate or release the Borrower from any obligation or liability under this Pledge Agreement which specifically by its terms survives the payment in full of the Obligations.

18. Severability. Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19. Paragraph Headings. The paragraph headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction, or be taken into consideration in interpreting, this Pledge Agreement.

20. No Waiver; Cumulative Remedies. Agent shall not by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or in any breach of any of the terms and conditions hereof. No failure to exercise, or any delay in exercising, on the part of Agent, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any

Exhibit I - 10

other right, power or privilege. A waiver by Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Agent would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

21. Waivers and Amendments; Successors and Assigns; Governing Law; Venue. None of the terms or provisions of this Pledge Agreement may be waived, amended, or otherwise modified except by a written instrument executed by the party against which enforcement of such waiver, amendment, or modification is sought. This Pledge Agreement shall be binding upon the Borrower and Agent, and the successors and assigns of each, and shall inure to the benefit of Agent and the Lenders, and their successors and assigns, and to the benefit of the Borrower and the Borrower’s successors and permitted assigns; provided that the Borrower shall not have any right to (i) assign this Pledge Agreement or any interest herein, or (ii) assign any interest in the Collateral or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Collateral or any part thereof, or any cash or property held by the Borrower as Collateral under this Pledge Agreement if any such assignment, pledge, encumbrance or grant would constitute a violation of the Loan Agreement. The rights of Agent under this Pledge Agreement shall automatically be transferred to any transferee to which Agent transfers the Note and the Loan Agreement pursuant to the terms thereof. The construction, interpretation, validity, enforceability and effect of all provisions of this Pledge Agreement including, but not limited to, the payment of the Obligations and the legality of the interest rate and other charges shall be construed and enforced in accordance with the internal laws of the State of New York. The terms of Section 15.6 of the Loan Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

22. Executive Offices. The Borrower shall not (i) change the location of its chief executive offices or sole place of business from the location as of the date hereof or remove its books and records from such location, or (ii) change its name, identity or structure if, in either case, such change is prohibited by the Loan Agreement.

23. Notices. All notices required or permitted to be given under this Pledge Agreement shall be in conformance with Section 15.1 of the Loan Agreement.

24. Entire Understanding. Agent acknowledges that this Pledge Agreement, the Note and the other Loan Documents and Security Documents set forth the entire agreement and understanding of Agent and the Borrower with respect to the Loan and that no oral or other agreements, understanding, representation or warranties exist with respect to the Loan, other than those set forth in this Pledge Agreement, the Note and the other Loan Documents.

25. Counterpart Signatures. This Pledge Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. Delivery of executed counterparts of this Pledge Agreement by telecopy or other electronic means shall be effective as an original.

26. Governing Law. This Pledge Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by and construed and enforced in accordance with the internal laws of the State of New York.

Exhibit I - 11

27. Consent To Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York located within the First Department of the New York State Unified Court System and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Pledge Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such Federal Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Pledge Agreement or in any other Loan Document shall affect any right that the Agent, any Lender or the L/C Issuer may otherwise have to bring any action or proceeding relating to this agreement or any other Loan Document against the Borrower or any other loan party or its properties in the courts of any jurisdiction.

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Exhibit I - 12

IN WITNESS WHEREOF, the undersigned have caused this Pledge Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

BORROWER:	CEDAR REALTY TRUST PARTNERSHIP, L.P.

	By:	Cedar Realty Trust, Inc., a Maryland corporation, its general partner

By:
		Name:	Bruce J. Schanzer
		Title:	President

AGENT:	KEYBANK NATIONAL ASSOCIATION,
a national banking association, as Administrative Agent

By:
Name:
Title:

Exhibit I - 13

SCHEDULE 1

	September 30,	September 30,
Entity*	State of Organization	Percentage Interests Pledged
	a Delaware limited liability company	100%

*	having an address at 44 South Bayles Avenue, Port Washington, New York 11050

Exhibit I - 14

Exhibit J

CEDAR REALTY TRUST, INC.

Projected Operating Budget

Funds From Operations (“FFO”) and Adjusted Funds From Operations (Cash Flow - “AFFO”)

For The Year Ending September 30, 2012

(unaudited) (in thousands)

September 30,
Oct-11 Thru Sep-12
Revenues:
Rent
Expense recoveries
Other

Total revenues

—
Expenses:	—
Operating, maintenance and management
Real estate and other property-related taxes
General and administrative
Interest expense (including amortization of deferred financing costs)
Depreciation and amortization
Income from unconsolidated joint ventures

Total expenses

—
Income before discontinued operations

Discontinued operations, net of gain on sale

Income before noncontrolling interest

Minority interests
Limited partners’ interest

—
Net income
—
Preferred stock distribution requirements

—
Net income attributable to common shareholders
Add/deduct:	—
Real estate depreciation and amortization
Limited partners’ interest
Minority interests
Minority interests’ share of FFO
Equity in income of unconsolidated joint ventures
FFO from unconsolidated joint venture
Gain (loss) on sale - dispositions

FFO
Add/deduct:	—
Pro rata share of straight-line rents
Pro rata share of amortization of intangible lease liabilities
Pro rata share of cap-x
Amortization of deferred compensation costs, net
Pro rata share of scheduled debt principal amortization payments
Non-real estate depreciation and amortization

AFFO (Cash Flow)

EXHIBIT K

FORM OF

MORTGAGE/DEED OF TRUST

[MORTGAGE/DEED OF TRUST] AND SECURITY AGREEMENT

[INSERT MORTGAGE/DEED OF TRUST STATE SPECIFIC PROVISIONS]

The parties hereto intend that, in addition to any other debt or obligation secured hereby, this Mortgage shall secure unpaid balances of loan advances made after this Mortgage is delivered to the Recorder for record. Such loan advances may be evidenced by a note or notes of the Borrower.

KNOW ALL MEN BY THESE PRESENTS that [            ], a [            ] having an address at 44 South Bayles Avenue, Port Washington, New York 11050 (hereinafter, the “Mortgagor”) for consideration paid, hereby grants, bargains, conveys, sells, transfers, assigns, mortgages and confirms unto KEYBANK NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, Boston, Massachusetts 02110, in its capacity as Administrative Agent under that certain Amended, Restated and Consolidated Loan Agreement dated January             , 2012 (hereinafter, as amended, and as may be further amended from time to time, the “Loan Agreement”), by and among CEDAR REALTY TRUST PARTNERSHIP, L.P., a Delaware limited partnership having an address at 44 South Bayles Avenue, Port Washington, New York 11050 (hereinafter, the “Borrower”, which Borrower is not a party to this Mortgage), KeyBank National Association and the other lending institutions which are or become parties to the Loan Agreement (KeyBank National Association and the other lending institutions which are or become parties to the Loan Agreement are collectively referred to as the “Lenders” and individually as the “Lender”), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (hereinafter, the “Agent”), with MORTGAGE COVENANTS, the Mortgaged Property (as defined below) to secure the Obligations (as defined below).

The terms “Mortgagor” and “Borrower” shall include, wherever the context permits, their successors and assigns. The terms “Agent” and “Lenders” shall include, wherever the context permits, their successors and assigns as the holder for the time being of this [ Mortgage/Deed of Trust] and Security Agreement, and the Obligations hereby secured.

This [Mortgage/Deed of Trust] and Security Agreement (hereinafter, the “Mortgage”) is granted pursuant to the terms, provisions and conditions of the Loan Agreement. Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement.

The term “Mortgaged Property” shall mean and include all of the following described property:

A. Real Estate. The land more particularly described on Exhibit A which is annexed hereto and made a part hereof (hereinafter, the “Land”) together with the improvements and other structures now or hereafter situated thereon (such improvements being sometimes called the “Improvements”) with a street address of [            ,             ,             County,             ], together with all rights, privileges, tenements, hereditaments, appurtenances, easements, including, but not limited to, rights and easements for access and egress and utility connections, and other rights now or hereafter appurtenant thereto (hereinafter, the “Real Estate”);

B. Fixtures. All real estate fixtures or items which by agreement of the parties may be deemed to be such fixtures, now or hereafter owned by Mortgagor, or in which Mortgagor has or hereafter obtains an interest, and now or hereafter located in or upon the Real Estate, or now or hereafter attached to, installed in, or used in connection with any of the Real Estate, including, but not limited to, any and all portable or sectional buildings, bathroom, plumbing, heating, lighting, refrigerating, ventilating and air-conditioning apparatus and equipment, garbage incinerators and receptacles, elevators and elevator machinery, boilers, furnaces, stoves, tanks, motors, sprinkler and fire detection and extinguishing systems, doorbell and alarm systems, window shades, screens, awnings, screen doors, storm and other detachable windows and doors, mantels, partitions, built-in cases, counters and other fixtures whether or not included in the foregoing enumeration (hereinafter, the “Fixtures”);

C. Additional Appurtenances. All bridges, easements, rights of way, licenses, privileges, hereditaments, permits and appurtenances hereafter belonging to or enuring to the benefit of the Real Estate and all right, title and interest of Mortgagor in and to the land lying within any street or roadway adjoining any of the Real Estate and all right, title and interest of Mortgagor in and to any vacated or hereafter vacated streets or roads adjoining any of the Real Estate and any and all reversionary or remainder rights (hereinafter, the “Additional Appurtenances”);

D. Awards. All of the right, title and interest of Mortgagor in and to any award or awards heretofore made or hereafter to be made by any municipal, county, state or federal authorities to the present or any subsequent owners of any of the Real Estate, or the Fixtures, or the Additional Appurtenances, or the Leases or the Personal Property, including, without limitation, any award or awards, or settlements or payments, or other compensation hereafter made resulting from (x) condemnation proceedings or the taking of the Real Estate, or the Fixtures, or the Additional Appurtenances, or the Leases or the Personal Property, or any part thereof, under the power of eminent domain, or (y) the alteration of grade or the location or discontinuance of any street adjoining the Land or any portion thereof, or (z) any other injury to or decrease in value of the Mortgaged Property (hereinafter, the “Awards”);

E. Leases. All leases now or hereafter entered into of the Real Estate, or any portion thereof, and all rents, issues, profits, revenues, earnings and royalties therefrom, and all right, title and interest of Mortgagor thereunder, including, without limitation, purchase or sale options, cash, letters of credit, or securities deposited thereunder to secure performance by the tenants or occupants of their obligations thereunder, whether such cash, letters of credit, or securities are to be held until the expiration of the terms of such leases or occupancy agreements or applied to one or more of the installments of rent coming due prior to the expiration of such terms including, without limitation, the right to receive and collect the rents and other payments due thereunder (hereinafter, the “Leases”);

Exhibit K - 2

F. Purchase and Sale Agreements. All purchase and sale agreements now or hereafter entered into of the Real Estate, or any portion thereof, or any condominium units into which the Real Estate may be converted including, without limitation, cash, letters of credit or securities deposited thereunder to secure performance by the purchasers of their obligations thereunder (hereinafter, the “Purchase and Sale Agreements”); and

G. Personal Property. All tangible and intangible personal property now owned or at any time hereafter acquired by Mortgagor of every nature and description, and whether or not used in any way in connection with the Real Estate, the Fixtures, the Additional Appurtenances, the Purchase and Sale Agreements or any other portion of the Mortgaged Property, including, without limitation express or implied upon the generality of the foregoing, all Equipment, Goods, Inventory, Fixtures, Accounts, Instruments, Documents and General Intangibles (as each such capitalized term is defined in the Uniform Commercial Code in effect in the State of [            ]) and further including, without any such limitation, the following whether or not included in the foregoing: materials; supplies; furnishings; chattel paper; money; bank accounts; security deposits; utility deposits; any insurance or tax reserves deposited with Agent; any cash collateral deposited with Agent; claims to rebates, refunds or abatements of real estate taxes or any other taxes; contract rights; plans and specifications; licenses, permits, approvals and other rights; the rights of Mortgagor under contracts with respect to the Real Estate or any other portion of the Mortgaged Property; signs, brochures, advertising, the name by which the Mortgaged Property is known and any variation of the words thereof, and good will; copyrights, service marks, and all goodwill associated therewith; and trademarks; all proceeds paid for any damage or loss to all or any portion of the Real Estate, the Fixtures, the Additional Appurtenances, any other Personal Property or any other portion of the Mortgaged Property (hereinafter, the “Insurance Proceeds”); all Awards; all Leases; all Purchase and Sale Agreements; all books and records; and all proceeds, products, additions, accessions, substitutions and replacements to any of the Mortgaged Property (hereinafter, collectively, the “Personal Property”).

The term “Obligations” shall mean and include:

A. The Guaranteed Obligations, as such term is defined in that certain Guaranty of even date executed by the Mortgagor in favor of the Agent on behalf of the Lenders;

B. The payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by Mortgagor under and pursuant to this Mortgage, the Guaranty, the Loan Documents, or any other document executed in connection therewith;

C. The payment of all costs, expenses, legal fees and liabilities incurred by Agent and the Lenders in connection with the enforcement of any of Agent’s or any Lenders’ rights or remedies under this Mortgage, the Guaranty, the Loan Documents, or any other instrument, agreement or document which evidences or secures any other obligations or collateral therefor, whether now in effect or hereafter executed; and

Exhibit K - 3

D. The payment, performance, discharge and satisfaction of each liability and obligation of Mortgagor to Agent or any Lender under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to herein or therein or executed in connection with the transactions contemplated hereby or thereby.

Mortgagor hereby grants to Agent, on behalf of the Lenders, a continuing security interest in all of the Mortgaged Property in which a security interest may be granted under the Uniform Commercial Code as such is in effect in the State of [            ], including, without limitation, the Fixtures, the Personal Property and the Purchase and Sale Agreements, together with all proceeds and products, whether now or at any time hereafter acquired and whether or not used in any way in connection with the development, construction, marketing or operation of the Real Estate to secure all Obligations.

This instrument is intended to take effect as a mortgage pursuant to [            ] law and as a security agreement pursuant to the UCC and is to be filed with the Office of the Recorder of [            ] County, [            ] as a fixture financing statement pursuant to the UCC.

Mortgagor covenants, warrants, represents and agrees with Agent, its successors and assigns, and the Lenders, that:

1. Title. Mortgagor has good record title to the Mortgaged Property and has good right, full power and lawful authority to grant and convey the same in the manner aforesaid; and that the Mortgaged Property are free and clear of all encumbrances and exceptions, except for the Permitted Title Exceptions, if any, as set forth on Exhibit B which is annexed hereto and made a part hereof. Mortgagor shall make any further assurances of title that Agent may in good faith require including, without limitation, such further instruments as may be requested by Agent to confirm the assignment to Agent of all Awards.

2. Performance of Obligations. Mortgagor shall perform and observe all of the obligations and conditions set forth in each of the Guaranty, this Mortgage, the Assignment of Leases and Rents, the Environmental Indemnity Agreement, and each of the other Loan Documents or other agreements, if any, executed by Mortgagor in connection with the Loan.

3. Protection and Maintenance. Mortgagor shall protect and maintain, or cause to be maintained, in good, first-class and substantial order, repair and tenantable condition at all times, the buildings and structures now standing or hereafter erected on the Mortgaged Property, and any additions and improvements thereto, and all Personal Property now or hereafter situated therein, and the utility services, the parking areas and access roads, and all building fixtures and equipment and articles of personal property now or hereafter acquired and used in connection with the operation of the Mortgaged Property. Mortgagor shall promptly replace any of the aforesaid which may become lost, destroyed or unsuitable for use with other property of first-class character.

Exhibit K - 4

4. Insurance Coverages. Mortgagor shall insure the Mortgaged Property and the operation thereof with such coverages and in such amounts as are required by the provisions of the Loan Agreement and shall at all times keep such insurance in full force and effect and pay all premiums therefor in accordance with the terms and conditions of the Loan Agreement. The original or certified copies of all such policies of insurance (or certificates or binders thereof issued by the insurer in form, content and manner of execution reasonably satisfactory to Agent) shall be delivered to Agent and the Lenders, and Mortgagor shall deliver to the Agent and the Lenders a new policy or certified copy thereof (or such a certificate) as replacement for an expiring policy (or such a certificate) required to be deposited hereunder together with proof of payment of the premiums therefor in accordance with the terms and conditions of the Loan Agreement. Mortgagor hereby irrevocably appoints Agent its true and lawful attorney-in-fact, with full power of substitution, to assign any such policy in the event of the foreclosure of this Mortgage.

5. Insurance Proceeds. The proceeds of any hazard insurance shall be applied in accordance with Article 14 of the Loan Agreement relating to the application of insurance proceeds, which provisions are expressly incorporated by reference herein. Notwithstanding anything in this Section 5 to the contrary, however, if the insurer denies liability to Mortgagor, Mortgagor shall not be relieved of any obligation under Section 3 of this Mortgage.

6. Eminent Domain. The Awards of damages on account of any condemnation for public use of, or injury to, the Mortgaged Property shall be applied in accordance with Article 14 of the Loan Agreement relating to the application of condemnation proceeds, which provisions are expressly incorporated by reference herein.

7. No Waste; Compliance with Law. Mortgagor shall not commit or suffer any intentional waste of the Mortgaged Property, or any portion thereof, or any violation of any law, rule, regulation, ordinance, license or permit, or the requirements of any licensing authority affecting the Mortgaged Property or any business conducted thereon, and shall not commit or suffer any material (for purposes of this section, “material” shall mean an activity in excess of $500,000.00) demolition, removal or alteration of any of the Mortgaged Property (except for customary renovations or alterations performed in connection with leases or the replacement of Fixtures and Personal Property in the ordinary course of business, so long as items of comparable value and quality are installed free and clear of liens in favor of any other party), without the express prior written consent of Agent in each instance which consent shall not be unreasonably withheld or delayed, and shall not violate nor suffer the violation of the covenants and agreements, if any, of record against the Mortgaged Property, and in all respects Mortgagor shall do all things necessary to comply with, and keep in full force and effect all licenses, permits and other governmental authorizations for the operation of the Mortgaged Property for its intended purposes, including, without limitation express or implied, the licenses, permits and authorizations referenced in the Loan Agreement.

8. Environmental and Related Matters; Indemnification. Mortgagor shall at all times comply with all of the terms, conditions and provisions imposed on the Indemnitors (as defined in the Environmental Indemnity Agreement) under the Environmental Indemnity Agreement and indemnify, exonerate and save harmless Agent, and each of the Lenders and each other Indemnified Party (as defined in the Environmental Indemnity Agreement) in accordance with the terms of the Environmental Indemnity Agreement.

Exhibit K - 5

9. Payment of Taxes and Prevention of Liens. Mortgagor shall pay in accordance with the terms of the Loan Agreement, all taxes, assessments and charges of every nature and to whomever assessed that may now or hereafter be levied or assessed upon the Mortgaged Property or any part thereof, or upon the rents, issues, income or profits thereof or upon the lien or estate hereby created, whether any or all of said taxes, assessments or charges be levied directly or indirectly or as excise taxes or as income taxes. Mortgagor may apply for tax abatements and prosecute diligently and in good faith claims for refund and any such taxes, assessment, and charges, provided the requirements of Section 8.2.3 of the Loan Agreement are satisfied.

10. Due on Sale; No Other Encumbrances; No Transfer of Ownership Interests; Failure to Comply with Permitted Exceptions. The Borrower shall comply with the terms and conditions of the Loan Agreement with respect to Permitted Transactions.

11. Agent’s and Lenders’ Rights. If Mortgagor shall neglect or refuse: (a) to maintain and keep in good repair the Mortgaged Property or any part thereof as required by this Mortgage or the Loan Agreement, taking into account all applicable grace and cure periods, or (b) to maintain and pay the premiums for insurance which may be required by this Mortgage or the Loan Agreement, taking into account all applicable grace and cure periods, or (c) subject to Mortgagor’s right to contest as set forth in the Loan Agreement, to pay and discharge all taxes of whatsoever nature, assessments and charges of every nature and to whomever assessed, as required by this Mortgage or the Loan Agreement, taking into account all applicable grace and cure periods, or (d) to pay the sums required to be paid by this Mortgage or the Loan Agreement, taking into account all applicable grace and cure periods, or (e) to satisfy any other terms or conditions of this Mortgage, or any instrument secured hereby, taking into account all applicable grace and cure periods, Agent may, at its election in each instance, but without any obligation whatsoever to do so, upon thirty (30) days’ prior written notice (except in the case of (i) an emergency where there is danger to person or property, or (ii) required insurance coverage would lapse, or (iii) an Event of Default exists, in each of which events no notice shall be required except notice of such Event of Default), cause such repairs or replacements to be made, obtain such insurance or pay said taxes, assessments, charges, and sums, incur and pay reasonable amounts in protecting its rights hereunder and the security hereby granted, pay any balance due under any conditional agreement of sale (or lease) of any property included as a part of the Mortgaged Property, and pay any amounts as Agent deems reasonably necessary or appropriate to satisfy any term or condition of this Mortgage, which Mortgagor shall have failed to satisfy, or to remedy any breach of such term or condition, and any amounts or expenses so paid or incurred, together with interest thereon from the date of payment by Agent or the Lenders at the Default Rate as provided in the Loan Agreement shall be immediately due and payable by Mortgagor to Agent and the Lenders and until paid shall be secured hereby equally and ratably, and the same may be collected as part of said principal debt in any suit hereon. No payment by Agent or the Lenders shall relieve Mortgagor from any default hereunder or impair any right or remedy of Agent consequent thereon.

12. Tax Reserve and Insurance Reserve. Mortgagor shall, upon the request of Agent, from time to time while an Event of Default is existing, pay to Agent on dates upon which installments of interest are payable under the Loan Agreement, such amount as Agent from time to time estimates as necessary to create and maintain a reserve fund from which to pay before the

Exhibit K - 6

same become due: (a) all taxes, assessments, liens and charges on or against the Mortgaged Property, and (b) all premiums for insurance policies which are required by this Mortgage. Such payments, if so requested, shall be invested in a non-interest bearing account which shall be held by Agent as cash collateral. Any part or all of such reserve fund may be applied, at the option of Agent, to (i) cure the existing Event of Default, (ii) pay down any part of the indebtedness hereby secured, or (iii) pay to the taxing authority or the insurer the applicable real estate taxes or insurance premiums then due on behalf of Mortgagor. Payments from such reserve fund for said purposes may be made by Agent in accordance with this Section 12 even though subsequent owners of the property described herein may benefit thereby. In refunding any part of said reserve fund, Agent may deal with whoever is the record owner of such property at that time.

13. Certain Expenses. If any action or proceeding is commenced, including, without limitation, an action to foreclose this Mortgage or to collect the debt hereby secured, to which action or proceeding Agent or any Lender is made a party by reason of the execution of this Mortgage, or by reason of any obligation which it secures, or by reason of entry or any other action under this Mortgage, or if in Agent’s reasonable judgment it becomes necessary in connection with legal proceedings or otherwise to defend or uphold the Mortgage hereby granted or the lien hereby created or any act taken to defend or uphold the Mortgage hereby granted or the lien hereby created or any act taken under this Mortgage, all sums reasonably paid or incurred by Agent or any Lender for the expense of any litigation or otherwise, in connection with any rights created by this Mortgage or any other Loan Document, shall be paid by Mortgagor, or may at the option of Agent, if not so paid, be added to the debt secured hereby and shall be secured hereby equally and ratably and shall bear interest until paid at the Default Rate set forth in the Loan Agreement.

14. Regarding Leases. Mortgagor shall comply with the terms and conditions set forth in the Loan Agreement with respect to any leases or occupancy agreements with respect to the Mortgaged Property.

15. Declaration of Subordination. At the option of Agent, which may be exercised at any time or from time to time, by written notice to Mortgagor and to any applicable tenant, this Mortgage shall become subject and subordinate, in whole or in part (but not with respect to priority of entitlement to insurance proceeds or condemnation proceeds), to any and all leases of all or any part of the Mortgaged Property upon the execution by Agent and recording or filing thereof, at any time hereafter in the appropriate official records of the county/registry of deeds wherein the Mortgaged Property are situated of a unilateral declaration to that effect.

16. Further Assignment by Mortgagor. Mortgagor hereby further assigns to Agent as security for the Obligations the lessor’s interests in any or all leases, now or hereafter outstanding, and to the extent it may lawfully do so Mortgagor’s interests in all agreements, contracts, licenses and permits, now or hereafter outstanding, affecting all or any portion of the Mortgaged Property. Mortgagor shall execute, acknowledge and deliver such further or confirmatory assignments thereof, by instruments in form reasonably satisfactory to the Agent, as Agent may reasonably require. Mortgagor hereby authorizes Agent in the event of foreclosure, to sell and assign said interests to the purchaser at foreclosure, but neither such assignment nor any such future assignment shall be construed as binding Agent to any lease, agreement, contract, license or permit so assigned, or to impose upon Agent any obligations with

Exhibit K - 7

respect thereto. Mortgagor hereby irrevocably appoints Agent, or any agent designated by Agent, the true and lawful attorney-in-fact of Mortgagor, with full power of substitution, to execute, acknowledge and deliver any such assignment on behalf of Mortgagor which Mortgagor fails or refuses to do. In the event of any conflict between the provisions of this Section and the provisions of the Collateral Assignment of Leases and Rents, or any of the other Loan Documents, the provisions of the Collateral Assignment of Leases and Rents shall govern.

17. UCC Filing. Mortgagor, upon Agent’s written request, shall promptly cause this Mortgage and any required financing statements to be recorded and re-recorded, registered and re-registered, filed and re-filed at such times and places as may be required by law or reasonably deemed advisable by Agent to create, preserve or protect the priority hereof and of any lien created hereby upon the Mortgaged Property or any part thereof; and Mortgagor shall from time to time do and cause to be done all such things as may be required by Agent, or required by law, including all things which may from time to time be necessary under the Uniform Commercial Code of the State of [            ] to fully create, preserve and protect the priority hereof and of any lien created hereby upon said property. Mortgagor hereby irrevocably appoints Agent, or any agent designated by Agent, the true and lawful attorney-in-fact of Mortgagor, with full power of substitution, to execute, acknowledge and deliver any such things on behalf of Mortgagor which Mortgagor fails or refuses to do.

18. Right to Deal with Successor. Agent may, without notice to any person, deal with any successor in interest of Mortgagor herein regarding this Mortgage in all respects as it might deal with Mortgagor herein, without in any way affecting the liability hereunder of any predecessor-in-interest of the person so dealt with; and no sale of the premises hereby mortgaged, nor any forbearance on the part of Agent, shall operate to release, discharge, modify, change or affect the original liability of any predecessor-in-interest of the equity owner at the time of such sale or forbearance.

19. Acceleration of Debt. If there is an Event of Default, or if an event occurs which pursuant to which Agent is entitled to exercise its rights and remedies under the Guaranty, then, at the option of Agent, the entire indebtedness hereby secured shall become immediately due and payable without further notice.

20. Additional Rights of Agent.

(a) Enter and Perform. Mortgagor authorizes Agent, in addition to all other rights granted by law or by this Mortgage, or by any of the other instruments executed in connection herewith, whenever and as long as any Event of Default shall exist and remain uncured, and without notice beyond the notice, if any, required to be given by the terms of such instrument, to enter and take possession of all or any part of the Mortgaged Property and to use, lease, operate, manage and control the same and conduct the business thereof, and perform lessor’s obligations under any lease or the seller’s obligations under any Purchase and Sale Agreement or Mortgagor’s obligations under any other agreement affecting all or any part of the Mortgaged Property, perform the obligations of the seller under any contracts, and collect the rents, profits and all receipts of every nature therefrom as Agent shall deem best.

Exhibit K - 8

(b) Repairs and Improvements. Upon every such entry pursuant to Section 21, Agent may from time to time at the expense of Mortgagor make all such repairs, replacements, alterations, additions and improvements to the Mortgaged Property as Agent may deem necessary, but in no event shall Agent be obligated to do so, and may, but shall not be obligated to, exercise all rights and powers of Mortgagor, either in the name of Mortgagor, or otherwise as Agent shall determine. Without limitation, express or implied, upon the generality of the foregoing, Agent shall have the right to do all things necessary in order to keep in full force and effect all applicable licenses, permits and authorizations and any amendments thereto.

(c) Pay Costs and Expenses. Upon such entry pursuant to Section 21, Agent may, at its option, but without any obligation to do so, do any one or more of the following: pay and incur all expenses necessary for the holding and operating of the Mortgaged Property, the conduct of any business thereon, the maintenance, repair, replacement, alteration, addition and improvement of the Mortgaged Property, including without limitation payments of taxes, assessments, insurance, wages of employees connected with the Mortgaged Property or any business conducted thereon, charges and reasonable compensation for services of Agent, its attorneys and accountants and all other persons engaged or employed in connection with the Mortgaged Property or of any business conducted thereon and, in addition, Agent, at its option, may, but shall not be obligated to, make payments or incur liability with respect to obligations arising prior to the date it takes possession.

(d) Add to Secured Indebtedness. All obligations so paid or incurred by Agent pursuant to Section 23 shall be reimbursed or paid for by Mortgagor upon demand, and prior to the repayment thereof shall be added to the debt secured hereby and shall bear interest at the Default Rate, and shall be secured hereby equally and ratably. Agent may also reimburse itself therefor from the income or receipts of the Mortgaged Property or any business conducted thereon, or from the sale of all or any portion of the Mortgaged Property. Agent may also apply toward any of the Obligations any tax or insurance reserve account, deposit or any sum credited or due from Agent to Mortgagor without first enforcing any other rights of Agent against Mortgagor or against any endorser or other guarantor or against the Mortgaged Property.

(e) Attorney-In-Fact. Mortgagor hereby irrevocably constitutes and appoints Agent, or any agent designated by Agent, for so long as this Mortgage remains undischarged of record, as attorney-in-fact of Mortgagor to execute, acknowledge, seal and deliver all instruments, agreements, deeds, certificates and other documents of every nature and description in order to carry out or implement the exercise of Agent’s rights under this Section 20.

21. Setoff. Subject to the terms of this Section 21, Mortgagor hereby grants to Agent and each of the Lenders, a lien, security interest and right of setoff as security for all liabilities and obligations to Agent and the Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any Lender or any entity under the control of Agent or any Lender, or in transit to any of them. At any time, from and after the occurrence of and during the continuance of an Event of Default, Agent or any Lender may set off the same or any part thereof and apply the same to any liability or obligation of Mortgagor even though unmatured and regardless of the adequacy of any other collateral securing the Loan. Within five (5) Business Days of making any such set-off, Agent agrees to notify Mortgagor thereof, provided

Exhibit K - 9

that the failure by Agent to give such notice shall not affect the validity of such set-off. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE MORTGAGOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

22. Contest of Laws. Mortgagor shall have the right to contest by appropriate legal proceedings the validity of any legal requirements affecting the Mortgaged Property in accordance with the provisions of Section 9.1 of the Loan Agreement.

23. Notices. Any demand, notice or request by either party to the other shall be given in the manner provided therefor in the Loan Agreement.

24. Agent/Lender Not Obligated; Cumulative Rights. Nothing in this instrument shall be construed as obligating Agent or any Lender to take any action or incur any liability with respect to the Mortgaged Property or any business conducted thereon, and all options given to Agent are for its benefit and shall and may be exercised in such order and in such combination as Agent in its sole discretion may from time to time decide.

25. Severability. In case any one or more of the provisions of this Mortgage, the Guaranty, the Assignment of Leases and Rents, the Environmental Indemnity Agreement, or any of the other Loan Documents, or any other agreement now or hereafter executed in connection with any one or more of the foregoing are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof. Each of the provisions of every such agreement, document or instrument shall be enforceable by Agent to the fullest extent now or hereafter not prohibited by applicable law.

26. No Waiver. No consent or waiver, express or implied, by Agent to or of any Default by Mortgagor shall be construed as a consent or waiver to or of any other Default at the same time or upon any future occasion.

27. Foreclosure and Other Remedies. From and after the occurrence of and during the continuance of an Event of Default, Agent may institute an action of mortgage foreclosure, or take such other action at law or in equity for the enforcement of this Mortgage and realization on the mortgage security or any other security herein or elsewhere provided for, as the law may allow, and may proceed therein to final judgment and execution for the entire unpaid balance of the indebtedness secured hereby, with interest at the rate(s) stipulated in the Loan Agreement, together with all other sums due in accordance with the provisions of the Loan Agreement, including all sums which may be advanced after the date of this Mortgage, all sums which may have been advanced by the Agent for taxes, water or sewer rents, other lienable charges or claims, insurance or repairs or maintenance of the Mortgaged Property after the date of this Mortgage (including the period after the entry of any judgment in mortgage foreclosure or other judgment entered pursuant to this Mortgage or the Loan Agreement), and all costs of suit, including reasonable counsel fees. From and after the occurrence of and during the continuance of an Event of Default, Mortgagor authorizes Agent at its option to foreclose this Mortgage subject to the rights of any tenants of the Mortgaged Property, and the failure to make any such tenants parties to any such foreclosure proceedings and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceedings instituted by Agent to recover the indebtedness secured hereby or any deficiency remaining unpaid after the foreclosure sale of the Mortgaged Property.

Exhibit K - 10

28. Waivers by Mortgagor. Mortgagor, to the fullest extent that Mortgagor may do so, hereby: (a) agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay or extension, or any redemption after foreclosure sale, and waives and releases all rights of redemption after foreclosure sale, valuation, appraisement, stay of execution, notice of election to mature or declare due the debt secured hereby; and (b) waives all rights to a marshalling of the assets of Mortgagor, including the Mortgaged Property, or to a sale in inverse order of alienation in the event of a sale hereunder of the Mortgaged Property, and agrees not to assert any right under any statute or rule of law pertaining to the marshalling of assets, sale in inverse order of alienation, or other matters whatever to defeat, reduce or affect the right of Agent under the terms of this Mortgage to a sale of the Mortgaged Property.

29. Business Loan; Not Personal Residence. Mortgagor covenants, warrants and represents that all of the proceeds of the Loan secured hereby shall be used for business or commercial purposes, none of the proceeds of the Loan secured hereby shall be used for personal, family or household purposes, and that no individual liable for the Loan resides or intends to reside in any portion of the Mortgaged Property.

30. Certification. The undersigned hereby certifies that Mortgagor is a duly organized, validly existing [            ] organized and in good standing under the laws of the State of [            ], and that the execution and delivery hereof and of all of the other instruments executed in connection herewith by Mortgagor has been duly authorized by all requisite [            ] actions of Mortgagor.

31. Headings. Headings and captions in this Mortgage are for convenience and reference only and the words and phrases contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of any of the provisions hereof.

32. Time of Essence. Time shall be of the essence of each and every provision of this Mortgage and each of the other instruments executed herewith.

33. Governing Law; Mutual Waiver of Jury Trial.

(a) Governing Law. This Mortgage shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the State of [            ] without regard to principles of conflicts of law.

(b) Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the State of New York located within the First Department of the New York State Unified Court System and of the United States District Court of the Southern District of New York, and any appellate court having jurisdiction from an appeal therefrom, in any action or proceeding arising out of or

Exhibit K - 11

relating to this Mortgage or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such Federal Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Mortgage or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the L/C Issuer may otherwise have to bring any action or proceeding relating to this Mortgage or any other Loan Document against the Borrower or any other loan party or its properties in the courts of any jurisdiction.

34. JURY TRIAL WAIVER. MORTGAGOR, AGENT, AND EACH OF THE LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS MORTGAGE, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MORTGAGE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR MORTGAGOR, AGENT AND EACH OF THE LENDERS TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

35. Local Law Provisions.

(a) [INSERT STATE-SPECIFIC PROVISIONS]

[The balance of this page is intentionally left blank]

Exhibit K - 12

IN WITNESS WHEREOF, Mortgagor has caused this Mortgage to be duly executed and delivered at as a sealed instrument as of the             day of             , 20    .

MORTGAGOR:	[ ]

	By:	[SIGNATURE BLOCK OF MORTGAGOR]

STATE OF

COUNTY OF

And now, this             day of             , 20__, before me, the undersigned Notary Public, personally appeared             , who acknowledged himself/herself to be the Vice President of Cedar Realty Trust, Inc., a Maryland corporation, as general partner of Cedar Realty Trust Partnership, L.P., a Delaware limited partnership and [            ] of [            ], a [            ], and that s/he, as such Vice President being authorized to do so, executed the foregoing instrument for the purposes therein contained on behalf of such partnership, corporation, and company.

In witness whereof, I hereunder set my hand and official seal.

Notary Public My commission expires:

13

EXHIBIT “A” ANNEXED TO AND MADE A PART OF THE

OPEN-END MORTGAGE AND SECURITY AGREEMENT

LEGAL DESCRIPTION

Property Address:     [                        ]

              [                         ]

ADDRESS:     [                    ]

PERMANENT PARCEL NO.

14

EXHIBIT “B” ANNEXED TO AND MADE A PART OF THE

OPEN-END MORTGAGE AND SECURITY AGREEMENT

PERMITTED TITLE EXCEPTIONS

Those matters noted in Schedule B, Part I, of Agent’s Title Insurance Loan Policy

15

EXHIBIT L

FORM OF

ASSIGNMENT OF LEASES AND RENTS

ASSIGNMENT OF LEASES AND RENTS

[INSERT STATE SPECIFIC PROVISIONS

This Assignment of Leases and Rents (hereinafter, this “Assignment”) made as of this             day of             , 20__, by             , a             having an address at 44 South Bayles Avenue, Port Washington, New York 11050 (hereinafter, together with any successors and assigns, the “Assignor”) to KEYBANK NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, Boston, Massachusetts 02110, in its capacity as Administrative Agent under a certain Amended, Restated and Consolidated Loan Agreement (as now or hereafter amended, hereinafter, the “Loan Agreement”) dated as of January             , 2012, by and among CEDAR REALTY TRUST PARTNERSHIP, L.P. (hereinafter, the “Borrower”, which Borrower is not a party to this Assignment), KeyBank National Association and the other lending institutions which are or become parties to the Loan Agreement (KeyBank National Association and the other lending institutions which are or become parties to the Loan Agreement are collectively referred to as the “Lenders” and individually as the “Lender”), and KeyBank National Association, as Administrative Agent (hereinafter, together with any successors and assigns, the “Agent”), as the holder of this Assignment, and the Obligations (as defined below) secured hereby.

W I T N E S S E T H T H A T:

1. Grant of Assignment. This Assignment is granted pursuant to the terms, provisions and conditions of the Loan Agreement. Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement.

Assignor, for good and valuable consideration, receipt of which is hereby acknowledged, hereby absolutely and unconditionally grants, transfers and assigns to Agent and the Lenders, and grants to Agent and the Lenders a continuing pledge of and security interest in, the entire present and future interest of Assignor in, to and under: (a) all leases, subleases, rental agreements or other occupancy agreements to which Assignor is a party (hereinafter, the “Leases”) now or hereafter in existence, with respect to all or any portion of the real property known as             (hereinafter, the “Property”); (b) all rents, income and profits of any kind arising from such interests in the Leases and any renewals or extensions thereof for the use and occupation of all or any portion of the Property; (c) all guaranties of and security for the Leases; and (d) all proceeds of the foregoing.

Assignor is the owner of the Property. A legal description of the Property is annexed hereto as Exhibit A.

2. Obligations Secured. This Assignment is made for the purpose of securing the “Obligations” as follows:

(a)	The Guaranteed Obligations, as such term is defined in that certain Guaranty of even date executed by the Assignor in favor of the Agent on behalf of the Lenders;

(b)

The payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by Assignor under and pursuant to this Assignment, the Guaranty, the Loan Documents, or any other document executed in connection therewith;

(c)

The payment of all costs, expenses, legal fees and liabilities incurred by Agent or any Lender in connection with the enforcement of any of Agent’s or any Lender’s rights or remedies under this Assignment, the Guaranty, the Loan Documents, or any other instrument, agreement or document which evidences or secures any other obligations or collateral therefor, whether now in effect or hereafter executed; and

(d)

The payment, performance, discharge and satisfaction of all other liabilities and obligations of Assignor to Agent and the Lenders, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, but without limitation express or implied upon the generality of the foregoing, each such liability and obligation of Assignor under this Assignment, the Guaranty, the Loan Documents, and each amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to herein or therein or executed in connection with the transactions contemplated hereby or thereby.

3. Warranties and Representations. Assignor warrants and represents that it is and shall be in the future the sole owner of the entire interests described in Section 1 above and that no rent reserved in the Leases has been or will be in the future otherwise assigned or anticipated, and that no rent for any period subsequent to the date of this Assignment will be collected more than one (1) month in advance except for security deposits and last month’s rents taken in the usual course of business pursuant to Leases.

Assignor further warrants and represents that as of the date hereof: (a) true and complete copies, together with all amendments and modifications, of all Leases presently in full force and effect have been delivered to Agent; (b) to Assignor’s knowledge, and except as disclosed to Agent no default exists on the part of any of the lessees or tenants or of Assignor as lessor in the performance on the part of either of the terms, covenants, provisions or agreements in the Leases contained; (c) except as disclosed to Agent, Assignor knows of no condition which with the giving of notice or the passage of time or both would constitute a default on the part of any of the lessees or Assignor under the Leases; and (d) no security deposit or advance rental payment has been made by any lessee under the Leases except as has been previously disclosed by Assignor to Agent, or as may be specifically designated in the copies of the Leases previously furnished to Agent.

4. Covenants. The Assignor shall comply with the terms and conditions of the Loan Agreement with respect to all present and future Leases of the Property.

Exhibit L - 2

5. Further Terms, Covenants and Conditions. This Assignment is made on the following terms, covenants and conditions:

(a)

Prior to Default. So long as no Event of Default (as defined in the Loan Agreement) exists (hereinafter, collectively, a “Continuing Default”): Assignor shall have the right and license to manage and operate the Property and to collect at the time of, but not more than one (1) month prior to (except for security deposits and first or last month’s rent taken in the usual course of business pursuant to the Leases), the date provided for the payment thereof, all rents, income and profits arising under the Leases or from the premises described therein and, subject to the provisions of the other Loan Documents, to retain, use and enjoy the same.

(b)

After Default. At any time when a Continuing Default exists, Agent, without in any way waiving such default, may at its option, without notice (except for the notice of default), and without regard to the adequacy of the security for the Obligations secured hereby and by the Mortgage revoke the right and license granted above to Assignor and:

(i)

Authorize and direct the lessees named in any existing Leases or any other or future lessees or occupants of the Property, upon receipt from Agent of written notice to the effect that Agent is or the Lenders are then the holder of the Mortgage and this Assignment and that a Continuing Default exists thereunder, to pay over to Agent all rents, income and profits arising or accruing under the Leases or from the Property and to continue to do so until otherwise notified in writing by Agent. Assignor agrees that every lessee and occupant shall have the right to rely upon any such statement and request by Agent that lessee or occupant shall pay such rents to Agent without any obligation or right to inquire as to whether such Continuing Default actually exists notwithstanding any notice from or claim of Assignor to the contrary and that Assignor shall have no right or claim against lessees or occupants for any such rent so paid by lessees or occupants to Agent after such notice to the lessee or occupant by Agent;

(ii)

Either in person or by agent, with or without bringing any action or proceedings, or by a receiver appointed by a court, take possession of the Property and have, hold, manage, lease and operate the same on such terms and for such period of time as Agent may reasonably deem proper and, either with or without taking possession of the Property in its own name, demand, sue for, or otherwise collect and receive, all rents, income and profits of the Property, including those past due and unpaid, with full power to make from time to time all improvements, alterations, renovations, repairs and replacements thereto or thereof as may seem proper to Agent; and

(iii)	Apply such rents, income and profits to the payment of:

(A)

all reasonable expenses of managing the Property including, without being limited thereto, the salaries, fees and wages of a managing agent and such other employees as Agent may deem necessary, and all expenses of operating and maintaining the Property, including, without being limited

Exhibit L - 3

thereto, all taxes, charges, claims, assessments, water rents, sewer rents and other liens, and premiums for all insurance which Agent may deem necessary, the payment or refund of security deposits, or interest thereon, and the cost of all improvements, alterations, renovations, repairs or replacements, and all expenses incident to taking and retaining possession of the Property; and

(B)

all sums which Assignor is responsible to pay under the Mortgage, and the principal sum, interest and indebtedness secured hereby and by the Mortgage, and all other Obligations together with all reasonable costs and reasonable attorneys’ fees, in such order of priority as to any of the items mentioned in this clause (b), as Agent in its sole discretion may determine, any statute, law, custom, or use to the contrary notwithstanding.

The exercise by Agent of the option granted it in this Section 5(b) and the collection of the rents, income and profits and the application thereof as herein provided shall not be considered a waiver by Agent of any Default under the other Loan Documents, or the Guaranty, or the Leases, or this Assignment.

(c)

Continuing Effect. Upon the satisfaction of the Obligations secured hereby and by the Mortgage, (a) this Assignment shall become and be void and of no effect, but the affidavit of any officer, agent, or attorney of Agent or the Lenders made in good faith showing any part of said Obligations to remain unsatisfied shall be and constitute conclusive evidence of the validity, effectiveness and continuing force of this Assignment and any person may, and is hereby authorized to, rely thereon and (b) Agent shall execute termination of this Assignment at Assignor’s cost. The discharge of record of the Mortgage dated as of even date given by Assignor to Agent shall constitute a discharge of this Assignment and a release of Agent’s and the Lenders’ interest in the Leases and rents assigned hereby and the reassignment thereof (without recourse to Agent or any Lender) to Assignor and all those claiming of record by, through or under Assignor.

(d)

No Waiver; Concurrent Rights. Nothing contained in this Assignment and no act done or omitted by Agent pursuant to the powers and rights granted it hereunder shall be deemed to be a waiver by Agent of its rights and remedies hereunder or any one or more of the other Loan Documents, and this Assignment is made and accepted without prejudice to any of the rights and remedies possessed by Agent under the terms of any of the other Loan Documents. The right of Agent to collect said principal sums, interest and indebtedness and to enforce any other security therefore held by it may be exercised by Agent either prior to, simultaneously with, or subsequent to any action taken by it hereunder.

(e)

No Liability. Neither Agent nor any Lender shall be liable for any loss sustained by Assignor resulting from Agent’s failure to let the Property after default or from any other act or omission of Agent in managing the Property after default unless such loss is caused by the gross negligence or willful misconduct of Agent. Agent shall not be obligated to perform or discharge, nor does Agent hereby undertake to perform or discharge, any obligation, duty or liability under the Leases, or under or by reason of this Assignment,

Exhibit L - 4

and Assignor shall, and does hereby agree to, indemnify Agent and each of the Lenders for, and to defend and hold Agent and each of the Lenders harmless from, any and all liability, loss or damage which may or might be incurred under or by reason of this Assignment and from any and all claims and demands whatsoever which may be asserted against Agent or any Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in the Leases. Should Agent or any Lender incur any such liability under the Leases or under or by reason of this Assignment, or in defense of any such claims or demands, the amount thereof, including costs, expenses and reasonable attorneys’ fees shall be secured hereby and by the Mortgage and by the other collateral for the Obligations and Assignor shall reimburse Agent and the Lenders therefor within thirty (30) days after demand and upon the failure of Assignor so to do, Agent may, at its option, declare all sums secured hereby immediately due and payable. It is further understood that this Assignment shall not operate to place responsibility for the control, care, management or repair of said Property upon Agent, nor for the carrying out of any of the terms and conditions of the Leases; nor shall it operate to make Agent responsible or liable for any waste committed on the Property by tenants or any other parties, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of said Property resulting in loss or injury or death to any tenant, licensee, employee or stranger. Notwithstanding the foregoing, Agent and the Lenders shall not be indemnified on account of, or exculpated from acts of, their own gross negligence or willful misconduct.

(f)

Effect of Foreclosure Deed. Unless Agent otherwise elects in the instance of a Lease which is subordinate to the Mortgage and is thus terminated by the foreclosure, upon the issuance of any deed or deeds pursuant to a foreclosure of the Mortgage, all right, title and interest of Assignor in and to the Leases shall, by virtue of this instrument and such deed or deeds, thereupon vest in and become the absolute property of the grantee or grantees in such deed or deeds without any further act or assignment by Assignor. Assignor hereby irrevocably appoints Agent, and its successors and assigns, as its agent and attorney in fact to execute all instruments of assignment for further assurance in favor of such grantee or grantees in such deed or deeds as may be necessary or desirable for such purpose.

(g)

Rights Contained in Mortgage. This Assignment is intended to be in addition to, and not in substitution for, or in derogation of, any assignment of rents to secure the Obligations contained in the Mortgage or in any other Loan Document. In the event of any conflict between this Assignment and any of the other Loan Documents, the provisions of this Assignment shall govern.

(h)	Notices. Any notice or communications in connection herewith shall be sufficiently given only if given in the manner provided for in the Loan Agreement.

(i)	Grace Periods and Notice. The grace period and notice provisions set forth in the Loan Agreement shall be applicable to any Default under this Assignment.

Exhibit L - 5

(j)

Setoff. Subject to the terms of this Section 5(j), Assignor hereby grants to Agent and each of the Lenders, a lien, security interest and right of setoff as security for all liabilities and obligations to Agent and the Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any Lender or any entity under the control of Agent or any Lender, or in transit to any of them. At any time, from and after the occurrence of and during the continuance of an Event of Default, Agent or any Lender may set off the same or any part thereof and apply the same to any liability or obligation of Assignor even though unmatured and regardless of the adequacy of any other collateral securing the Loan. Within five (5) Business Days of making any such set-off, Agent agrees to notify Assignor thereof, provided that the failure by Agent to give such notice shall not affect the validity of such set-off. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE ASSIGNOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

6.	Governing Law; Mutual Waiver of Jury Trial.

(a)

Governing Law. This Assignment shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the State of [            ] without regard to principles of conflicts of law.

(b)

JURY TRIAL WAIVER. ASSIGNOR, AGENT, AND EACH OF THE LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS ASSIGNMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ASSIGNMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR ASSIGNOR, AGENT AND EACH OF THE LENDERS TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)

SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED WITHIN THE FIRST DEPARTMENT OF THE NEW YORK STATE UNIFIED COURT SYSTEM AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT HAVING JURISDICTION FROM AN APPEAL THEREFROM, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN

Exhibit L - 6

RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS ASSIGNMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS ASSIGNMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

7.	Local Law.

(a)	[INSERT STATE-SPECIFIC PROVISIONS]

[The balance of this page is intentionally left blank]

Exhibit L - 7

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be duly executed and delivered as a sealed instrument as of the date first written above.

ASSIGNOR:

[SIGNATURE BLOCK OF ASSIGNOR]

STATE OF

COUNTY OF

And now, this             day of             , 20        , before me, the undersigned Notary Public, personally appeared             , who acknowledged himself/herself to be the Vice President of Cedar Realty Trust, Inc., a Maryland corporation, as general partner of Cedar Realty Trust Partnership, L.P., a Delaware limited partnership and [            ] of [            ], a [            ] and that s/he, as such Vice President being authorized to do so, executed the foregoing instrument for the purposes therein contained on behalf of such partnership, corporation, and company.

Notary Public
My commission expires:

Exhibit L - 8

EXHIBIT A ANNEXED TO AND MADE A PART OF THE

COLLATERAL ASSIGNMENT OF LEASES AND RENTS

LEGAL DESCRIPTION

Property Address: [                    ]

[                    ]

ADDRESS: [                    ]

PERMANENT PARCEL NO.

Exhibit L - 9

EXHIBIT M

FORM OF

COLLATERAL ASSIGNMENT OF CONTRACTS

COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT IN RESPECT OF

CONTRACTS, LICENSES AND PERMITS

1. PARTIES. The undersigned                      having an address at 44 South Bayles Avenue, Port Washington, New York 11050 (hereinafter, the “Assignor”) hereby assigns, transfers, sets over, pledges and, if applicable, delivers, to KEYBANK NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, Boston, Massachusetts 02110, as agent under that certain Amended, Restated and Consolidated Loan Agreement dated as of January             , 2012 (hereinafter, as amended, and as may be further amended from time to time, the “Loan Agreement”) by and among Cedar Realty Trust Partnership, L.P., a Delaware limited partnership having an address at 44 South Bayles Avenue, Port Washington, New York 11050, formerly known as Cedar Shopping Centers Partnership, L.P., (hereinafter, the “Borrower”), KeyBank National Association and the other lending institutions which are or become parties to the Loan Agreement (KeyBank National Association and the other lending institutions which are or become parties to the Loan Agreement are collectively referred to as the “Lenders” and individually as the “Lender”), and KEYBANK NATIONAL ASSOCIATION, as Agent (hereinafter, together with any successors and assigns thereof, the “Agent”) and hereby grants to Agent a continuing security interest in the Assigned Contracts and Permits (as defined herein) to secure the Obligations (as defined herein).

2. LOAN AGREEMENT; DEFINED TERMS. This Collateral Assignment and Security Agreement in Respect of Contracts, Licenses and Permits (hereinafter, this “Collateral Assignment”) is given pursuant to the terms, provisions and conditions of the Loan Agreement. Capitalized terms not otherwise specifically defined herein shall have the same meaning herein as in the Loan Agreement.

3. ASSIGNED CONTRACTS AND PERMITS. The term “Assigned Contracts and Permits” shall mean all of the contracts, licenses, permits, approvals, agreements and warranties, and all of Assignor’s right, title and interest therein, whether now owned or hereafter acquired, and all proceeds and products thereof, and all accounts, contract rights and general intangibles related thereto, which are in any manner related to the land described on Schedule 1 attached hereto (hereinafter, the “Land”) and the improvements (hereinafter, the “Improvements”) on or to be constructed on the Land (such Land and Improvements are hereinafter, collectively, referred to as the “Property”) as such Land and Improvements are further described in each Mortgage made by each Assignor in favor of Administrative Agent.

4. OBLIGATIONS. The term “Obligations” shall mean all obligations of Assignor to Agent and the Lenders, whether now existing or hereafter arising, direct or indirect, under each of the following instruments, documents and agreements, each dated as of even date herewith and as the same may be hereafter modified and amended: (i) the Guaranty; (ii) each Mortgage; (iii) each Assignment of Leases and Rents; (iv) this Assignment; and (v) each other Loan Document.

5. COVENANTS, WARRANTIES AND REPRESENTATIONS. Assignor covenants with, and warrants and represents to, Agent that:

5.1 Assignor is and shall be the owner of the Assigned Contracts and Permits free and clear of all pledges, liens, security interests and other encumbrances of every nature whatsoever except in favor of Agent;

5.2 Assignor has the full right, power and authority to assign, and to grant the pledge of and security interest in, the Assigned Contracts and Permits as herein provided;

5.3 To Assignor’s knowledge, the execution, delivery and performance of this Collateral Assignment by Assignor does not and will not result in the violation of any mortgage, indenture, contract, instrument, agreement, judgment, decree, order, statute, rule or regulation to which Assignor is subject or by which it or any of its property is bound;

5.4 Assignor shall not make any other assignment of, or permit any pledge, lien, security interest or encumbrance to exist with respect to, the Assigned Contracts and Permits except in favor of Agent, and Assignor shall not otherwise transfer, assign, sell or exchange its interest in the Assigned Contracts and Permits;

5.5 To the extent the same is in possession of Assignor, a true and complete executed counterpart, or certified copy, of each Assigned Contract and Permit which now exists and which is evidenced by a written agreement or document has been delivered to Agent, and a true and complete counterpart, or certified copy, of each Assigned Contract and Permit which becomes effective or is issued in the future shall be promptly delivered to Agent;

5.6 To Assignor’s knowledge, each Assigned Contract and Permit presently in existence is in full force and effect, is valid and enforceable in accordance with its terms, has not been modified, and no default exists thereunder on the part of any party thereto. Each Assigned Contract and Permit which comes into existence after the date hereof shall be valid and enforceable in accordance with its terms;

5.7 No Assigned Contract and Permit shall be amended, modified or changed in any material respect, have any of its material terms waived by Assignor, or cancelled or terminated if such amendment, modification, waiver, cancellation or termination could reasonably be expected to have a Material Adverse Effect, without Agent’s prior written consent in each instance; and

5.8 Assignor shall pay and perform in all material respects all of its material obligations under or with respect to each Assigned Contract and Permit and not permit any default by it to exist with respect thereto if such failure or default could reasonably be expected to have a Material Adverse Effect. Assignor shall exercise all commercially reasonable efforts necessary to enforce or secure performance by any other party to any Assigned Contract and Permit if such other party’s failure to perform could reasonably be expected to have a Material Adverse Effect.

Exhibit M - 2

6. RIGHTS OF ASSIGNOR PRIOR TO DEFAULT. So long as there is no Event of Default, Assignor shall have and may exercise all rights as the owner or holder of the Assigned Contracts and Permits which are lawful and are not inconsistent with the provisions of the Loan Documents. Immediately upon the occurrence of and during the continuance of any Event of Default, the right described in the preceding sentence shall cease and terminate, and in such event Agent is hereby expressly and irrevocably authorized, but not required, to exercise every right, option, power or authority inuring to Assignor under any one or more of the Assigned Contracts and Permits as fully as Assignor could itself.

7. IRREVOCABLE DIRECTION. Assignor hereby irrevocably directs the contracting party to, or grantor or licensor of, any such Assigned Contract and Permit, to the extent not prohibited by either such Assigned Contract and Permit or applicable law, or to the extent permitted under any recognition or other agreement executed by such grantor or licensor, upon demand and after notice from Agent of the occurrence of an Event of Default under any of the Loan Documents, to recognize and accept Agent as the holder of such Assigned Contract and Permit for any and all purposes as fully as it would recognize and accept Assignor and the performance of Assignor thereunder. Assignor does hereby constitute and appoint Agent, while this Assignment remains in force and effect, irrevocably, and with full power of substitution and revocation, its true and lawful attorney for and in its name, place and stead, after the occurrence of and during the continuance of such an Event of Default, to demand and enforce compliance with all the terms and conditions of the Assigned Contracts and Permits and all benefits accrued thereunder, whether at law, in equity or otherwise.

8. UCC RIGHTS AND REMEDIES. Further, and without limitation of the foregoing rights and remedies, upon and during the continuance of an Event of Default, Agent shall have the rights and remedies of a secured party under the Uniform Commercial Code (the “UCC”), as enacted in the state in which the Property is located, with respect to the Assigned Contracts and Permits, in addition to the rights and remedies otherwise provided for herein or by law or in equity or in any other Loan Document. The Agent shall give Assignor ten (10) days’ prior written notice of the time and place of any public sale of any such Assigned Contract and Permit or the time after which any private sale or any other intended disposition is to be made. After deducting all reasonable expenses incurred in connection with the enforcement of its rights hereunder, Agent shall cause the proceeds of the Assigned Contracts and Permits to be applied to the Obligations in such order as Agent may determine and Assignor shall remain liable for any deficiency. Any surplus shall be remitted by the Agent pursuant to Section 9-615 of the UCC.

9. INDEMNIFICATION. Assignor hereby agrees to indemnify and to defend and hold Agent and the Lenders harmless against and from all liability, loss, damage and expense, including reasonable attorneys’ fees, which it may or shall incur by reason of this Collateral Assignment, or by reason of any commercially reasonable action taken in good faith by Agent hereunder or with respect to the Assigned Contracts and Permits, and against and from any and all claims and demands whatsoever which may be asserted against Agent or any Lender by reason of any alleged obligation or undertaking on its part to perform or discharge any of the terms, covenants and conditions contained in any of the Assigned Contracts and Permits. Should

Exhibit M - 3

Agent or any Lender incur any such liability, loss, damage or expense, the amount thereof, together with interest thereon at the Default Rate of interest under the Loan Agreement, shall be payable by Assignor to Agent and the Lenders within thirty (30) days of demand, or at the option of Agent, Agent may reimburse itself therefor out of any receipts, rents, income or profits of the Property collected by Agent before the application of such receipts, rents, income or profits to any other Obligations. Any such amounts which are not paid within thirty (30) days of demand therefor shall bear interest at the Default Rate from the date of demand until paid.

10. AGENT/LENDER NOT OBLIGATED. Nothing contained herein or elsewhere shall operate to obligate, or be construed to obligate, Agent or any Lender to perform any of the terms, covenants or conditions contained in the Assigned Contracts and Permits or otherwise to impose any obligation upon Agent with respect to the Assigned Contracts and Permits prior to written notice by Agent to Assignor of Agent’s election to assume Assignor’s obligations under one or more of the Assigned Contracts and Permits. Prior to written notice from Agent of such election, this Collateral Assignment shall not operate to place upon Agent any responsibility for the operation, control, care, management or repair of the Property or for the payment, performance or observance of any obligation, requirement or condition under any such Assigned Contract and Permit, or under any agreement in respect to any such Assigned Contract and Permit, and the execution of this Collateral Assignment by Assignor shall constitute conclusive evidence that all responsibility for the operation, control, care, management and repair of the Property as well as the payment, performance or observance of any obligation, requirement or condition under the Assigned Contracts and Permits is and shall be that of Assignor, prior to written notice from Agent of such election. Even if Agent does exercise its rights, it may only be liable to the Architect, the Contractor, or any of the other parties only during the period that it is exercising the rights of Assignor under the Assigned Contracts and Permits, and at all times Assignor retains the obligation to reimburse Agent in accordance with Section 9 above otherwise pay when due all obligations incurred in connection with the Assigned Contracts and Permits.

11. FURTHER ASSURANCES; UCC FILINGS. Assignor agrees to execute and deliver to Agent, at any time or times during which this Collateral Assignment shall be in effect, such further instruments as Agent in good faith may deem necessary to make effective this Collateral Assignment, the security interest created hereby and the covenants of Assignor herein contained. To evidence such security interest, at the request of Agent, Assignor shall, in a form reasonably satisfactory to Agent, execute and deliver one or more financing statements, and any continuation thereof, pursuant to the provisions of the Uniform Commercial Code as enacted in the state in which the Property is located and shall pay the cost for filing thereof.

12. NO WAIVER; CUMULATIVE RIGHTS. Failure of Agent to avail itself of any of the terms, covenants, and conditions of this Collateral Assignment for any period of time, or at any time or times, shall not be construed or deemed to be a waiver of any of its rights hereunder. The rights and remedies of Agent under this Collateral Assignment are cumulative and are not in lieu of, but are in addition to, any other rights and remedies which Agent shall have under or by virtue of the Obligations and the Loan Documents. The rights and remedies of Agent hereunder may be exercised from time to time and as often as such exercise is deemed expedient by Agent.

Exhibit M - 4

13. AGENT/LENDER: RIGHT TO ASSIGN. Assignor agrees that upon any sale or transfer by Agent and the Lenders of the Loan Documents and the indebtedness evidenced thereby, or upon any person acquiring the Property or any interest therein, Agent may deliver to the purchaser or transferee the Assigned Contracts and Permits and may assign to such purchaser or transferee the rights of Agent hereunder, who shall thereupon become vested with all powers and rights given to Agent and the Lenders in respect thereto (and subject to Agent’s obligations hereunder), and Agent and the Lenders shall be forever relieved and fully discharged from any liability or responsibility thereafter accruing in connection therewith. In no event shall Agent be liable with respect to, or on account of, the Assigned Contracts and Permits, except for the safekeeping of any instruments delivered to Agent pursuant hereto and as otherwise expressly set forth in this Collateral Assignment, and Agent shall specifically have no obligation to enforce any rights against any contractor, or grantor or issuer.

14. TERMINATION AND REASSIGNMENT. Upon full payment and performance of the obligations and liabilities set forth or contained in this Collateral Assignment and the other Loan Documents (excluding only any liabilities which might arise in the future under the Environmental Indemnity), this Collateral Assignment shall become and be void and of no effect and, in that event, upon the request of Assignor, Agent covenants to execute and deliver to Assignor instruments effective to evidence the termination of this Collateral Assignment and the reassignment (without recourse) to Assignor of the Assigned Contracts and Permits and the rights, title, interest, power and authority assigned herein; provided, however, that any affidavit, certificate or other written statement of any officer of Agent stating that any part of said indebtedness remains unpaid shall be and constitute conclusive evidence of the then validity, effectiveness and continuing force of this Collateral Assignment and any person, firm, or corporation receiving any such affidavit, certificate or statement may, and is hereby authorized to rely thereon.

15. COPIES OF DEFAULT NOTICES. Assignor agrees to provide Agent promptly, but in any event within five (5) Business Days after receipt thereof by Assignor, with copies of any and all notices received by Assignor which allege, either directly or indirectly, that Assignor is in default of, or deficient in the performance of the terms of any obligation of Assignor under, any Assigned Contract and Permit, or that any fact or circumstance exists which could reasonably lead to the termination, suspension, revocation or loss of any Assigned Contract and Permit.

16. NOTICES. Any notices given pursuant to this Collateral Assignment shall be sufficient only if given in the manner provided for in the Loan Agreement.

17. SUCCESSORS AND ASSIGNS. All of the agreements, obligations, undertakings, representations and warranties herein made by Assignor shall inure to the benefit of Agent, each Lender, and their successors and assigns, and shall bind Assignor and its successors and assigns.

18. CAPTIONS AND HEADINGS. Captions and headings in this Collateral Assignment are intended solely for the convenience of the parties and shall not be considered in the determination of the meaning of any provision hereof.

19. GRACE PERIODS AND NOTICE. The grace period and notice provisions set forth in the Loan Agreement shall be applicable to any Default under this Collateral Assignment.

Exhibit M - 5

20. COUNTERPARTS. This Collateral Assignment may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such collateral assignment is sought.

21. SETOFF. Subject to the terms of this Section 21, Assignor hereby grants to Agent and each of the Lenders, a lien, security interest and right of setoff as security for all liabilities and obligations to Agent and the Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any Lender or any entity under the control of Agent or Lender or in transit to any of them. At any time, from and after the occurrence of and during the continuance of an Event of Default, Agent or any Lender may set off the same or any part thereof and apply the same to any liability or obligation of Assignor even though unmatured and regardless of the adequacy of any other collateral securing the Loan. Within five (5) Business Days of making any such set-off, Agent agrees to notify Assignor thereof, provided that the failure by Agent to give such notice shall not affect the validity of such set-off. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE ASSIGNOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

22. GOVERNING LAW. This Collateral Assignment and the rights and obligations of the parties hereunder shall in all respects be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of law, except insofar as formation of the Assignor under the law applicable to such Assignor as set forth in the State of Delaware (the “Applicable Formation Law”) requires the Applicable Formation Law to apply with respect to matters of authorization to enter into the transaction contemplated by this Collateral Assignment. In addition, the fact that portions of the Loan Documents may include provisions drafted to conform to the law of the state in which the Property is located is not intended, nor shall it be deemed, in any way to derogate the parties’ choice of law as set forth herein. Agent or any Lender may enforce its rights hereunder and under the other Loan Documents, including, but not limited to, its rights to sue Assignor or to collect any outstanding indebtedness in accordance with applicable law. It is understood and agreed that this Collateral Assignment, and all of the other Loan Documents, were negotiated, executed and delivered in the State of New York which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.

23. CONSENT TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED WITHIN THE FIRST DEPARTMENT OF THE NEW YORK STATE UNIFIED COURT SYSTEM OR ANY FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO

Exhibit M - 6

IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

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Exhibit M - 7

IN WITNESS WHEREOF, Assignor has caused this Collateral Assignment to be duly executed and delivered as a sealed instrument as of the             day of             , 20        .

ASSIGNOR:	[ ]

	By:	[SIGNATURE BLOCK OF ASSIGNOR]

[SIGNATURE PAGE TO ASSIGNMENT OF CONTRACTS]

SCHEDULE 1

Schedule 1

EXHIBIT N

FORM OF

CONSENT

CONSENT

As of             , 20

KeyBank National Association, as Agent

225 Franklin Street

Boston, Massachusetts 02110

Re:	Loan Arrangement with Cedar Realty Trust Partnership, L.P.

Ladies and Gentlemen:

This Consent (hereinafter, the “Consent”) is being delivered to KeyBank National Association, as agent under that certain Amended, Restated and Consolidated Loan Agreement dated January             , 2012 (hereinafter, as amended, and as may be further amended from time to time, the “Loan Agreement”) by and among Cedar Realty Trust Partnership, L.P., a Delaware limited partnership formerly known as Cedar Shopping Center Partnership, L.P. having an address c/o Cedar Realty Trust, Inc., 44 South Bayles Avenue, Suite 304, Port Washington, New York 11050 (hereinafter, the “Borrower”), KeyBank National Association and the other lending institutions which are or become parties to the Loan Agreement (KeyBank National Association and the other lending institutions which are or become parties to the Loan Agreement are hereinafter, collectively, referred to as the “Lenders” and individually as the “Lender”), and KeyBank National Association, as Agent (hereinafter, the “Agent”), pursuant to the terms and conditions of that certain Pledge and Security Agreement dated as of the date hereof (hereinafter, the “Pledge Agreement”) by and between the Borrower and the Agent, on behalf of the Lenders, at the request of the Borrower, by the undersigned entity (hereinafter, the “Consenting Party”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Pledge Agreement.

The Borrower and the Consenting Party acknowledge and agree that as a condition to extending the Loan to the Borrower, the Agent and the Lenders have required that this Consent be executed and delivered to the Agent, on behalf of the Lenders, and that the Lenders are relying on the provisions hereof in agreeing to make the Loan. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consenting Party hereby acknowledges, covenants, and agrees as follows:

1. Consent to Pledge and Security Interest of Collateral.

(a) The Consenting Party hereby consents to the pledge and security interest granted to the Agent, on behalf of the Lenders, of the Collateral pursuant to the terms and conditions of the Pledge Agreement, including, without limitation, all of the Borrower’s right, title, and interest in and to the Pledged Interests.

(b) The Consenting Party hereby consents to the pledge and security interest granted to the Agent, on behalf of the Lenders, of the Pledged Obligations pursuant to the terms and conditions of the Pledge Agreement, as follows:

All right, title and interest of the Borrower, whether now owned or hereafter acquired, in and to any and all obligations owed to the Borrower by the Borrower Subsidiary, whether now existing or hereafter incurred, and in and to all collateral granted to the Borrower or for the benefit of the Borrower as collateral security for such obligations.

(c) The Consenting Party hereby acknowledges receipt of a complete copy of the fully executed Pledge Agreement and agrees to be bound thereby and to comply with the terms and conditions thereof, as such terms and conditions are now or may hereafter be applicable to the Consenting Party.

(d) The existence of the foregoing pledges and security interests created pursuant to the Pledge Agreement have been registered as of the date hereof in the Agent’s name in the books and records of the Consenting Party.

(e) Effective upon notice from the Agent (or any successor or assign of the Agent) of the transfer, sale, or assignment of, foreclosure on, or other disposition or realization of the respective Pledged Interests by the Agent pursuant to the Pledge Agreement, the Agent and/or, as may be applicable, any nominee, successor or assign of the Agent and/or any purchaser or transferee of the Pledged Interests or any portion thereof, without further action of any kind by the Consenting Party or any other Person, shall become for all purposes a partner and/or member and/or shareholder, respectively, under the applicable formation documents (hereinafter, the “Formation Documents”) of the Consenting Party, and shall be fully admitted and recognized by the Consenting Party and shall be entitled to all the benefits, rights, powers, and privileges of a partner and/or member and/or shareholder, respectively, under such Formation Documents, including, without limitation, (i) the right to receive in respect of the Pledged Interests all distributions and/or any other payments which such a partner and/or member and/or shareholder is or may be entitled to receive and (ii) the right to exercise any and all voting rights granted to such a partner, member or shareholder under the respective Formation Documents. In the event of any such transfer, sale, assignment or other disposition, the Agent and any such nominee, successor, assignee, purchaser or transferee shall not be liable for any liability of any nature whatsoever under the Formation Documents or with respect to such Pledged Interest arising prior to the date of the acquisition of such Pledged Interest, including, without limitation, any capital contribution with respect thereto. Further, upon subsequent assignment or transfer by the Agent and/or the Lenders of the Pledged Interests, the Agent and/or Lenders, respectively, shall be automatically released from any liability of any nature whatsoever with respect thereto arising from and after the date of such assignment or transfer by the Agent and/or the Lenders of the Pledged Interests.

Exhibit N - 2

(f) The Consenting Party hereby irrevocably waives any and all limitations and restrictions contained in the respective Formation Documents on the right, power and ability of the Agent, or any transferee or purchaser from the Agent, respectively, to: (a) be granted a pledge and security interest respecting the Pledged Interests, (b) acquire any or all of the Pledged Interests (through purchase, foreclosure or otherwise), (c) foreclose upon or exercise any other remedies pursuant to the Pledge Agreement, any other Loan Document, at law or in equity, or otherwise, in respect of the Pledged Interests, or (d) sell or otherwise dispose of, any or all of the Pledged Interests. The Consenting Party hereby represents and warrants that all conditions precedent under applicable law and the respective Formation Documents to the pledge of the Pledged Interests have been satisfied or hereby have been waived.

2. Regarding Distributions.

(a) The Consenting Party hereby acknowledges and agrees as follows:

(i)	At no time shall the Consenting Party:

(1)

accept any direction or instruction from the Borrower and/or any other Person to make (nor shall the Consenting Party make) any distributions or payments on behalf of the Pledged Interests or the Pledged Obligations to any Person contrary to the provisions of the Loan Agreement, the Pledge Agreement, and the provisions herein; and/or

(2)

set-off against or assert any claim or demand respecting, or otherwise reduce the amount of, distributions or payments on behalf of the Pledged Interests or the Pledged Obligations payable to the Borrower.

(ii)

Immediately upon receipt of written notice from the Agent, the Consenting Party shall thereafter make all distributions and all other payments directly or indirectly payable on account of the respective Pledged Interests or Pledged Obligations as specifically directed by the Agent in accordance with the terms of the Loan Agreement.

(b) The Consenting Party hereby represents and warrants to the Agent and the Lenders that, to their knowledge, none of the Pledged Interests, Pledged Obligations or the distributions payable on account thereof, has been assigned, pledged, or otherwise transferred to any other Person except to the Agent, for the benefit of the Lenders, as set forth in the Pledge Agreement. The Consenting Party has not received notice of any pledge of the respective Pledged Interests, Pledged Obligations or any rights to distributions with respect thereto, other than the pledge to the Agent pursuant to the Pledge Agreement.

Exhibit N - 3

3. Additional Consents. To the extent that the Agent hereafter reasonably determines to be necessary and appropriate, the Consenting Party hereby covenants and agrees to execute and deliver to the Agent, on behalf of the Lenders, such additional consents and waivers, in form and substance reasonably satisfactory to the Agent, as and when the Agent may request from time to time.

4. Agreements Irrevocable. Each of the foregoing agreements by the Consenting Party hereunder is and shall be irrevocable and may not be rescinded without the express prior written consent from Agent.

5. Notices and Instructions by Agent; Communication with Agent and Lenders. None of the representatives of the Consenting Party need inquire, directly or indirectly, with respect to any matter relative to any written notice or instruction from or provided by the Agent hereunder, including, without limitation, with respect to the underlying reason for the furnishing by Agent of said written notice or instruction, and the Consenting Party shall be entitled to rely conclusively on any and all such notices and instructions given by Agent. The Consenting Party, directly or indirectly through any representative or other agent, may communicate with the Agent and/or the Lenders and their representatives with respect to any and all matters directly or indirectly set forth herein and may rely fully on the provisions hereof.

6. SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED WITHIN THE FIRST DEPARTMENT OF THE NEW YORK STATE UNIFIED COURT SYSTEM OR ANY FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

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Exhibit N - 4

This Consent, dated as of the date first above written is intended to take effect as a sealed instrument, and shall be construed, governed, and enforced pursuant to and in accordance with the laws of the State of New York. This Consent shall be binding upon the Consenting Party and its respective successors and assigns and shall inure to the benefit of the Agent, the Lenders, and their successors and assigns.

CONSENTING PARTY:	[SIGNATURE BLOCK OF CONSENTING PARTY]

Acknowledged and Agreed:

Cedar Realty Trust Partnership, L.P., a Delaware limited partnership

By:	Cedar Realty Trust, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

Acknowledged and Agreed:

KeyBank National Association, a national banking association, as Administrative Agent

By:
Name:
Title:

Exhibit N - 5